Exhibit 10.1
EXECUTION COPY
SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION
CREDIT AGREEMENT
Dated as of February 16, 2011
by and among
BORDERS GROUP, INC. and BORDERS, INC.,
as the Borrowers,
THE OTHER PERSONS PARTY HERETO THAT ARE
DESIGNATED AS CREDIT PARTIES,
GENERAL ELECTRIC CAPITAL CORPORATION,
for itself, as a Revolving Lender, FILO Lender and Swingline Lender
and as Working Capital Agent for all Lenders,
GA CAPITAL, LLC
as Term B Agent for all Term B Lenders
and as Sole Lead Arranger and Bookrunner on the Term B Facility
and
THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders
****************************************
GE CAPITAL MARKETS, INC.,
as Sole Lead Arranger and Bookrunner on the Working Capital Facility
and
THE CIT GROUP/BUSINESS CREDIT, INC.
as Syndication Agent

TABLE OF CONTENTS

ARTICLE I. THE CREDITS	2
1.1 Amounts and Terms of Commitments	2
1.2 Notes	10
1.3 Interest	11
1.4 Loan Accounts	12
1.5 Procedure for Revolving Credit Borrowing	13
1.6 Conversion and Continuation Elections	14
1.7 Reductions in Revolving Commitments	15
1.8 Mandatory Prepayments of Loans and Commitment Reductions	16
1.9 Fees	18
1.10 Payments by the Borrowers	19
1.11 Payments by the Revolving Lenders to Working Capital Agent; Settlement	23
1.12 Borrower Representative	27
1.13 Super Priority Nature of Obligations and Lenders’ Liens	28
1.14 Payment of Obligations	29
1.15 No Discharge; Survival of Claims	29
1.16 Release	29
1.17 Waiver of any Priming Rights	30
1.18 Adequate Protection Superpriority Claims	30
ARTICLE II. CONDITIONS PRECEDENT	30
2.1 Conditions of Initial Loans	30
2.2 Conditions to All Borrowings	32
ARTICLE III. REPRESENTATIONS AND WARRANTIES	33
3.1 Corporate Existence and Power	33
3.2 Corporate Authorization; No Contravention	33
3.3 Governmental Authorization	34
3.4 Binding Effect	34
3.5 Litigation	34
3.6 No Default	35
3.7 ERISA Compliance	35
3.8 Use of Proceeds; Margin Regulations	35

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3.9 Ownership of Property; Liens	36
3.10 Taxes	36
3.11 Financial Condition and Approved Budget	37
3.12 Environmental Matters	38
3.13 Regulated Entities	39
3.14 Intentionally Omitted	39
3.15 Labor Relations	39
3.16 Intellectual Property	40
3.17 Brokers’ Fees; Transaction Fees	40
3.18 Insurance	40
3.19 Ventures, Subsidiaries and Affiliates; Outstanding Stock	40
3.20 Jurisdiction of Organization; Chief Executive Office	41
3.21 Locations of Inventory, Equipment and Books and Records	41
3.22 Deposit Accounts and Other Accounts	41
3.23 Government Contracts	41
3.24 Intentionally Omitted	41
3.25 Intentionally Omitted	41
3.26 Subordinated Debt	41
3.27 Full Disclosure	41
3.28 Foreign Assets Control Regulations and Anti-Money Laundering	42
3.29 Patriot Act	42
3.30 Reorganization Matters	42
3.31 Excluded Subsidiaries	43
ARTICLE IV. AFFIRMATIVE COVENANTS	43
4.1 Financial Statements	44
4.2 Appraisals; Certificates; Other Information	44
4.3 Notices	47
4.4 Preservation of Corporate Existence, Etc	49
4.5 Maintenance of Property	50
4.6 Insurance	50
4.7 Payment of Obligations	51
4.8 Compliance with Laws	52
4.9 Inspection of Property and Books and Records	52

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4.10 Use of Proceeds	53
4.11 Cash Management Systems	53
4.12 Lien Waivers	54
4.13 Further Assurances	55
4.14 Environmental Matters	56
4.15 Restructuring Advisers	57
4.16 Approved Budget	57
4.17 Status of Permitted Store Closings	58
4.18 Leases	59
ARTICLE V. NEGATIVE COVENANTS	59
5.1 Limitation on Liens	59
5.2 Disposition of Assets	61
5.3 Consolidations and Mergers	62
5.4 Acquisitions; Loans and Investments	62
5.5 Limitation on Indebtedness	64
5.6 Employee Loans and Transactions with Affiliates	65
5.7 Compensation	65
5.8 Margin Stock; Use of Proceeds	65
5.9 Contingent Obligations	65
5.10 Compliance with ERISA	66
5.11 Restricted Payments	67
5.12 Change in Business	67
5.13 Change in Structure	67
5.14 Changes in Accounting, Name or Jurisdiction of Organization	67
5.15 Amendments to Subordinated Indebtedness	68
5.16 No Negative Pledges	68
5.17 OFAC; Patriot Act	68
5.18 Sale-Leasebacks	68
5.19 Hazardous Materials	68
5.20 Prepayments of Other Indebtedness	68
5.21 Budget and Availability Compliance Covenants	68
5.22 Repayment of Indebtedness	69
5.23 Reclamation Claims	69

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5.24 Chapter 11 Claims	69
5.25 Bankruptcy Actions	69
ARTICLE VI. [INTENTIONALLY OMITTED]	69
ARTICLE VII. EVENTS OF DEFAULT	69
7.1 Events of Default	69
7.2 Working Capital Termination Declaration	75
7.3 Term B Termination Declaration	75
7.4 Use Rights	76
7.5 Restrictions on Remedies	77
7.6 Borrowers’ Assistance, Intellectual Property Access	77
7.7 Rights Not Exclusive	77
7.8 Cash Collateral for Letters of Credit	77
7.9 Sale Process Default	78
ARTICLE VIII. THE AGENT	78
8.1 Appointment and Duties	78
8.2 Binding Effect	80
8.3 Use of Discretion	80
8.4 Delegation of Rights and Duties	81
8.5 Reliance and Liability	82
8.6 Agents Individually	84
8.7 Lender Credit Decision	84
8.8 Expenses; Indemnities; Withholding	85
8.9 Resignation of Agent or L/C Issuer	86
8.10 Release of Collateral or Guarantors	87
8.11 Additional Secured Parties	88
8.12 Documentation Agent and Syndication Agent	88
ARTICLE IX. MISCELLANEOUS	89
9.1 Amendments and Waivers	89
9.2 Notices	91
9.3 Electronic Transmissions	92
9.4 No Waiver; Cumulative Remedies	93
9.5 Costs and Expenses	94
9.6 Indemnity	95

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9.7 Marshaling; Payments Set Aside	97
9.8 Intentionally Omitted	97
9.9 Assignments and Participations; Binding Effect	97
9.10 Non-Public Information; Confidentiality	100
9.11 Set-off; Sharing of Payments	102
9.12 Counterparts; Facsimile Signature	103
9.13 Severability	103
9.14 Captions	104
9.15 Independence of Provisions	104
9.16 Interpretation	104
9.17 No Third Parties Benefited	104
9.18 GOVERNING LAW	104
9.19 WAIVER OF JURY TRIAL	105
9.20 Entire Agreement; Release; Survival	105
9.21 Patriot Act	106
9.22 Replacement of Lender	106
9.23 Joint and Several	107
9.24 Creditor-Debtor Relationship	108
9.25 Actions in Concert	109
ARTICLE X. TAXES, YIELD PROTECTION AND ILLEGALITY	109
10.1 Taxes	109
10.2 Illegality	112
10.3 Increased Costs and Reduction of Return	113
10.4 Funding Losses	114
10.5 Inability to Determine Rates	115
10.6 Reserves on LIBOR Rate Loans	115
10.7 Certificates of Lenders	115
10.8 Parties Including Trustees; Bankruptcy Court Proceedings	115
10.9 Intercreditor Agreement Superseded	116
ARTICLE XI. DEFINITIONS	116
11.1 Defined Terms	116
11.2 Other Interpretive Provisions	156
11.3 Accounting Terms and Principles	157
11.4 Payments	157

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SCHEDULES

Schedule 1.1(a)(i)	FILO Commitments
Schedule 1.1(a)(ii)	Term B Commitments
Schedule 1.1(b)	Revolving Commitments
Schedule 2.1(l)	First Day Orders
Schedule 3.5	Litigation
Schedule 3.7	ERISA
Schedule 3.9	Ownership of Property; Liens
Schedule 3.10	Tax Matters
Schedule 3.11(a)	Historical Financial Statements
Schedule 3.12	Environmental
Schedule 3.15	Labor Relations
Schedule 3.16	Intellectual Property
Schedule 3.18	Insurance
Schedule 3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.20	Jurisdiction of Organization; Chief Executive Office
Schedule 3.21	Locations of Inventory, Equipment and Books and Records
Schedule 3.22	Deposit Accounts and Other Accounts
Schedule 3.23	Government Contracts
Schedule 4.18	Store Leases
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.6	Transactions with Affiliates
Schedule 5.9	Contingent Obligations
Schedule 11.1	Permitted Store Closings
EXHIBITS

Exhibit 1.1(c)	Form of L/C Request
Exhibit 1.1(d)	Form of Swingline Request
Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 2.1	Closing Checklist
Exhibit 4.2(m)	Form of Compliance Certificate
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(b)	Form of Borrowing Base Certificate
Exhibit 11.1(c)	Form of FILO Note
Exhibit 11.1(d)	Form of Notice of Borrowing
Exhibit 11.1(e)	Form of Revolving Note
Exhibit 11.1(f)	Form of Swingline Note
Exhibit 11.1(g)	Form of Term B Note
Exhibit A	Form of Interim Order

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CREDIT AGREEMENT
     This SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of February 16, 2011, by and among (i) BORDERS GROUP, INC. a Michigan corporation, as a debtor-in-possession (“BGI”), (ii) BORDERS, INC., a Colorado corporation, as a debtor-in-possession (“Borders” and collectively with BGI, the “Borrowers” and each individually a “Borrower”), each other Persons from time to time party hereto as a “Credit Party” (each as a debtor-in-possession), (iii) GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), as Working Capital Agent for the Lenders (as defined herein) and for itself as a Revolving Lender (including as Swingline Lender) and as L/C Issuer with respect to the Cash Management Letter of Credit (as defined below), (iv) GA CAPITAL, LLC, a Delaware limited liability company, as Term B Agent for the Term B Lenders and (v) the Lenders party hereto.
W I T N E S S E T H:
     WHEREAS, on February 16, 2011 (the “Petition Date”), each of the Credit Parties commenced a case under Chapter 11 of the Bankruptcy Code Chapter 11, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), Case No. 11-10614 (MG) (the “Chapter 11 Cases”) by filing a voluntary petition for relief under Chapter 11, with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Credit Parties continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;
     WHEREAS, the Borrowers have requested, and upon terms and conditions set forth in this Agreement, (i) the Revolving Lenders have agreed to make available to the Borrowers, a senior secured, super-priority revolving credit facility (including a Seventy-Five Million Dollar ($75,000,000) letter of credit subfacility) in an amount up to Four Hundred and Ten Million Dollars ($410,000,000) (the “Revolving Facility”), (ii) the FILO Lenders have agreed to make available to the Borrowers, a senior secured, super-priority “first in last out” term loan in an amount up to Twenty Million Dollars ($20,000,000) (the “FILO Facility”), (iii) the Term B Lenders have agreed to make available to the Borrowers, a senior secured, super-priority term loan in an amount up to Fifty-Five Million Dollars ($55,000,000) (the “Term B Facility”), in each instance of clauses (i), (ii) and (iii) in order to (a) repay the Pre-Petition Facilities on the Closing Date, (b) fund the Chapter 11 Cases in accordance with the Approved Budget, (c) make certain other payments on the Closing Date as more fully provided in this Agreement and (d) provide for working capital and other general corporate purposes of the Credit Parties during the pendency of the Chapter 11 Cases, and (iv) Working Capital Agent as an L/C Issuer has agreed to make available to the Borrowers an additional letter of credit facility in an amount up to Twenty Million Dollars ($20,000,000) in support of the Actual Cash

Management Exposure (the “Cash Management L/C Facility”, and collectively with the Revolving Facility and the FILO Facility, the “Working Capital Facility”);
     WHEREAS, the Agents, Lenders and Credit Parties desire to secure the Obligations under the Loan Documents by granting to Working Capital Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of their Property, as more fully set forth in the Loan Documents and in the Interim Order (or Final Order when applicable);
     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:
ARTICLE I.
THE CREDITS
     1.1 Amounts and Terms of Commitments.
               (a) The FILO Loan and the Term B Loan.
               (i) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each FILO Lender severally and not jointly agrees to lend, on the Closing Date, to the Borrowers the amount set forth opposite such FILO Lender’s name in Schedule 1.1(a)(i) under the heading “FILO Commitments” (such amount being referred to herein as such FILO Lender’s “FILO Commitment”). Amounts borrowed under this Section 1.1(a)(i) are referred to as the “FILO Loan.”).
               (ii) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Term B Lender severally and not jointly agrees to lend, on the Closing Date, to the Borrowers the amount set forth opposite such Term B Lender’s name in Schedule 1.1(a)(ii) under the heading “Term B Loans Commitments” (such amount being referred to herein as such Term B Lender’s “Term B Commitment”); provided that each of 1903 Offshore Loans SPV Limited and Stone Tower Credit Funding I Ltd. will fund their Term B Commitment hereunder by tendering all or a portion of its current holding under the Pre-Petition Term Facility for an equal amount of principal under the Term B Facility. For the avoidance of doubt, the Term B Commitment shall terminate on the Closing Date. Amounts borrowed under this Section 1.1(a)(ii) are referred to as the “Term B Loans.”)
               (iii) Amounts borrowed as a FILO Loan or a Term B Loans which are repaid or prepaid may not be reborrowed.
               (b) The Revolving Credit.
               (i) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make Loans to the Borrowers

(each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Revolving Lender’s name in Schedule 1.1(b) under the heading “Revolving Commitment” (such amount as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Revolving Lender’s “Revolving Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, (x) the Aggregate Exposure shall not exceed the Maximum Borrowing Availability and (y) the Aggregate Revolving Exposure shall not exceed the Maximum Revolving Borrowing Availability and (z) the Revolving Exposure of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment. Subject to the other terms and conditions hereof, amounts borrowed under this Section 1.1(b) may be repaid and reborrowed from time to time.
               (ii) Notwithstanding anything to the contrary contained in this Agreement, after the occurrence of an Event of Default, Working Capital Agent may, in its sole discretion, elect to make, or permit to remain outstanding Revolving Loans that, when aggregated with the outstanding Swing Loans, FILO Loans and Letter of Credit Obligations (other than with respect to the Cash Management Letter of Credit), would cause the Aggregate Exposure to exceed the Borrowing Base, less the Mandatory Reserves (any such excess Revolving Loan is herein referred to as an “Overadvance”); provided, however, that (A) Working Capital Agent may not cause Revolving Lenders to make, or permit to remain outstanding, (1) aggregate Revolving Loans in excess of the Aggregate Revolving Commitment less the Aggregate Exposure or (2) any Overadvance that does not constitute a Permitted Overadvance. The Working Capital Agent’s ability to elect to make, or permit to remain outstanding any Overadvance pursuant to the previous sentence is in addition to any Inadvertent Overadvance that may exist at such time. If an Overadvance is made, or permitted to remain outstanding, then all Revolving Lenders shall be bound to make, or permit to remain outstanding, such Overadvance based upon their Revolving Commitment Percentage of the Aggregate Revolving Commitment in accordance with the terms of this Agreement, regardless of whether the conditions to lending set forth in Section 2.2 have been met. All Overadvances shall constitute Base Rate Loans, shall bear interest at the Base Rate plus the Revolving Applicable Margin and the default rate for Revolving Loans under Section 1.3(c), and shall be due and payable upon demand of Working Capital Agent.
               (c) Letters of Credit and the Cash Management Letter of Credit.
               (i) Conditions for Letters of Credit. On the terms and subject to the conditions contained herein, Borrower Representative may request that one or more L/C Issuers Issue, in accordance with such L/C Issuers’ usual and customary business practices and for the account of the Credit Parties, Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of (x) the Final Availability Date and (y) seven (7) days prior to the date specified in clause (a) of the definition of Termination Date;

provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:
     (A) (i) the Aggregate Exposure shall exceed the Maximum Borrowing Availability or (y) the Aggregate Revolving Exposure shall exceed the Maximum Revolving Borrowing Availability, or (ii) the Letter of Credit Obligations for all Letters of Credit (other than the Cash Management Letter of Credit) would exceed $75,000,000;
     (B) the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of issuance thereof or (iii) is later than seven (7) days prior to the date specified in clause (a) of the definition of Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor any Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; or
     (C) (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be issued in a form that is not reasonably acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrowers (or a Credit Party, as applicable) or the Borrower Representative on their behalf, the documents that such L/C Issuer generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).
               (ii) Conditions for Cash Management Letter of Credit. On the terms and subject to the conditions contained herein, Borrower Representative may request that one or more L/C Issuers Issue, on a one time basis in accordance with such L/C Issuers’ usual and customary business practices and for the account of the Credit Parties, the Cash Management Letter of Credit (denominated in Dollars) on any Business Day during the period from the Closing Date through the earlier of (y) the Final Availability Date and (z) seven (7) days prior to the date specified in clause (a) of the definition of Termination Date; provided, however, that no L/C Issuer shall Issue the Cash Management Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:
     (A) the Letter of Credit Obligations for the Cash Management Letter of Credit would exceed $20,000,000;
     (B) the expiration date of the Cash Management Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of issuance thereof or (iii) is later than seven (7) days prior to the date specified in clause (a) of the definition of Termination Date; provided, however, that any Cash Management Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor any Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; or
     (C) (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) the Cash Management Letter of Credit is requested to be issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received an L/C Reimbursement Agreement with respect to such Cash Management Letter of Credit.
In addition, the Cash Management Letter of Credit shall provide that the maximum face amount thereof shall automatically be reduced by any draws under such Cash Management Letter of Credit on a dollar for dollar basis.
Furthermore, GE Capital as an L/C Issuer may elect only to issue Letters of Credit in its own name and may only issue Letters of Credit to the extent permitted by Requirements of Law, and such Letters of Credit may not be accepted by certain beneficiaries such as insurance companies. For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Working Capital Agent or the Required Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.
Notwithstanding anything else to the contrary herein, if any Revolving Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 9.9 or 9.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, or (y) the Revolving Commitments of the other Revolving Lenders have been increased by an amount sufficient to satisfy Working Capital Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders, or (z) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Revolving Lenders in a manner consistent with Section 1.11(e)(ii).
               (iii) Notice of Issuance. The Borrower Representative shall give the relevant L/C Issuer and Working Capital Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Working Capital Agent not later than 2:00 p.m. (New York time) on the third Business Day prior to the date of such requested Issuance. Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 1.1(c) duly completed or in a writing in any other form acceptable to such L/C Issuer (an “L/C Request”).
               (iv) Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide Working Capital Agent, in form and substance satisfactory to Working Capital Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrowers of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment, and Working Capital Agent shall provide copies of such notices to each Revolving Lender reasonably promptly after receipt thereof; (B) upon the request of Working Capital Agent (or any Revolving Lender through Working Capital Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Working Capital Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Working Capital Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.
               (v) Acquisition of Participations. Subject to Section 1.1(c)(viii) hereof with respect to the Cash Management Letter of Credit, upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.
               (vi) Reimbursement Obligations of the Borrowers. The Borrowers agree to pay to the L/C Issuer of any Letter of Credit, or to Working Capital Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrowers or the Borrower Representative receive notice from such L/C Issuer or from Working Capital Agent that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Reimbursement Obligation is not repaid by the Borrowers as provided in this clause (vi) (or any such payment by the Borrowers is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Working Capital Agent of such failure (and, upon receipt of such notice, Working Capital Agent shall notify each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrowers with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate

Loans and (B) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans.
               (vii) Reimbursement Obligations of the Revolving Lenders.
                    (1) Subject to Section 1.1(c)(viii) hereof with respect to the Cash Management Letter of Credit, upon receipt of the notice described in clause (vi) above from Working Capital Agent, each Revolving Lender shall pay to Working Capital Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to Section 1.11(e)(ii)).
                    (2) Subject to Section 1.1(c)(viii) hereof with respect to the Cash Management Letter of Credit, by making any payments described in clause (1) above, such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrowers, which, upon receipt thereof by Working Capital Agent for the benefit of such L/C Issuer, the Borrowers shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Subject to Section 1.1(c)(viii) hereof with respect to the Cash Management Letter of Credit, any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Revolving Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Revolving Lender pursuant to this clause (vii) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to Working Capital Agent, for the benefit of such Revolving Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by Working Capital Agent for the benefit of such L/C Issuer, Working Capital Agent shall promptly pay to such Revolving Lender all amounts received by Working Capital Agent for the benefit of such L/C Issuer) with respect to such portion.
               (viii) Cash Management Letter of Credit During Event of Default. If the Cash Management Letter of Credit is drawn at any time upon or during the continuance of an Event of Default, (i) the Working Capital Agent (as Issuer of such Cash Management Letter of Credit) shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Cash Management Letter of Credit and the related Letter of Credit Obligations in an amount equal to the face amount of such Cash Management Letter of Credit and (ii) no Working Capital Lender shall be required to reimburse Working Capital Agent (as Issuer of such Cash Management Letter of Credit) on account of the Letter of Credit Obligations relating to such Cash Management Letter of Credit nor shall any Working Capital Lender be deemed to have incurred an obligation to participate in the Cash Management Letter of Credit or the Letter of Credit Obligations relating thereto nor shall any Revolving Loans be made or deemed made to repay the Letter of Credit Obligations with respect to the Cash Management Letter of Credit. Following the occurrence and the continuance of an Event of Default, all Letter of Credit fees payable on account of the Cash Management Letter of Credit shall be for the account of the Working Capital Facility Agent in its individual capacity and any L/C Reimbursement Obligations relating thereto including interest or default interest thereon shall be for the account of the Working Capital Agent in its individual capacity.
               (ix) Obligations Absolute. The obligations of the Borrowers and the Revolving Lenders pursuant to clauses (iv) through (viii) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Working Capital Agent, any Revolving Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (ix), constitute a legal or equitable discharge of any obligation of the Borrowers or any Revolving Lender hereunder. No provision hereof shall be deemed to waive or limit the Borrowers’ right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law.
               (d) Swing Loans.
               (i) Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender may, in its sole discretion, make Loans (each a “Swing Loan”) available to the Borrowers under the Revolving Commitments from time to time on any Business Day during the period from the Closing Date through the Final Availability Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the Aggregate Exposure would exceed the Maximum Borrowing Availability, (y) the Aggregate Revolving Exposure would exceed the Maximum Revolving Borrowing Availability and (z) the Revolving Exposure of any Revolving Lender would exceed such Revolving Lender’s Revolving Commitment and (z) during the period commencing on the first Business Day after it receives notice from Working Capital Agent or the Required Working Capital Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid as provided herein, but in any event must be repaid in full on the Termination Date. Within the limits set forth in the first sentence of this clause (i), amounts of Swing Loans repaid may be reborrowed under this clause (i).
               (ii) Borrowing Procedures. In order to request a Swing Loan, the Borrower Representative shall give to Working Capital Agent a notice to be received not later than 2:00 p.m. (New York time) on the day of the proposed Borrowing, which shall be made in a writing or in an Electronic Transmission substantially in the form of Exhibit 1.1(d) or in a writing in any other form acceptable to Working Capital Agent duly completed (a “Swingline Request”). In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans, the Swingline Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan to the Borrowers in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Working Capital Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Borrowers by making the proceeds thereof available to Working Capital Agent and, in turn, Working Capital Agent shall make such proceeds available to the Borrowers on the date set forth in the relevant Swingline Request or Notice of Borrowing.
               (iii) Refinancing Swing Loans. If no Revolving Lender is a Non-Funding Lender, the Swingline Lender may at any time (and shall, no less frequently than once each week) forward a demand to Working Capital Agent (which Working Capital Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to Working Capital Agent, for the account of the Swingline Lender, such Revolving Lender’s Revolving Commitment Percentage of the outstanding Swing Loans. If any Revolving Lender is a Non-Funding Lender, that Non-Funding Lender’s reimbursement obligations with respect to the Swing Loans shall be reallocated to and assumed by the other Revolving Lenders pro rata in accordance with their Revolving Commitment Percentages of the Revolving Loans (calculated as if the Non-Funding Lender’s Revolving Commitment Percentage was reduced to zero and each other Revolving Lender’s Revolving Commitment Percentage had been increased proportionately). If any Revolving Lender is a Non-Funding Lender, upon receipt of the demand described above, each Revolving Lender that is not a Non-Funding Lender will be obligated to pay to Working Capital Agent for the account of the Swingline Lender its pro rata share of the outstanding Swing Loans (increased as described above); provided that no Revolving Lender shall be required to fund any amount which would result in its Revolving Exposure to exceed its Revolving Commitment. Each Revolving Lender shall pay the amount owing by it to Working Capital Agent for the account of the Swingline Lender on the Business Day following receipt of the notice or demand therefor. Payments received by Working Capital Agent after 1:00 p.m. (New York time) may, in

Working Capital Agent’s discretion, be deemed to be received on the next Business Day. Upon receipt by Working Capital Agent of such payment, such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrowers, which, upon receipt of such payment by the Swingline Lender from Working Capital Agent, the Borrowers shall be deemed to have used in whole to refinance such Swing Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Revolving Lender’s Revolving Commitment Percentage of such Swing Loan and such payment shall be deemed a funding by such Revolving Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Revolving Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Revolving Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swing Loan received by the Swingline Lender with respect to such portion.
               (iv) Obligation to Fund Absolute. Each Revolving Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Revolving Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, Working Capital Agent, any other Revolving Lender, L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 2.2 to be satisfied or the failure of the Borrower Representative to deliver a Notice of Borrowing (each of which requirements the Revolving Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.
     1.2 Notes.
          (a) The FILO Loan made by each FILO Lender shall be evidenced by this Agreement and, if requested by such FILO Lender, a FILO Note payable to such FILO Lender in an amount equal to the unpaid principal balance of the FILO Loan held by such FILO Lender.
          (b) The Term B Loans made by each Term B Lender shall be evidenced by this Agreement and, if requested by such Term B Lender, a Term B Note payable to such Term B Lender in an amount equal to the unpaid principal balance of the Term B Loans held by such Term B Lender.
          (c) The Revolving Loans made by each Revolving Lender shall be evidenced by this Agreement and, if requested by such Revolving Lender, a Revolving Note payable to the order of such Revolving Lender in an amount equal to such Revolving Lender’s Revolving Commitment.

          (d) Swing Loans made by the Swingline Lender shall be evidenced by this Agreement and, if requested by such Swingline Lender, a Swingline Note in an amount equal to the Swingline Commitment.
     1.3 Interest.
          (a) Subject to Sections 1.3(c) and 1.3(d), (i) each Revolving Loan and Swing Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Revolving Applicable Margin; provided Swing Loans may not be LIBOR Rate Loans, (ii) the FILO Loan shall bear interest on the outstanding principal amount thereof from the Closing Date at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the FILO Applicable Margin and (iii) the Term B Loans shall bear interest on the outstanding principal amount thereof from the Closing Date at a rate per annum equal to LIBOR or the Base Rate, as the case may be, plus the Term B Applicable Margin. Each determination of an interest rate by Agents shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. All computations of fees and interest payable under this Agreement for LIBOR Rate Loans and Term B Loans shall be made on the basis of a 360-day year and actual days elapsed. All computations of interest payable under this Agreement for Base Rate Loans (other than Term B Loans) shall be made on the basis of a 365/366 day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.
          (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of the Loans.
          (c) Upon the occurrence and during the continuance of an Event of Default, without further notice, motion or application to, hearing before, or order from the Bankruptcy Court, the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on all Obligations hereunder and under the Loan Documents from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.00%) per annum to the rate of interest or fees applicable thereto (or, if no rate of interest or fees is then applicable thereto, the rate applicable to Revolving Loans at the Base Rate). All such interest shall be payable on demand of the applicable Agent or the Required Working Capital Lenders or the Required Term B Lenders (as applicable).
          (d) Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Agents, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.
     1.4 Loan Accounts.
          (a) Agents, on behalf of the Lenders, shall record on their respective books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agents shall deliver to the Borrower Representative on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the applicable Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agents.
          (b) Agents, acting as non-fiduciary agents of the Borrowers solely for tax purposes and solely with respect to the actions described in this Section 1.4(b), shall establish and maintain at their respective address referred to in Section 9.2 (or at such other address as the applicable Agent may notify the Borrower Representative) (A) a record of ownership (each a “Register”) in which Agents agree to register by book entry the interests (including any rights to receive payment hereunder) of Agents, each Lender and each L/C Issuer in the FILO Loan, Term B Loans, Revolving Loans, Swing Loans, L/C Reimbursement Obligations, Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations, L/C Reimbursement Obligations and any assignment of any such interest, obligation or right and (B) accounts in the Registers in accordance with its usual practice in which they shall record (as applicable) (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Revolving Commitments of each Revolving Lender, (3) the FILO Commitments of each FILO Lender, (4) the Term B Commitments of each Term B Lender, (5) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (6) the amount of any principal or interest due and payable or paid, (7) the amount of the L/C Reimbursement

Obligations due and payable or paid in respect of Letters of Credit and (8) any other payment received by Agents from a Borrower and its application to the Obligations.
          (c) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders, the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Registers and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
          (d) The Credit Parties, Agents, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Registers as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Registers with respect to any Lender or any L/C Issuer shall be available for access by the Borrowers, the Borrower Representative, Agents, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Registers other than information with respect to such Lender or L/C Issuer unless otherwise agreed by the applicable Agent.
     1.5 Procedure for Revolving Credit Borrowing.
          (a) Each Borrowing of a Revolving Loan shall be made upon the Borrower Representative’s irrevocable (subject to Section 10.5) written notice delivered to Working Capital Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Working Capital Agent, which notice must be received by Working Capital Agent prior to 2:00 p.m. (New York time) (i) on the date which is one (1) Business Day prior to the requested Borrowing date of each Base Rate Loan equal to or less than $50,000,000, (ii) on the date which is three (3) Business Days prior to the requested Borrowing date of each Base Rate Loan in excess of $50,000,000 and (iii) on the day which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan. Such Notice of Borrowing shall specify:
               (i) the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000);
               (ii) the requested Borrowing date, which shall be a Business Day;

               (iii) whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and
               (iv) if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.
          (b) Upon receipt of a Notice of Borrowing, Working Capital Agent will promptly notify each Revolving Lender of such Notice of Borrowing and of the amount of such Revolving Lender’s Revolving Commitment Percentage of the Borrowing.
          (c) Unless Working Capital Agent is otherwise directed in writing by the Borrower Representative, the proceeds of each requested Borrowing after the Closing Date will be made available to the Borrowers by Working Capital Agent by wire transfer of such amount to the Borrowers pursuant to the wire transfer instructions specified on the signature page hereto, or such other instructions specified from time to time in writing by the Borrowers.
     1.6 Conversion and Continuation Elections.
          (a) The Borrowers shall have the option to (i) request that any Revolving Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Revolving Loans (other than Swing Loans) from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $5,000,000. Any such election must be made by Borrower Representative to the applicable Agent by 2:00 p.m. (New York time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the Borrowers wish to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by Borrower Representative in such election. If no election is received with respect to a LIBOR Rate Loan by 2:00 p.m. (New York time) on the 3rd Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period. Borrower Representative must make such election by notice to the applicable Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form acceptable to the applicable Agent. No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if the conditions to Loans and Letters of Credit in Section 2.2 are not met at the time of such proposed conversion or continuation and the applicable Agent or Required

Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof. No Revolving Loan or FILO Loan may be made as or converted into a LIBOR Rate Loan until fifteen (15) days after the Closing Date.
          (b) Upon receipt of a Notice of Conversion/Continuation, the applicable Agent will promptly notify each applicable Lender thereof. In addition, the applicable Agent will, with reasonable promptness, notify the Borrower Representative and the applicable Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve any Borrower of any liability hereunder or provide the basis for any claim against Agents. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Revolving Lender, FILO Lender or Term B Lender, as applicable, with respect to which the notice was given.
          (c) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than eight (8) different Interest Periods in effect and no more than three (3) of such Interest Periods shall relate to 7 day Interest Periods. No more than one (1) LIBOR Interest Period shall be in effect with respect to the FILO Loans.
     1.7 Reductions in Revolving Commitments.
          (a) Reductions in Revolving Commitments. Borrowers may, at any time upon at least five (5) Business Days’ (or such shorter period as is acceptable to Working Capital Agent) prior notice by Borrower Representative to Working Capital Agent, permanently reduce (but not terminate) the Aggregate Revolving Commitment; provided that (A) such reductions shall be in a minimum amount equal to $5,000,000 and in increments of $500,000 in excess thereof, (B) the Aggregate Revolving Commitment shall not be reduced to an amount less than the aggregate outstanding principal balance of Loans. In addition, Borrowers may, at any time on at least ten (10) days’ prior written notice by Borrower Representative to Working Capital Agent, terminate the Aggregate Revolving Commitment; provided that upon such termination, all Obligations shall be immediately due and payable in full. Optional reductions or terminations of the Revolving Commitment shall be without premium or penalty except as provided in Section 10.4. All reductions of the Aggregate Revolving Commitment shall be allocated pro rata in accordance with their Revolving Commitment Percentages among all Revolving Lenders.
          (b) The notice of any reduction shall not thereafter be revocable by the Borrowers or Borrower Representative and Working Capital Agent will promptly notify each Revolving Lender, as applicable, of such Revolving Lender’s Revolving Commitment Percentage of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein. Together with each prepayment under this Section 1.7, the Borrowers shall pay any amounts required pursuant to Sections 1.9 and 10.4.
     1.8 Mandatory Prepayments of Loans and Commitment Reductions.
          (a) Advances in Excess of Maximum Borrowing Availability. If at any time the then Aggregate Exposure exceeds the Maximum Borrowing Availability or the Aggregate Revolving Exposure exceeds the Maximum Revolving Borrowing Availability (in each case, other than as a result of an Overadvance permitted pursuant to Section 1.1(b)(ii)), then the Borrowers shall immediately prepay outstanding Revolving Loans or cash collateralize (in accordance herewith and in a manner satisfactory to the L/C Issuers) outstanding Letters of Credit in an amount sufficient to eliminate such excess.
          (b) FILO Loans. Subject to Section 1.10(c), the Borrowers shall repay to the FILO Lenders in full on the date specified in clause (a) of the definition of “Termination Date”, all Obligations with respect to the FILO Loan outstanding on the Termination Date. Notwithstanding anything herein to the contrary, except as expressly provided in Section 1.10(c), the Borrowers may not make any principal payments on account of the FILO Loans until Borrowers’ Obligations to the Revolving Lenders have been paid in full (which may include the provision of cash collateral for unmatured L/C Reimbursement Obligations) and the Revolving Commitments have been terminated.
          (c) Term B Loans. Subject to Sections 1.8(e), 1.8(f) and 1.10(c), the Borrowers shall repay to the Term B Lenders in full on the date specified in clause (a) of the definition of “Termination Date”, all Obligations with respect to the Term B Loans outstanding on the Termination Date. Notwithstanding anything herein to the contrary, except as expressly provided in Sections 1.8(e), 1.8(f) and 1.10(c), the Borrowers may not make any principal payments on account of the Term B Loans until (i) Borrowers’ Obligations to the Revolving Lenders have been paid in full (which may include the provision of cash collateral for unmatured L/C Reimbursement Obligations) and the Revolving Commitments have been terminated and (ii) Borrower’s Obligations to the FILO Lenders have been paid in full.
          (d) Revolving Loans. The Borrowers shall repay to the Revolving Lenders in full on the date specified in clause (a) of the definition of “Termination Date”, all Obligations with respect to the Revolving Loans and Swing Loans outstanding on the Termination Date.
          (e) Revolving Priority Collateral Asset Dispositions. If a Credit Party or any Subsidiaries of a Credit Party shall at any time or from time to time:

               (i) make or agree to make a Disposition of Revolving Priority Collateral (other than Dispositions permitted pursuant to Sections 5.2(a), (c) and (d)) in excess of $100,000 in the aggregate; or
               (ii) suffer an Event of Loss in excess of $100,000 in the aggregate for all such losses with respect to Revolving Priority Collateral;
then (A) the Borrower Representative shall promptly notify Agents of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by a Credit Party and/or such Subsidiary in respect thereof), (B) promptly upon receipt by a Credit Party and/or such Subsidiary of the Net Proceeds of such Disposition (including, without limitation, proceeds from sales of Revolver Priority Collateral made in connection with any Permitted Store Closings) or Event of Loss, the Credit Parties shall deliver, or cause to be delivered, such Net Proceeds of Revolver Priority Collateral to Working Capital Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with Section 1.10(c)(i) or Section 1.10(c)(ii), as the case may be; provided, however, that in connection with the Permitted Store Closings, so long as no Event of Default has occurred and is continuing or would result therefrom and so long as aggregate proceeds therefrom exceed $5,000,000, a one time payment of $5,000,000 of Net Proceeds constituting Revolving Priority Collateral from the Permitted Store Closings shall be paid to the Term B Agent for distribution to the Term B Lenders as a prepayment and permanent reduction of the Term B Loans.
          (f) Term Priority Collateral Dispositions. If a Credit Party or any Subsidiaries of a Credit Party shall at any time or from time to time:
               (i) make or agree to make a Disposition of Term Priority Collateral (other than Dispositions permitted pursuant to Sections 5.2(a), (c) and (d)); or
               (ii) suffer an Event of Loss in excess of $100,000 in the aggregate for all such losses with respect to Term Priority Collateral;
then (A) the Borrower Representative shall promptly notify Agents of such proposed Disposition or Event of Loss (including the amount of the estimated Net Term B Proceeds to be received by a Credit Party and/or such Subsidiary in respect thereof), (B) promptly upon receipt by a Credit Party and/or such Subsidiary of the Net Term B Proceeds of such Disposition (including, without limitation, proceeds from sales of Term Priority Collateral made in connection with any Permitted Store Closings) or Event of Loss, the Credit Parties shall deliver, or cause to be delivered, such Net Term B Proceeds of Term Priority Collateral to Term B Agent for distribution to the Term B Lenders as a prepayment of the Term B Loans, which prepayment shall be applied in accordance with Section 1.10(c)(iii).
          (g) No Implied Consent. Provisions contained in this Section 1.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

     1.9 Fees.
          (a) Fees. The Borrowers shall pay to Agents, for Agents’ own account, fees in the amounts and at the times set forth in certain fee letter(s) among Borrowers and/or one or more Agents and or one or more Lenders, in each case dated on or about the date hereof (as such letter(s) may be amended from time to time, collectively, as applicable the “Fee Letter”).
          (b) Unused Commitment Fee. The Borrowers shall pay to Working Capital Agent a fee (the “Unused Commitment Fee”) in an amount equal to:
               (i) the average daily balance of the Aggregate Revolving Commitment during the preceding calendar month, less
               (ii) the sum of (x) the average daily balance of all Revolving Loans outstanding plus (y) the average daily amount of Letter of Credit Obligations (other than with respect to the Cash Management Letter of Credit) plus (z) in the case of the Swing Line Lender, the average daily balance of all outstanding Swing Loans held by such Swing Line Lender, in each case, during the preceding calendar month, multiplied by the Unused Commitment Fee Rate per annum. Such fee shall be payable monthly in arrears on the first day of the calendar month following the date hereof and the first day of each calendar month thereafter. All computations of such fee shall be made on the basis of a 360-day year and actual days elapsed. The Unused Commitment Fee provided in this Section 1.9(b) shall accrue at all times from and after the Closing Date. Following receipt of the Unused Commitment Fee, Working Capital Agent shall pay to each Revolving Lender from, and to the extent of, the Unused Commitment Fee an amount equal to its pro rata share thereof.
          (c) Letter of Credit Fee. The Borrowers agree to pay to Working Capital Agent for the ratable benefit of the Revolving Lenders (subject to Section 1.1(c)(viii) hereof with respect to the Cash Management Letter of Credit), as compensation to such Revolving Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Working Capital Agent or Revolving Lenders hereunder or fees otherwise paid by the Borrowers, all reasonable costs and expenses incurred by Working Capital Agent or any Revolving Lender on account of such Letter of Credit Obligations, and (ii) for each calendar month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Revolving Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans; provided, however, upon the occurrence and during the continuance of an Event of Default, such rate shall be subject to increase in accordance with Section 1.3(c) hereof. Such fee shall be paid to Working Capital Agent for the benefit of the Revolving Lenders

(subject to Section 1.1(c)(viii) hereof with respect to the Cash Management Letter of Credit) in arrears, on the first day of each calendar month and on the date on which all Letter of Credit Obligations have been discharged. In addition, the Borrowers shall pay to any L/C Issuer, on demand, its customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees (including any fronting fees agreed to by the Borrowers and the applicable L/C Issuer)), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.
     1.10 Payments by the Borrowers.
          (a) All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Working Capital Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Working Capital Agent (or such other address as Working Capital Agent may from time to time specify in accordance with Section 9.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 1:00 p.m. (New York time) on the date due; provided, however that all payments to be made by each Credit Party with respect to the Term B Loans shall be made to the Term B Agent (for the ratable account of the Persons entitled thereto). Any payment which is received by Agents later than 1:00 p.m. (New York time) may in the applicable Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Each Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. Each Borrower hereby authorizes Working Capital Agent and each Revolving Lender to make a Revolving Loan (which shall be a Base Rate Loan and which may be a Swing Loan) to pay interest, principal (including Swing Loans) with respect to the Revolving Loans and the FILO Loans, L/C Reimbursement Obligations, agent fees, Unused Commitment Fees, Letter of Credit fees, and other fees, costs and expenses payable by a Borrower or any of its Subsidiaries hereunder or under the other Loan Documents to the Working Capital Lenders, in each instance, on the date due. Agents are hereby authorized by the Borrowers to, and in their sole election may, charge to the applicable Loan balance on behalf of each Borrower and cause to be paid all fees, expenses, charges, costs and interest and principal, other than principal of the Loans, owing by the Borrowers and the Credit Parties under this Agreement or any of the other Loan Documents if and to the extent the Credit Parties fail to pay promptly any such amounts as and when due, even if the amount of such charges would exceed the Maximum Revolving Borrowing

Availability at such time. At the applicable Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Loans hereunder.
          (b) Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be and to the extent applicable.
          (c) (i) So long as no Event of Default has occurred and is continuing, (a) all payments received by Working Capital Agent in respect of any Obligation and all funds transferred and credited to the Working Capital Collection Account (other than from proceeds of Term Priority Collateral) and (b) all Net Proceeds from any Disposition of Revolving Priority Collateral (subject to the provisions at the end of Section 1.8(e)), each shall be applied to the Obligations as follows:
     first, to payment of fees, costs and expenses (including Attorney Costs) then due and payable by the Credit Parties under this Agreement and the other Loan Documents;
     second, to payment of interest with respect to the Revolving Loans and the Swing Loans;
     third, to payment of all Swing Loans;
     fourth, to payment of all Revolving Loans that are Base Rate Loans;
     fifth, to payment of all Revolving Loans that are LIBOR Rate Loans;
     sixth, to the payment of interest with respect to the FILO Loans; and
     seventh, to the Borrower Representative’s operating account.
               In carrying out the foregoing, (A) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (B) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses second, fourth, fifth and sixth.
               (ii) During the continuance of an Event of Default, Working Capital Agent shall apply any and all payments proceeds of Revolving Priority Collateral as follows:
     first, to funding the Carve-Out up to the Carve-Out Amount;

     second, to the payment of any Permitted Overadvance funded by Working Capital Agent and fees, costs and expenses, including Attorney Costs, of Working Capital Agent payable or reimbursable by the Credit Parties under the Loan Documents;
     third, to payment of Attorney Costs of Agents and Lenders payable or reimbursable by the Borrowers under this Agreement;
     fourth, with respect to the Swing Loans and the Revolving Loans owed to Working Capital Agent, the Revolving Lenders and L/C Issuers, to payment of all accrued unpaid interest on the Obligations and fees;
     fifth, to payment of principal of the Obligations relating to the Revolving Loans then due and payable including, without limitation, L/C Reimbursement Obligations (other than with respect to the Cash Management Letter of Credit) then due and payable and cash collateralization in an amount equal to 104% of unmatured L/C Reimbursement Obligations (other than with respect to the Cash Management Letter of Credit) to the extent not then due and payable;
     sixth, with respect to the FILO Loans owed to the FILO Lenders, to payment of all principal and accrued but unpaid interest on the Obligations and fees;
     seventh, to payment of L/C Reimbursement Obligations with respect to the Cash Management Letter of Credit and cash collateralization in an amount equal to 104% of unmatured L/C Reimbursement Obligations with respect to the Cash Management Letter of Credit to the extent not then due and payable;
     eighth, to fund the DIP Indemnity Account;
     ninth, to payment of all other Obligations (excluding Bank Products not subject to a Reserve, Obligations with respect to Secured Rate Contracts and Overadvances that are not Permitted Overadvances) with respect to all Loans other than the Term B Loans;
     tenth, to payment of all Obligations in respect of the Term B Loans;
     eleventh, to payment of all other Obligations relating to Bank Products subject to a Reserve;
     twelfth, to payment of all other Obligations, including Overadvances other than Permitted Overadvances; and
     thirteenth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.
               In carrying out the foregoing, (A) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (B) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses fourth (other than with respect to Swing Loans which shall be for the account of the Swingline Lender), fifth, sixth, ninth, and tenth above.
               (iii) Whether or not an Event of Default has occurred and is continuing, all Net Term B Proceeds from any Disposition of Term Priority Collateral shall be applied to the Obligations as follows:
     first, to payment of fees, costs and expenses, including Attorney Costs, of Term B Agent and Term B Lenders payable or reimbursable by the Credit Parties under the Loan Documents;
     second, to the Working Capital Agent for repayment of the Swing Loans (if any) and then Revolving Loans, to the extent the Term B Lenders shall have received proceeds from Revolving Priority Collateral pursuant to Section 1.8(e), in the event the guaranteed amount (after all adjustments, set-offs and claw-backs) paid by the Approved Liquidator in connection with the initial Permitted Store Closings is less than $100,000,000, an amount equal to the amount by which such payment is less than $100,000,000, but no greater than $5,000,000 in the aggregate;
     third, to payment of all accrued unpaid interest and fees and payment of principal of the Obligations relating to the Term B Loans;
     fourth, to fund the DIP Term Indemnity Account;
     fifth, to the payment of any Overadvance funded by Working Capital Agent and fees, costs and expenses, including Attorney Costs, of Working Capital Agent payable or reimbursable by the Credit Parties under the Loan Documents;
     sixth, to payment of Attorney Costs of Working Capital Facility Lenders payable or reimbursable by the Borrowers under this Agreement;
     seventh, with respect to the Swing Loans and the Revolving Loans owed to Working Capital Agent, the Revolving Lenders and L/C Issuers, to payment of all accrued unpaid interest on the Obligations and fees;
     eighth, to payment of principal of the Obligations relating to the Revolving Loans then due and payable including, without limitation, L/C Reimbursement Obligations (other than with respect to the Cash Management Letter of Credit) then due and payable and cash collateralization in an amount equal to 104% of unmatured L/C Reimbursement Obligations (other than with respect to the Cash Management Letter of Credit) to the extent not then due and payable;

     ninth, with respect to the FILO Loans owed to the FILO Lenders, to payment of all principal and accrued but unpaid interest on the Obligations and fees;
     tenth, to payment of L/C Reimbursement Obligations with respect to the Cash Management Letter of Credit and cash collateralization in an amount equal to 104% of unmatured L/C Reimbursement Obligations with respect to the Cash Management Letter of Credit to the extent not then due and payable;
     eleventh, to fund the DIP Indemnity Account;
     twelfth, to the payment of any other Obligations; and
     thirteenth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.
               In carrying out the foregoing, (A) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (B) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses second, third, seventh (other than in respect of Swing Loans which shall be for the account of the Swingline Lender), eighth, ninth and twelfth above.
     1.11 Payments by the Revolving Lenders to Working Capital Agent; Settlement.
          (a) Working Capital Agent may, on behalf of Lenders, disburse funds to the Borrowers for Loans requested. Each Lender in accordance with its Commitment Percentage shall reimburse Working Capital Agent on demand for all funds disbursed on its behalf by Working Capital Agent, or if Working Capital Agent so requests, each Lender will remit to Working Capital Agent its Commitment Percentage of any Loan before Working Capital Agent disburses same to the Borrowers. If Working Capital Agent elects to require that each Lender make funds available to Working Capital Agent prior to disbursement by Working Capital Agent to the Borrowers, Working Capital Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of any Loan requested by the Borrower Representative no later than the Business Day prior to the scheduled Borrowing date applicable thereto, and each such Lender shall pay Working Capital Agent such Lender’s Commitment Percentage of such Loan in same day funds, by wire transfer to Working Capital Agent’s account, as set forth on Working Capital Agent’s signature page hereto, no later than 1:00 p.m. (New York time) on such scheduled Borrowing date. Nothing in this Section 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of this Section 1.11, shall be deemed to require Working Capital Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Working Capital Agent, any Lender or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
          (b) At least once each calendar week or more frequently at the applicable Agent’s election (each, a “Settlement Date”), such Agent shall advise each applicable Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of principal, interest and Fees paid for the benefit of such Lenders with respect to each applicable Loan. Provided that each such Lender has funded all payments required to be made by it and funded all purchases of participations required to be funded by it under this Agreement and the other Loan Documents as of such Settlement Date, the applicable Agent shall pay to each such Lender such Lender’s Commitment Percentage of principal, interest and fees paid by the Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender not later than 2:00 p.m. on the next Business Day following each Settlement Date. Working Capital Agent shall be entitled to set off the funding shortfall against any Non-Funding Lender’s Commitment Percentage of all payments received from the Borrowers and hold, in a non-interest bearing account, all payments received by Working Capital Agent for the benefit of any Non-Funding Lender pursuant to this Agreement as cash collateral for any unfunded reimbursement obligations of such Non-Funding Lender until the Obligations are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized in a manner acceptable to the relevant L/C Issuer and all Commitments have been terminated, and upon such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Working Capital Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. Any amounts owing by a Non-Funding Lender to Working Capital Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Loans that are Base Rate Loans.
          (c) Availability of Lender’s Commitment Percentage. Working Capital Agent may assume that each Revolving Lender will make its Commitment Percentage of each Loan available to Working Capital Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Working Capital Agent by such Revolving Lender when due, Working Capital Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Commitment Percentage forthwith upon Working Capital Agent’s demand, Working Capital Agent shall promptly notify the Borrower Representative and the Borrowers shall immediately repay such amount to Working Capital Agent. Nothing in this Section 1.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Working Capital Agent to advance funds on behalf of any Lender or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder. Nothing in this Section 1.11(c) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder. Without limiting the provisions of Section 1.11(b), to the extent that Working Capital Agent advances funds to the Borrowers on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Working Capital Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Lender.
          (d) Return of Payments.
               (i) If either Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by such Agent from the Borrowers and such related payment is not received by such Agent, then such Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.
               (ii) If either Agent determines at any time that any amount received by such Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, such Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to such Agent on demand any portion of such amount that such Agent has distributed to such Lender, together with interest at such rate, if any, as such Agent is required to pay to any Credit Party or such other Person, without setoff, counterclaim or deduction of any kind, and such Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.
               (e) Non-Funding Lenders; Procedures.
               (i) Responsibility. The failure of any Non-Funding Lender to make any Loan, Letter of Credit Obligation or any payment required by it hereunder, or to fund any purchase of any participation required to be made or funded by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such loan or fund the purchase of any such participation on such date, but neither Working Capital Agent, Term B Agent or, other than as expressly set forth herein, any Other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other payment required hereunder.
               (ii) Reallocation. If any Revolving Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s Letter of Credit Obligations (unless such Revolving Lender is the L/C Issuer that issued such Letter of Credit) shall, at Working Capital Agent’s election at any time or upon any L/C Issuer’s written request delivered to Working Capital Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders pro rata in accordance with their Revolving Commitment Percentages of the Aggregate Revolving Commitment

(calculated as if the Non-Funding Lender’s Revolving Commitment Percentage was reduced to zero and each other Revolving Lender’s Revolving Commitment Percentage had been increased proportionately), provided that no Revolving Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participations in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans to exceed its Revolving Loan Commitment.
               (iii) Voting Rights. Notwithstanding anything set forth herein to the contrary and without any further action by, or consent of, any Credit Party, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders”, “Required Working Capital Lenders” or “Lenders directly affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document. Moreover, for the purposes of determining Required Lenders or all affected Lenders (other than for the purposes of Section 9.1(a)(i) — (iii)), the Loans and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.
               (iv) Borrower Payments to a Non-Funding Lender. Working Capital Agent shall be authorized to use all payments received by Working Capital Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties. Following such payment in full of the Aggregate Excess Funding Amount, Working Capital Agent shall be entitled to hold such funds as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s unfunded Revolving Commitment and to use such amount to pay such Non-Funding Lender’s funding obligations hereunder until the Obligations are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all Commitments have been terminated. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Working Capital Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender’s failure to fund Revolving Loans or purchase participations in Letters of Credit or Letter of Credit Obligations, any amounts applied by Working Capital Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Revolving Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Revolving Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit and Letter of Credit Obligations are held by the Revolving Lenders in accordance with their Revolving Commitment Percentages of the Aggregate Revolving Commitment. Any amounts owing by a Non-Funding Lender to Working Capital Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. In the event that Working Capital Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Working Capital Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to Working Capital Agent, L/C Issuers, Swing Line Lender, and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans, FILO Loans, Term B Loans, Letter of Credit Obligations, Swing Line Loans, plus, without duplication, (B) all amounts of such Non-Funding Lender’s Commitment reallocated to other Lenders pursuant to subsection 1.11(e)(ii).
               (v) Cure. A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender (A) fully pays to Working Capital Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon and (B) timely funds the next Revolving Loan required to be funded by such Lender (if such Lender is a Revolving Lender) or makes the next reimbursement required to be made by such Lender. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.
               (vi) Fees. A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and the Borrowers shall not be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof. In the event that any reallocation of Letter of Credit Obligations occurs pursuant to subsection 1.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Revolving Lenders based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Revolving Lenders.
          (f) Procedures. Agents are hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agents are hereby authorized, subject to the terms set forth in Section 9.2, to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems.
     1.12 Borrower Representative. Each Credit Party hereby designates and appoints Borders, Inc. as its representative and agent on its behalf (the “Borrower Representative”) for the purposes of issuing Notices of Borrowings, Notices of Conversion/Continuation, L/C Requests and Swingline Requests, delivering certificates including Borrowing Base Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, executing Loan Documents on behalf of such Credit Party, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Credit Party or the Credit Parties under the Loan Documents. Borrower Representative hereby accepts such appointment. Agents and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Credit Parties. Each warranty, covenant, agreement and undertaking made on behalf of a Credit Party by Borrower Representative shall be deemed for all purposes to have been made by such Credit Party and shall be binding upon and enforceable against such Credit Party to the same extent as if the same had been made directly by such Credit Party.
     1.13 Super Priority Nature of Obligations and Lenders’ Liens.
          (a) The priority of Lenders’ and Agents’ Liens on the Collateral owned by the Credit Parties shall be set forth in the Interim Order and the Final Order.
          (b) All Obligations shall constitute administrative expenses of the Credit Parties in the Chapter 11 Cases, with administrative priority and senior secured status under Sections 364(c) and 364(d) of the Bankruptcy Code. Subject only to the Carve-Out up to the Carve-Out Amount, the Adequate Protection Superpriority Claims and Indebtedness secured by Pre-Petition Perfected Liens, such administrative claim shall have priority over any and all administrative expense claims, unsecured claims and costs and expenses against the Credit Parties or their respective estates in the Chapter 11 Cases (or any subsequent proceedings or cases under the Bankruptcy Code), at any time existing or arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to Bankruptcy Code Sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726 (to the extent permitted by law), 1113, 1114 or any other provision of the Bankruptcy Code or otherwise and shall at all times be senior to the rights of the Credit Parties, the Credit Parties’ respective estates and any successor trustee or estate representative in the Chapter 11 Cases or any subsequent proceedings or cases under the Bankruptcy Code subject to the priorities set forth in the Interim Order or Final Order (as applicable). The Liens granted to Agents and Lenders on the Collateral owned by the Credit Parties, and the priorities accorded to the Obligations shall have the priority and senior secured status afforded by Sections 364(c) and 364(d) of the Bankruptcy Code (all as more fully set forth in the Interim Order and Final Order) senior to all claims and interests other than the Carve-Out up to the Carve-Out Amount, the Adequate Protection Superpriority Claims and the Pre-Petition Perfected Liens.
          (c) The Working Capital Agent’s Liens on the Collateral and Working Capital Agent’s and other Secured Parties’ respective administrative claims under Sections 364(c)(l) of the Bankruptcy Code afforded the Obligations shall also have priority over any claims arising under Section 506(c) of the Bankruptcy Code subject and subordinate only to the Carve-Out up to the Carve-Out Amount and as otherwise set forth in the Interim Order (or the Final Order, when applicable). No other Lien having a priority superior to or pari passu with that granted to Working Capital Agent and Lenders shall be granted or approved while any Obligations under this Agreement remain outstanding.
          (d) Except for the Carve-Out up to the Carve-Out Amount and the Adequate Protection Superpriority Claims, as set forth in the Interim Order and the Final Order, no costs or expenses of administration shall be imposed against Agents, the Lenders or any of the Collateral under Sections 105, 506(c) or 552 of the Bankruptcy Code, or otherwise, and the Borrower hereby waives for itself and on behalf of its estate in bankruptcy, any and all rights under Sections 105, 506(c) or 552 of the Bankruptcy Code, or otherwise, to assert or impose or seek to assert or impose, any such costs or expenses of administration against Agents or the Lenders.
     1.14 Payment of Obligations. Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, Agents and Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.
     1.15 No Discharge; Survival of Claims. Credit Parties agree that (i) the Obligations hereunder shall not be discharged by the entry of an order confirming a plan of reorganization in the Chapter 11 Cases (and Credit Parties pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waive any such discharge) and (ii) the superpriority administrative claim granted to Working Capital Agent, Term B Agent and Lenders pursuant to the Interim Order and Final Order and described in Section 1.13 and the Liens granted to Working Capital Agent pursuant to the Interim Order and Final Order and described in Section 1.13 shall not be affected in any manner by the entry of an order confirming a plan of reorganization in the Chapter 11 Cases.
     1.16 Release. Credit Parties hereby acknowledge effective upon entry of the Final Order, that no Credit Party has any defense, counterclaim, offset, recoupment, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all of any part of the Credit Parties’ liability to repay Agents or any Lender as provided in this Agreement or to seek affirmative relief or damages of any kind or nature from Agents or any Lender. Each Credit Party, on behalf of itself and its bankruptcy estate, and on behalf of all its successors, assigns, Subsidiaries and any Affiliates and any Person acting for and on behalf of, or claiming through them, (collectively, the “Releasing Parties”), hereby fully, finally and forever release and discharge Agents and Lenders and all of Agents’ and Lenders’ past and present officers, directors, servants, agents, attorneys, assigns, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them (collectively, the “Released Parties”) of and from any and all past, present and future actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including, without limitation, those arising under Sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement, the Interim Order, the Final Order and the transactions contemplated hereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.
     1.17 Waiver of any Priming Rights. Upon the Closing Date, and on behalf of itself and its estate, and for so long as any Obligations shall be outstanding, each Credit Party hereby irrevocably waives any right, pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Liens securing the Obligations, or to approve a claim of equal or greater priority than the Obligations (other than the Carve-Out up to the Carve-Out Amount and the Adequate Protection Superpriority Claims).
     1.18 Adequate Protection Superpriorty Claims. Notwithstanding anything herein to the contrary, the Liens and claims of the Secured Parties under this Agreement and the other Loan Documents shall be subject to the Adequate Protection Superpriority Claims but only to the extent set forth in the Interim Order (or Final Order, as applicable).
ARTICLE II.
CONDITIONS PRECEDENT
     2.1 Conditions of Initial Loans. The obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder is subject to satisfaction of the following conditions in a manner satisfactory to Agents:
          (a) Loan Documents, Etc. Agents shall have received on or before the Closing Date all of the agreements, documents, instruments, legal opinions and other items set forth on the closing checklist attached hereto as Exhibit 2.1, each in form and substance reasonably satisfactory to Agents;
          (b) Minimum Availability. The Borrowers shall have Availability in the aggregate on the Closing Date of $85,000,000, after taking into account all accounts payable due and owing as of such date;
          (c) Repayment of Prior Indebtedness. Agents shall have received evidence satisfactory to Agents that the obligations under the Pre-Petition Facilities shall have been repaid in full (or, in the case of letters of credit issued or guaranteed thereunder, if any, cash collateralized in a manner acceptable to Agents), all commitments thereunder shall be terminated and such repayment shall otherwise be in accordance with the Interim Order;

          (d) Approvals. Agents shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, in connection with (A) the filing of the Chapter 11 Cases and (B) the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the other transactions contemplated hereby or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agents affirming that no such consents or approvals are required;
          (e) Payment of Fees. The Borrowers shall have paid the fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the fees specified in the Fee Letter), and shall have reimbursed Agents for all fees, costs and expenses of closing presented as of the Closing Date;
          (f) Intentionally Omitted.
          (g) Funds Flow Memorandum. Agents shall have received a funds-flow memorandum from the Borrowers setting forth the sources and uses of the proceeds of any Loans to be borrowed or any Letters of Credit to be Issued on the Closing Date, which funds-flow memorandum shall be in form and substance reasonably satisfactory to Agents (the “Funds Flow Memorandum”) and shall contain a description of the Credit Parties’ sources and uses of funds on the Closing Date, the details of how funds from each source are to be transferred to particular uses (including the application of proceeds as set forth in Section 3.8(b) above) and the wire transfer instructions for the particular uses of such funds;
          (h) Intentionally Omitted;
          (i) Cash Management System. Credit Parties shall have established the cash management system described in Section 4.11 (the “Cash Management System”) and shall have obtained appropriate court orders approving such system;
          (j) Insurance. The Credit Parties shall have furnished Agents with (i) binders evidencing of all existing insurance coverage, (ii) evidence acceptable to Agents that the insurance policies required by Section 4.6 have been obtained and are in full force and effect, and (iii) certificates of insurance with respect to all existing insurance coverage which certificates shall name Working Capital Agent as loss payee (property long form endorsement/casualty policies) and as additional insured (liability policies);
          (k) Entry of Interim Order. Entry by the Bankruptcy Court of the Interim Order, by no later than 5 days after the Petition Date in form and substance satisfactory to Agents and Lenders, among other things, (i) approving the transactions contemplated hereby, (ii) granting a first priority perfected security interest in the Collateral (subject, as to priority only, to the Carve-Out up to the Carve-Out Amount, the Adequate Protection Superpriority Claims and the Pre-Petition Perfected Liens), and (iii) modifying the automatic stay to permit the creation and perfection of Working Capital Agent’s, Term B Agent’s and Lenders’ Liens and automatically vacating the automatic stay to permit enforcement of Working Capital Agent’s, Term B Agent’s and Lenders’ default-related rights and remedies under this Agreement, the other Loan Documents and applicable law;
          (l) First Day Orders. The “first day” orders described on Schedule 2.1(l) in form and substance satisfactory to Agents shall have been entered in the Chapter 11 Cases; and
          (m) Approved Budget. Agents and Term B Lenders shall have received the initial Approved Budget.
     2.2 Conditions to All Borrowings. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or incur any Letter of Credit Obligation, if, as of the date thereof:
          (a) the Advance requested would cause the aggregate outstanding amount of the Loans and/or Letter of Credit Obligations to exceed the amount then authorized by the Interim Order or the Final Order, as the case may be, or any order modifying, reversing, staying or vacating such order shall have been entered, or any appeal of such order shall have been timely filed;
          (b) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any respect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any respect as of such earlier date), and Working Capital Agent shall have determined not to make any Protective Overadvance as a result of the fact that such warranty or representation is untrue or incorrect;
          (c) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations), and Working Capital Agent shall have determined not to make any Protective Overadvance as a result of that Default or Event of Default;
          (d) after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations), the Aggregate Exposure would exceed the Maximum Borrowing Availability or the Aggregate Revolving Exposure would exceed the Maximum Revolving Borrowing Availability (except as provided in Section 1.1(b)(ii)).
The request by Borrower Representative and acceptance by the Borrowers of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Working Capital Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
     The Credit Parties, jointly and severally, represent and warrant to Agents and each Lender that the following are true, correct and complete:
     3.1 Corporate Existence and Power. Each Credit Party and each of their respective Subsidiaries:
          (a) is a corporation, limited liability company, limited partnership or general partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;
          (b) subject to the entry of the Interim Order (or the Final Order, when applicable) by the Bankruptcy Court, has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals to execute, deliver, and perform its obligations under, the Loan Documents to which it is a party;
          (c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and
          (d) is in compliance with all Requirements of Law;
except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     3.2 Corporate Authorization; No Contravention. Upon the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable), the execution, delivery and performance by each of the Credit Parties of this Agreement, and by each Credit Party and each of their respective Subsidiaries of any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not:
               (i) contravene the terms of any of that Person’s Organization Documents;

               (ii) conflict with or result in any breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect; or
               (iii) violate any Requirement of Law, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect.
     3.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party of this Agreement or any other Loan Document except for (a) those obtained or made on or prior to the Closing Date, including by the Bankruptcy Court in connection with the Chapter 11 Cases or (b) recordings and filings in connection with the Liens granted to Working Capital Agent under the Collateral Documents.
     3.4 Binding Effect. Upon the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable), this Agreement and each other Loan Document to which any Credit Party or any Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
     3.5 Litigation. Except as specifically disclosed in Schedule 3.5 and the filing of the Chapter 11 Cases, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:
          (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or
          (b) would reasonably be expected to result in a Material Adverse Effect.
Other than with respect to the Chapter 11 Cases but subject to the Interim Order (or Final Order, as applicable), no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, other than tax audits by the IRS or other taxing authorities, to each Credit Party’s knowledge, no Credit Party or any Subsidiary of any Credit Party is the subject of an audit, any review or investigation by any Governmental Authority concerning the violation or possible violation of any Requirement of Law.
     3.6 No Default. Post-Petition, no Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Working Capital Agent’s Liens on the Collateral. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect (other than with respect to the commencement of the Chapter 11 Cases).
     3.7 ERISA Compliance. Credit Parties have no Multiemployer Plan or Title IV Plans.
     3.8 Use of Proceeds; Margin Regulations.
          (a) No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for and no Loan will be used for the purpose of purchasing or carrying Margin Stock.
          (b) Borrowers shall utilize the proceeds of the Loans and the proceeds of Collateral (i) on the Closing Date, subject to the limitations set forth herein, to repay the Pre-Petition Facilities and pay the Transaction Expenses and (ii) to fund the Chapter 11 Cases in accordance with the Approved Budget and for the financing of Borrowers’ ordinary working capital, letter of credit and other general corporate needs including certain fees and expenses of professionals retained by the Credit Parties, subject to the Carve-Out Amount, the Adequate Protection Superpriority Claims and for certain other pre-petition expenses that are approved by the Bankruptcy Court and consented to by Agents, all in accordance with the Approved Budget. Credit Parties shall not be permitted to use the proceeds of the Loans: (I) for the payment of interest and principal with respect to Subordinated Indebtedness or any other Pre-Petition Indebtedness of Borrower or any other Credit Party (except for: (1) Pre-Petition employee wages, benefits and related employee taxes as of the Petition Date; (2) Pre-Petition sales, use and real property taxes; and (3) amounts approved in accordance with other “first day” orders reasonably satisfactory to Agents, (II) subject to the Interim Order (or the Final Order, when applicable), to finance in any way any action, suit, arbitration, proceeding, application, motion or other litigation of any type adverse to the interests of Agents and Lenders or their rights and remedies under this Agreement, the other Loan Documents, the Interim Order or the Final Order, including, without limitation, for the payment of any services rendered by the professionals retained by the Borrower or the Committee in connection with the assertion of or joinder in any claim, counterclaim, action, proceeding, application, motion, objection, defense or other contested matter, the purpose of which is to seek, or the result of which would be to obtain, any order, judgment determination, declaration or similar relief (x) invalidating, setting aside, avoiding or subordinating, in whole or in part, the Obligations or the Liens securing same, (y) for monetary, injunctive or other affirmative relief against any Lender or Agents or their respective collateral, or (z) preventing, hindering or otherwise delaying the exercise by any Lender or Agents of any rights and remedies under the Interim Order or Final Order, the Loan Documents or applicable law, or the enforcement or realization (whether by foreclosure, credit bid, further order of the court or otherwise) by any or all of the Lenders, Working Capital Agent and Term B Agent upon any of their Collateral; (III) to make any distribution under a plan of reorganization in the Chapter 11 Cases; (IV) to make any payment in settlement of any claim, action or proceeding, before any court, arbitrator or other governmental body without the prior written consent of Agents; or (V) to pay any fees or similar amounts to any Person who has proposed or may propose to purchase interests in Borrowers or any other Credit Party (including so-called “Topping Fees,” “Exit Fees,” and similar amounts) without the prior written consent of Agents and the Required Lenders, which consent shall not be unreasonably withheld.
          (c) The Funds Flow Memorandum contains a description of the Credit Parties’ sources and uses of funds on the Closing Date, including, without limitation, how funds from each source are to be transferred to particular uses (all in accordance with the terms of the Loan Documents).
     3.9 Ownership of Property; Liens. As of the Closing Date, the Real Estate listed in Schedule 3.9 constitutes all of the Real Estate of each Credit Party and each of their respective Subsidiaries. Each of the Credit Parties and each of their respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Estate, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses. As of the Closing Date, none of the Real Estate owned by any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens. As of the Closing Date, Schedule 3.9 also describes any purchase options, rights of first refusal or other similar contractual rights created by, through or under any Credit Party and pertaining to any Real Estate. As of the Closing Date, all material permits required to be obtained by any Credit Party have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, except where the failure to obtain such permits would cause a Material Adverse Effect.
     3.10 Taxes. All federal, state and material local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Closing Date, no Tax Return is under audit or examination by any Governmental Authority, and no notice of any audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “listed transaction” or a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent. Post-Petition, there are no Liens for taxes, fees, assessments or other governmental charges, other than for taxes, fees, assessments or other governmental charges not yet due. Ad valorem Taxes and charges that were payable and unpaid as of the Petition Date and the jurisdictions to which such ad valorem Taxes and charges are due are set forth on Schedule 3.10.
     3.11 Financial Condition and Approved Budget.
          (a) Each of (i) the audited consolidated balance sheet of the Borrowers and their Subsidiaries dated January 30, 2010, and the related audited consolidated statements of income or operations and cash flows for the Fiscal Year ended on that date and (ii) the unaudited interim consolidated balance sheet of the Borrowers and their Subsidiaries dated October 30, 2010 and the related unaudited consolidated statements of income and cash flows for the twelve Fiscal Months then ended, in each case, as attached hereto as Schedule 3.11(a):
               (i) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and
               (ii) present fairly in all material respects the consolidated financial condition of the Borrowers and their Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.
          (b) Intentionally Omitted.
          (c) The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.
          (d) Approved Budget. The Borrowers have heretofore furnished to Agents the Approved Budget, and such Approved Budget was prepared in good faith based upon assumptions which Borrowers believe to be reasonable assumptions at the time made. Borrowers shall thereafter deliver to Agents updates to the Approved Budget in the manner set forth in Section 4.16.
     3.12 Environmental Matters. The Borrowers have taken all appropriate inquiry into the previous ownership of the Real Estate consistent with good commercial or customary practice and, based upon such diligent investigation, has determined that, to the best of the Borrowers’ knowledge:
          (a) none of the Credit Parties nor any of their Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including, without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation would have a material adverse effect on the environment or a Material Adverse Effect;
          (b) none of the Credit Parties nor any of their Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any Hazardous Materials which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that any Credit Party or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Materials;
          (c) except as set forth on Schedule 3.12 attached hereto: (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Materials except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Materials is located on any portion of the Real Estate except in accordance with applicable Environmental Laws; (ii) in the course of any activities conducted by the Credit Parties, their Subsidiaries or operators of its properties, no Hazardous Materials have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Materials on, upon, into or from the properties of the Credit Parties or their Subsidiaries, which releases would have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment; (iv) to the best of the Credit Parties’ knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate; and (v) in addition, any Hazardous Materials that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrowers’ knowledge, operating in compliance with such permits and applicable Environmental Laws; and
          (d) none of the Credit Parties nor any of their Subsidiaries, or any of the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Materials site assessments, or the removal or remediation of Hazardous Materials, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or to the effectiveness of any other transactions contemplated hereby.
     3.13 Regulated Entities. None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.
     3.14 Intentionally Omitted.
     3.15 Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

     3.16 Intellectual Property. Schedule 3.16 sets forth a true and complete list of the following Intellectual Property each Credit Party owns, licenses or otherwise has the right to use: (i) Intellectual Property that is registered or subject to applications for registration, (ii) Internet Domain Names and (iii) material Intellectual Property, separately identifying that owned and licensed to such Credit Party and including for each of the foregoing items (1) the owner, (2) the title, (3) the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed, (4) as applicable, the registration or application number and registration or application date and (5) any IP Licenses or other rights (including franchises) granted by such Credit Party with respect thereto. Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the best knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     3.17 Brokers’ Fees; Transaction Fees. Except for fees payable to Agents and Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.
     3.18 Insurance. Schedule 3.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, including issuers, coverages and deductibles. Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Credit Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates.
     3.19 Ventures, Subsidiaries and Affiliates; Outstanding Stock. Except as set forth in Schedule 3.19, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable. All issued and outstanding Stock and Stock Equivalents of each Credit Party are free and clear of all Liens (other than as permitted by Section 5.1(r)) other than those in favor of Working Capital Agent, for the benefit of the Secured Parties. All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. All of the issued and outstanding Stock of each Credit Party and each Subsidiary of each Credit Party is owned by each of the Persons and in the amounts set forth in Schedule 3.19 (which Schedule 3.19 shall be updated concurrently by the Credit Parties with the delivery of each Borrowing Base Certificate pursuant to Section 4.2(c) to reflect any transactions expressly permitted pursuant to this Agreement). Except as set forth in Schedule 3.19, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries. Set forth in Schedule 3.19 is a true and complete organizational chart of the Borrowers and all of their Subsidiaries on the Closing Date.
     3.20 Jurisdiction of Organization; Chief Executive Office. Schedule 3.20 lists each Credit Party’s jurisdiction of organization, legal name, federal employee identification numbers and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the date hereof, and such Schedule 3.20 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Closing Date.
     3.21 Locations of Inventory, Equipment and Books and Records. Each Credit Party’s Inventory and equipment (other than Inventory or equipment in transit) and books and records concerning the Collateral are kept at the locations listed in Schedule 3.21 (which Schedule 3.21 shall be promptly updated quarterly by the Credit Parties).
     3.22 Deposit Accounts and Other Accounts. Schedule 3.22 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts (including, without limitation, all Control Accounts) and credit card processors as of the Closing Date, and such Schedule correctly identifies the name of each depository, securities intermediary or commodities intermediary, as applicable, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor. The Credit Parties may, from time to time, amend Schedule 3.22 to add or replace any account in accordance with the requirements of Section 4.11(d).
     3.23 Intentionally Omitted.
     3.24 Intentionally Omitted.
     3.25 Intentionally Omitted.
     3.26 Subordinated Debt. As of the Closing Date, the Borrowers have delivered to Agents a complete and correct copy of all documents governing Subordinated Indebtedness (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).
     3.27 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents or Collateral Documents or other written reports from time to time prepared by any Credit Party and delivered hereunder or any written statement prepared by any Credit Party and furnished by or on behalf of any Credit Party to Agents or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to Working Capital Agent, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject to the Carve-Out Amount, the Adequate Protection Superpriority Claims and the Pre-Petition Perfected Liens, in each case to the extent relating to the Collateral.
     3.28 Foreign Assets Control Regulations and Anti-Money Laundering. Each Credit Party and each Subsidiary of Credit Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.
     3.29 Patriot Act. The Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     3.30 Reorganization Matters.
          (a) The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and the proper notice for (i) the motion seeking approval of the Loan Documents and the Interim Order and Final Order, (ii) the hearing for the entry of the Interim Order, and (iii) the hearing for the entry of the Final Order has been or will be given. Credit

Parties shall give, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or Final Order, as applicable.
          (b) After the entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order and the Final Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against the Credit Parties now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(l) of the Bankruptcy Code, subject to the priorities set forth in the Interim Order or Final Order (as applicable).
          (c) After the entry of the Interim Order and pursuant to and to the extent provided in the Interim Order and the Final Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral subject, as to priority only to the Carve-Out up to the Carve-Out Amount, the Adequate Protection Superpriority Claims and the Pre-Petition Perfected Liens.
          (d) The Interim Order (with respect to the period on and after entry of the Interim Order and prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), modified or amended.
          (e) Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Order or Final Order, as the case may be, upon the maturity (whether by acceleration or otherwise) of any of the Obligations, Agents and Lenders shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder or under applicable law, without further application to or order by the Bankruptcy Court.
     3.31 Excluded Subsidiaries. The Excluded Subsidiaries do no engage in any business activities or own any Property other than activities and contractual rights incidental to maintenance of their respective corporate existence.
ARTICLE IV.
AFFIRMATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Lender shall have any Revolving Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

     4.1 Financial Statements. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrowers shall deliver to Agents and each Lender by Electronic Transmission and in detail reasonably satisfactory to Agents and the Required Lenders:
          (a) as soon as available, but not later than ninety (90) days after the end of each Fiscal Year, a copy of the audited consolidated balance sheets of the Borrowers and each of their Subsidiaries as at the end of such year and the related consolidated statements of income or operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any “Big Four” or other nationally-recognized independent public accounting firm reasonably acceptable to Agents which report shall contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years;
          (b) as soon as available, but not later than forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a copy of the unaudited consolidated balance sheets of the Borrowers and each of their Subsidiaries, and the related consolidated statements of income and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of the Borrower Representative as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Borrowers and their Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures; and
          (c) as soon as available, but not later than thirty (30) days after the end of each Fiscal Month of each Fiscal Year, a copy of the unaudited consolidated balance sheets of the Borrowers and each of their Subsidiaries, and the related consolidated of income and cash flows as of the end of such Fiscal Month and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of the Borrower Representative as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Borrowers and their Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.
     4.2 Appraisals; Certificates; Other Information. The Borrowers shall furnish to Agents and each Lender by Electronic Transmission:
          (a) upon the request of either Agent, and in any event no more frequently than once per each Fiscal Month of the Borrowers, (i) a management discussion and analysis report, in reasonable detail, signed by the chief financial officer of the Borrower Representative, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the Fiscal Month and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to Section 4.2(i) and discussing the reasons for any significant variations;
          (b) promptly after the same are sent, copies of all financial statements and reports which any Credit Party sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;
          (c) as soon as available and in any event by 12:00 noon on Wednesday of each calendar week, and at such other times as either Agent may reasonably require, a Borrowing Base Certificate, certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative, setting forth the Borrowing Base of each Borrower as at the last day of the immediately preceding week, provided, however, that, if an Event of Default has occurred and is continuing, a Borrowing Base Certificate shall be delivered to Agents at any time and for any period as may be requested by either Agent;
          (d) as soon as available and in any event no later than ten (10) Business Days after the last day of each Fiscal Month of the Borrowers, a summary of Inventory as of the prior month by location and type, accompanied by such supporting detail and documentation as shall be requested by either Agent in its reasonable discretion;
          (e) as soon as available and in any event no later than five (5) Business Days after the last day of each Fiscal Month of the Borrowers, a monthly receivables trial balance showing Accounts outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by either Agent in its reasonable discretion;
          (f) as soon as available and in any event no later than ten (10) Business Days after the last day of each Fiscal Month of the Borrowers or at such more frequent intervals as either Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports for the prior month, including all additions and reductions (cash and non-cash) with respect to Credit Card Receivables of the Credit Parties in each case accompanied by such supporting detail and documentation as shall be requested by either Agent in its reasonable discretion each of which shall be prepared by the Borrower Representative as of the last day of the immediately preceding week or the date 2 days prior to the date of any request;
          (g) as soon as available and in any event no later than concurrently with the delivery of the financial statement required pursuant to Section 4.1(c);
     (i) a reconciliation of the most recent Borrowing Base, general ledger of each Borrower to such Borrower’s general ledger and monthly financial statements delivered pursuant to Section 4.1(c), in each case accompanied by such supporting detail and documentation as shall be requested by either Agent in its reasonable discretion;
     (ii) a reconciliation of (A) the inventory and accounts receivable aging to each Borrower’s most recent Borrowing Base Certificate, general ledger and most recent Financial Statements delivered pursuant to Section 4.1(c) and (B) the accounts payable aging to each Borrower’s general ledger and most recent Financial Statements delivered pursuant to Section 4.1(c), in each case accompanied by such supporting detail and documentation as shall be requested by either Agent in its reasonable discretion; and
     (iii) a reconciliation of the outstanding Loans as set forth in the monthly loan account statement provided by Agents to each Borrower’s general ledger and monthly Financial Statements delivered pursuant to Section 4.1(c), in each case accompanied by such supporting detail and documentation as shall be requested by either Agent in its reasonable discretion;
          (h) at the time of delivery of each of the quarterly financial statements delivered pursuant to Section 4.1(b), a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in each case entered into or filed in the prior Fiscal Quarter;
          (i) Intentionally Omitted;
          (j) promptly upon receipt thereof, copies of any reports submitted by the certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services;
          (k) upon either Agent’s request from time to time, the Credit Parties shall permit and enable (and Term B Agent shall have the ability to cause)

Working Capital Agent to obtain appraisals (with copies to be sent to the Term B Agent) in form and substance and from appraisers reasonably satisfactory to Agents stating the then Net Orderly Liquidation Value, or such other value as determined by Agents, of all or any portion of the Inventory of any Credit Party or any Subsidiary of any Credit Party; provided, that notwithstanding any provision herein to the contrary, the Credit Parties shall only be obligated to reimburse Working Capital Agent for the expenses of such appraisals occurring (A) four (4) times in any twelve consecutive month period; provided that if Availability in the aggregate is less than $40,000,000, Working Capital Agent may in its Permitted Discretion, at Borrower’s cost and expense, require “desk top” appraisals to be conducted in any month in which a quarterly appraisal pursuant to clause (A) is being conducted and (B) any time an Event of Default has occurred and is continuing;
          (l) as soon as available and in any event no later than five (5) Business Days after the last day of each Fiscal Quarter of the Borrowers, a report, in form and substance reasonably satisfactory to Agents setting forth a summary of all litigation, investigations, proceedings or suspensions arising after the Closing Date which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority that is reasonably likely to result in payments by any Credit Party in excess of $1,000,000;
          (m) together with each delivery of financial statements pursuant to Section 4.1(a), 4.1(b) and 4.1(c), a compliance certificate in the form attached hereto as Exhibit (4.2)(m).
          (n) promptly, such additional business, financial, corporate affairs, perfection certificates and other information as either Agent may from time to time reasonably request.
     4.3 Notices. The Borrowers shall notify promptly Agents and each Lender of each of the following (and in no event later than three (3) Business Days after a Responsible Officer becoming aware thereof):
          (a) the occurrence or existence of any Default or Event of Default;
          (b) except as is permitted pursuant to Section 4.18 or otherwise approved by the Bankruptcy Court, any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

          (c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in Liabilities in excess of $1,000,000;
          (d) after the Petition Date, the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party (i) in which the amount of damages claimed is $1,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;
          (e) (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law, (ii) upon becoming aware of (A) unlawful Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) or (C) would reasonably be expected to result in Material Environmental Liabilities, (iii) the receipt by any Credit Party of notification that any property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in Material Environmental Liabilities;
          (f) (i) on or prior to any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA, or intent to terminate any Title IV Plan, a copy of such notice (ii) promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within ten (10) days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;
          (g) any Material Adverse Effect subsequent to the date of the Petition Date;

          (h) any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party;
          (i) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
          (j) the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent;
          (k) (i) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any income or franchise or other material taxes with respect to any Tax Affiliate and (ii) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any material adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise; and
          (l) any notice of default (in respect of a default which has not been cured prior to the receipt of such notice) under any Real Estate lease or any lease guaranteed by any Credit Party, including the Real Estate affected thereby, other than any notice of default with respect to a Real Estate lease that will be the subject of a Permitted Store Closing.
Each notice pursuant to this Section 4.3 shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrower Representative, on behalf of the Borrowers, setting forth details of the occurrence referred to therein, and stating what action the Borrowers or other Person proposes to take with respect thereto and at what time.
     4.4 Preservation of Corporate Existence, Etc. Except as occasioned by the Chapter 11 Cases, each Credit Party shall, and shall cause each of its Subsidiaries to:
          (a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, with respect to the Borrowers’ Subsidiaries, in connection with transactions permitted by Section 5.3;
          (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

          (c) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and
          (d) conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its IP Licenses.
          Notwithstanding the foregoing, any Subsidiary of BGI may be liquidated, wound up, struck off or dissolved, or all or any part of its business, property, or assets may be conveyed, sold, leased, transferred, contributed or otherwise disposed of, in one transaction or a series of transactions, to a Borrower or other Credit Party and any Excluded Subsidiary may be merged with or amalgamated into any other Foreign Subsidiary or be liquidated.
     4.5 Maintenance of Property. Except as occasioned by the Chapter 11 Cases, each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     4.6 Insurance.
          (a) Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Credit Parties and such Subsidiaries (including policies of life, fire, theft, product liability, public liability, Flood Insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrowers) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties and (ii) cause all such insurance relating to any property or business of any Credit Party to name Working Capital Agent as additional insured or loss payee, as appropriate. All policies of insurance on real and personal property of the Credit Parties will contain an endorsement, in form and substance acceptable to Agents, showing loss payable to Working Capital Agent (Form CP 1218 or equivalent) and extra expense and business interruption endorsements. Such endorsement shall provide that no act or default of the Credit Parties or any other Person shall affect the right of Working Capital Agent to recover under such policy or policies of insurance in case of loss or damage. The Credit Parties will give Agents at least 45 days’ prior written notice before any such policy or policies of insurance shall be altered or canceled. Each Credit Party shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to Working Capital Agent (such proceeds to be subject to the provisions in Section 1.8(e) and (f)). If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Working Capital Agent jointly, Working Capital Agent may endorse such Credit Party’s name thereon and do such other things as Working Capital Agent may deem advisable to reduce the same to cash. Agents reserve the right at any time, upon review of each Credit Party’s risk profile, to require additional forms and limits of insurance. Notwithstanding the requirement in clause (i) above, Federal Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.
          (b) Unless the Credit Parties provide Agents with evidence of the insurance coverage required by this Agreement, Working Capital Agent may purchase insurance at the Credit Parties’ expense to protect Agents’ and Lenders’ interests in the Credit Parties’ and their Subsidiaries’ properties. This insurance may, but need not, protect the Credit Parties’ and their Subsidiaries’ interests. The coverage that Working Capital Agent purchases may not pay any claim that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property. The Credit Parties may later cancel any insurance purchased by Working Capital Agent, but only after providing Agents with evidence that there has been obtained insurance as required by this Agreement. If Working Capital Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including any charges, fees and expenses incurred by Working Capital Agent in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations and shall bear interest at the Base Rate plus the Revolving Applicable Margin and the default rate for Revolving Loans under Section 1.3(c), and shall be due and payable upon demand of Working Capital Agent. The costs of the insurance may be more than the cost of insurance the Credit Parties may be able to obtain on their own.
     4.7 Payment of Obligations. Except as occasioned by the Chapter 11 Cases, each Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities, including:
          (a) all tax liabilities, assessments and governmental charges or levies upon it or its Property, unless (i) the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the filing or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person; and (ii) the aggregate Liabilities secured by such Lien do not exceed $2,500,000.

          (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;
          (c) except as permitted pursuant to Section 4.18 or otherwise approved by the Bankruptcy Court, the performance of all obligations under any Contractual Obligation to such Credit Party or any of its Subsidiaries is bound, or to which it or any of its Property is subject, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and
          (d) payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of any underfunded Benefit Plan.
     4.8 Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     4.9 Inspection of Property and Books and Records. (a) Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agents shall have access at any and all times during the continuance thereof): (a) provide access to such property to Agents and any of its Related Persons, as frequently as either Agent determines to be appropriate; and (b) permit Working Capital Agent and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records (and Term B Agent shall be entitled to a copy, at Borrowers’ expense, of all such books and records), and evaluate and make physical verifications of the Inventory and other Collateral in any manner and through any medium that Working Capital Agent considers advisable, in each instance, at the Credit Parties’ expense; provided the Credit Parties shall only be obligated to reimburse Working Capital Agent for the expenses for (A) four (4) such field examinations, audits and inspections in any twelve consecutive month period, in the event that no Event of Default has occurred and is continuing and (B) all field examinations, audits and inspections conducted during the occurrence and continuance of an Event of Default. Any Lender or Term B Agent may cause Working Capital Agent to (and Working Capital Agent shall) exercise its rights under this Section

4.9. Any Lender and Term B Agent may accompany Working Capital Agent or its Related Persons in connection with any inspection at Borrowers’ expense.
(b) Each Credit Party shall permit any Agent and any of its Related Persons from time to time, subject (except when a Default or Event of Default exists) to reasonable notice, to discuss with officers, senior management, its independent accountants, financial advisors, restructuring advisors, sales consultants, investment bankers and other consultants such Person’s business, financial condition, assets (including Inventory and Credit Card Receivables programs), prospects and results of operations, and each such Person is hereby authorized and instructed to discuss and cooperate with such Agent or such Related Person regarding the same.
     4.10 Use of Proceeds. The Borrowers shall use the proceeds of the Loans solely as follows: (a) on the Closing Date, to repay the Pre-Petition Facilities and to pay all Transaction Expenses in the manner specified in Section 2.1(c) and (ii) after the Closing Date, as contemplated by Section 3.8(b)(ii).
     4.11 Cash Management Systems.
          (a) The Interim Order (or the Final Order, when applicable) shall grant Working Capital Agent (on behalf of Secured Parties) a validly perfected first priority Lien on each deposit account and each Control Account. Each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements providing for “full” cash dominion with respect to each Control Account, securities, commodity or similar account (including, without limitation, any lockbox or similar arrangements) maintained by such Person as of or after the Closing Date. The Cash Management Order shall direct each Credit Party to and each Credit Party shall (a) cause all payments (including, without limitation, all cash, checks, drafts or other similar items of payment) received by such Credit Party each day to be deposited into a Control Account or Local Deposit Account (as defined below) within three (3) Business Day following receipt, (b) cause all funds in local store deposit accounts which do not constitute Control Accounts (“Local Deposit Accounts”) to be transferred within 48 hours to a Control Account (other than the Concentration Account) that is subject to a Control Agreement or to the Concentration Account, (c) cause all funds in the Control Accounts (other than the Concentration Account) to be transferred on a daily basis to the Concentration Account; and (d) from and after the Closing Date, all amounts received in the Concentration Account shall be swept daily into the Working Capital Collection Account. The Credit Parties shall not maintain cash on deposit in disbursement accounts in excess of outstanding checks and wire transfers payable from such accounts and amounts necessary to meet minimum balance requirements.
          (b) Each Control Agreement shall provide, among other things, that the depository, securities intermediary or commodities intermediary executing such agreement has no rights of setoff or recoupment or any other claim against such account, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment (except as Agents may otherwise agree in writing).
          (c) All amounts deposited in the Working Capital Collection Account shall be deemed received by the Working Capital Agent in accordance with Section 1.10(a) and shall be applied (and allocated) by such Agent in accordance with Section 1.10(c)(i), or Section 1.10(c)(ii), as the case may be. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Working Capital Collection Account. The Credit Parties shall deposit Net Term B Proceeds into the Term B Collection Account.
          (d) Credit Parties may amend Schedule 3.22 to add or replace any deposit account or other account; provided, that (i) Agents shall have consented in writing in advance to the opening of such account with the relevant depository, securities intermediary or commodities intermediary and (ii) with respect to any additional or replacement Control Account, securities account, or commodities account, except as Agents may otherwise agree in writing, prior to the time of the opening of such account, the applicable Credit Party and the applicable depository, securities intermediary or commodities intermediary shall have executed and delivered to Working Capital Agent a Control Agreement.
          (e) Credit Parties shall close any of their respective accounts (and establish replacement accounts in accordance with clause (d) hereof) promptly and in any event within thirty (30) days following notice from Agents that the creditworthiness of any bank holding an account is no longer acceptable in Agents’ reasonable judgment, or as promptly as practicable and in any event within sixty (60) days following notice from Agents that the operating performance, funds transfer or availability procedures or performance with respect to accounts of the depository, securities intermediary or commodities intermediary holding such accounts or Working Capital Agent’s liability under any Control Agreement with such depository, securities intermediary or commodities intermediary is no longer acceptable in Agents; reasonable judgment.
     4.12 Lien Waivers. As reasonably requested by either Agent and to the extent not otherwise addressed to such Agent’s reasonable satisfaction in the Final Order, each Credit Party shall use commercially reasonable efforts to obtain a Lien Waiver from (i) the lessor of each leased property located in a Landlord Lien State or constituting a Large Inventory Location, (ii) bailee in possession of any Collateral or (iii) mortgagee of any Real Estate owned by a Borrower with respect to each location where any Collateral is stored or located. Each Credit Party shall timely and fully pay and perform its obligations in all material respects under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

     4.13 Further Assurances.
          (a) Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agents or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Agents and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.
          (b) Promptly upon request by either Agent (and subject to the approval of the Bankruptcy Court, if required), the Credit Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as such Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document (including, without limitation, by conducting such searches under the Uniform Commercial Code in any jurisdiction, at such times (including periodic intervals), as either Agent may reasonably require or request). Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause each of their Domestic Subsidiaries (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary) and, to the extent no 956 Impact exists, Foreign Subsidiaries, and Domestic Subsidiaries owned indirectly through a Foreign Subsidiary, to guaranty the Obligations and to cause each such Subsidiary to grant to Working Capital Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations hereinafter set forth, all of such Subsidiary’s Property to secure such guaranty and to join this Agreement and the Guaranty and Security Agreement pursuant to the form of joinder agreement attached to the Guaranty and Security Agreement. Furthermore and except as otherwise approved in writing by Required Lenders, each Credit Party shall, and shall cause each of its Domestic Subsidiaries (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary) to, pledge all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary) and First Tier Foreign Subsidiaries (provided that with respect to any First Tier Foreign Subsidiary, if a 956 Impact exists such pledge shall be limited to sixty-five percent (65%) of such Foreign Subsidiary’s outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of such Foreign Subsidiary’s outstanding non-voting Stock and Stock Equivalents) and to the extent no 956

Impact exists, each of its Foreign Subsidiaries to pledge all of the Stock and Stock Equivalent of each of its Subsidiaries, in each instance, to Working Capital Agent, for the benefit of the Secured Parties, to secure the Obligations. In connection with each pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to Working Capital Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. In the event any Credit Party or any Domestic Subsidiary (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary) and, to the extent no 956 Impact exists, any Foreign Subsidiary, and any Domestic Subsidiaries owned indirectly through a Foreign Subsidiary, of any Credit Party acquires any Real Estate, simultaneously with such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Agents, (v) an appraisal complying with FIRREA, (w) within forty-five days of receipt of notice from any Agent that Real Estate is located in a Special Flood Hazard Area, Federal Flood Insurance as required by Section 4.6(a), (x) a fully executed Mortgage, in form and substance reasonably satisfactory to Agents together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agents, in form and substance and in an amount reasonably satisfactory to Agents insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens, (y) then current A.L.T.A. surveys, certified to Working Capital Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (z) an environmental site assessment prepared by a qualified firm reasonably acceptable to Working Capital Agent and Term B Agent, in form and substance satisfactory to Working Capital Agent and Term B Agent. A “956 Impact” will be deemed to exist to the extent the issuance of a guaranty by, grant of a Lien by, or pledge of greater than two-thirds of the voting Stock and Stock Equivalents of, a Foreign Subsidiary, would result in material incremental income tax liability as a result of the application of Section 956 of the Code, taking into account actual anticipated repatriation of funds, foreign tax credits and other relevant factors. In addition to the obligations set forth in Sections 4.6(a) and 4.13(b)(w), within forty-five days after written notice from Working Capital Agent to Credit Parties that any Real Estate is located in a Special Flood Hazard Area, Credit Parties shall satisfy the Federal Flood Insurance requirements of Section 4.6(a). Notwithstanding the foregoing, in no event shall the Credit Parties be obligated to execute or deliver any Mortgage in respect of Real Estate that is leased but not owned by a Credit Party.
     4.14 Environmental Matters. Without limiting the generality of the foregoing, each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability. Without limiting the foregoing, if an Event of Default is continuing or if either Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any Environmental Liabilities, then each Credit Party shall, promptly upon receipt of request from either Agent, cause the performance of, and allow either Agent and its Related Persons access to such Real Estate for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as either Agent may from time to time reasonably request, and in each case, if permitted by the Credit Parties’ leases and other Contractual Obligations. Such audits, assessments and reports, to the extent not conducted by either Agent or any of their Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to such Agent and shall be in form and substance reasonably acceptable to such Agent.
     4.15 Restructuring Advisers. Credit Parties shall continue to retain AlixPartners as restructuring advisers or retain such other advisor acceptable to Agents and on terms and conditions satisfactory to Agents until Credit Parties have substantially consummated a plan of reorganization. Each Agent shall retain the right to engage its own restructuring advisers or consultants at Borrowers’ cost and expense pursuant to Section 9.5 hereof. Subject to Section 4.9, the Credit Parties and their representatives will fully cooperate with any such advisers and consultants and grant them full and complete access to the books and records of the Credit Parties.
     4.16 Approved Budget.
          (a) The use of Loans by the Credit Parties under this Agreement and the other Loan Documents shall be limited in accordance with the Approved Budget. The initial Approved Budget shall depict, on a weekly basis, cash revenues, receipts, expenses and disbursements and other information for the first 16 week period from the Closing Date and such initial Approved Budget shall be approved by, and in form and substance satisfactory to, Agents and Term B Lenders in their discretion. The Approved Budget shall be updated, modified or supplemented (with the consent and/or at the request of either Agent) from time to time, but in any event not less than on a monthly basis (with the delivery to Agents on or before the 10th day of each calendar month), and each such updated, modified or supplemented budget shall be approved by, and in form and substance satisfactory to, Agents and Term B Lenders in their discretion and no such updated, modified or supplemented budget shall be effective until so approved and once so approved shall be deemed an Approved Budget; provided, however that in the event that Agents and Term B Lenders, on the one hand, and the Credit Parties, on the other hand, cannot agree as to an updated, modified or supplemented budget, such disagreement shall give rise to an Event of Default hereunder once the period covered by the most recent Approved Budget has terminated. Each Approved Budget delivered to Agents shall be accompanied by such supporting documentation as reasonably requested by Agents. Each Approved Budget shall be prepared in good faith based upon assumptions which the Credit Parties believe to be reasonable and satisfactory to Agents.

          (b) The Borrower Representative shall deliver to Agents on or before 12:00 p.m. (New York time) on Wednesday of each week (unless such day is not a Business Day, in which event the next succeeding Business Day) a compliance certificate, in the form attached hereto as Exhibit 4.2(m), and such compliance certificate shall be in substance satisfactory to Agents, signed by a financial officer of the Borrower Representative certifying that (i) the Credit Parties are in compliance with the covenants contained in Section 5.21 and (ii) no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, together with (A) comparison for the Prior Week of the Actual Sales Receipts and Actual Disbursement Amounts for such Prior Week to the Budgeted Sales Receipts and Budgeted Disbursement Amounts for such Prior Week, (B) a cumulative comparison for the Cumulative Four Week Period of the Actual Sales Receipts and Actual Disbursement Amounts for such Cumulative Four Week Period to the Budgeted Sales Receipts and Budgeted Disbursement Amounts for such Cumulative Four Week Period, (C) a cumulative comparison for the Cumulative Period of the Actual Sales Receipts and Actual Disbursement Amounts for such Cumulative Period to the Budgeted Sales Receipts and Budgeted Disbursement Amounts for such Cumulative Period, and (D) an Approved Budget Variance Report, each of which shall be prepared by the Borrower Representative as of the last day of the Prior Week, the Cumulative Four Week Period or the Cumulative Period, as applicable, and shall be in form and substance satisfactory to Agents.
          (c) Agents and Lenders (i) may assume that the Credit Parties will comply with the Approved Budget, (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from the Collateral) any unpaid expenses incurred or authorized to be incurred pursuant to any Approved Budget. The line items in the Approved Budget for payment of interest, expenses and other amounts to Agents and the Lenders are estimates only, and the Credit Parties remain obligated to pay any and all Obligations in accordance with the terms of the Loan Documents and the Interim Order and Final Order. Nothing in any Approved Budget (including any estimates of a loan balance in excess of borrowing base restrictions) shall constitute an amendment or other modification of any Loan Document or any of the borrowing base restrictions or other lending limits set forth therein.
     4.17 Status of Permitted Store Closings. Promptly upon any such information becoming available to Credit Parties, each Credit Party shall provide Agents copies of any informational packages provided to potential bidders, draft agency agreements, the deadlines established as to receipt of bids and, upon request of Agents, a status report and updated information relating to the Permitted Store Closings and copies of any such bids and any updates, modifications or supplements to such information and materials.

     4.18 Leases.
          (a) The Credit Parties shall pay all Post-Petition obligations under the Store Leases listed on Schedule 4.18 and Licenses of Intellectual Property, if any, as required by the Bankruptcy Code or the Bankruptcy Court, except to the extent (i) the Credit Parties are contesting any such obligations in good faith by appropriate proceedings, (ii) the Credit Parties have established proper reserves as required under GAAP, and (iii) the nonpayment of which does not result in the imposition of a Lien (other than a Permitted Encumbrance).
          (b) Other than with respect to leases relating to a Permitted Store Closing, the Credit Parties may assume or reject any of their Real Estate leases, only upon written consent of Agents (such consent not to be unreasonably withheld or delayed), and in a manner consistent with a maximization of the value of the assets of the Credit Parties.
ARTICLE V.
NEGATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Revolving Lender shall have any Revolving Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:
     5.1 Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
          (a) any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1 securing Indebtedness outstanding on such date and permitted by Section 5.5(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 5.5(c);
          (b) any Lien created under any Loan Document;
          (c) Liens for taxes, fees, assessments or other governmental charges (i) which are not past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7;
          (d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business under operation of law which are not past due or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

          (e) Liens (other than any Lien imposed by ERISA or otherwise in respect of a Benefit Plan) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;
          (f) Liens consisting of judgment or judicial attachment liens that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which such Credit Party shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect or which a stay of execution shall have been obtained pending such appeal or review;
          (g) easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;
          (h) Liens on any Property acquired or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under Section 5.5(f); provided that (i) any such Lien attaches to such Property concurrently with or within thirty (30) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction and the proceeds thereof, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;
          (i) Liens securing Capital Lease Obligations permitted under Section 5.5(d);
          (j) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;
          (k) (i) exclusive licenses and sublicenses listed on Schedule 5.1(k) and (ii) non-exclusive licenses and sublicenses and granted by a Credit Party and leases or subleases (by a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Subsidiaries;

          (l) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under 4-208 of the Uniform Commercial Code;
          (m) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;
          (n) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;
          (o) purported Liens evidenced by the filing of precautionary UCC financing statements (x) relating solely to operating leases entered into in the Ordinary Course of Business of a Credit Party, provided that such Liens do not extend to any assets other than those that are the subject of such operating lease or (y) arising out of consignment for sale by the Credit parties of personal property through third parties in the Ordinary Course of Business;
          (p) Liens (x) in favor of credit card issuers and/or processors securing standard fees due by a Credit Party in the Ordinary Course of Business, which fees are within the general parameters customary in the credit card processing industry and (y) in favor of bank or other depository institutions arising as a matter of law encumbering deposits and that constitute contractual rights of setoff entered into in the Ordinary Course of Business;
          (q) Liens in favor of the Approved Liquidator pursuant to the Approved Liquidation Agreement;
          (r) until the entry of the Interim Order and the funding of the Loans hereunder, the Liens securing the Pre-Petition Facilities; and
          (s) Other Liens securing obligations in an aggregate amount not exceeding at any time $250,000.
Notwithstanding the foregoing, Permitted Liens under Section 5.1 shall at all times be junior and subordinate to the Liens under the Loan Documents and the Interim Order and Final Order, other than the Carve-Out up to the Carve-Out Amount, the Adequate Protection Superpriority Claims and the Pre-Petition Perfected Liens. The prohibition provided for in this Section 5.1 specifically includes, without limitation, any effort by Borrower, any Committee, or any other party-in-interest in the Chapter 11 Cases to prime or create pari passu to any claims, Liens or interests of Working Capital Agent, Term B Agent and Lenders any Lien (other than the Carve-Out up to the Carve-Out Amount, the Adequate Protection Superpriority Claims and the Pre-Petition Perfected Liens) irrespective of whether such claims, Liens or interests may be “adequately protected”.
     5.2 Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease,

convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:
          (a) dispositions to any Person other than an Affiliate of a Credit Party pursuant to the terms set forth in Section 5.6, of (x) Inventory in the Ordinary Course of Business or (y) worn out or excess equipment having a book value not exceeding $250,000 in the aggregate in any Fiscal Year, in the Ordinary Course of Business;
          (b) dispositions in connection with any Permitted Store Closings and so long as the Net Proceeds (or Net Term B Proceeds, as applicable) thereof are paid in accordance with Section 1.8(e) and (f) hereof (as applicable);
          (c) transactions permitted under Section 5.1(k); and
          (d) any disposition or lease of Property by any Credit Party to any other Credit Party.
     5.3 Consolidations and Mergers. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, and no Credit Party shall agree to do any of the foregoing: to merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except upon not less than five (5) Business Days prior written notice to Agents, (a) any Subsidiary of a Borrower may merge with, or dissolve or liquidate into, a Borrower or a Wholly-Owned Subsidiary of a Borrower which is a Domestic Subsidiary, provided that such Borrower or such Wholly-Owned Subsidiary which is a Domestic Subsidiary shall be the continuing or surviving entity and all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Working Capital Agent shall have been completed, (b) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary provided if a First Tier Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, such First Tier Foreign Subsidiary shall be the continuing or surviving entity, and (c) any Credit Party (other than BGI) may merge or consolidate into another Credit Party.
     5.4 Acquisitions; Loans and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or purchase, or commit to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including a Borrower, any Affiliate of a Borrower or any Subsidiary of a

Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:
          (a) Investments in cash and Cash Equivalents subject to compliance with Section 4.11;
          (b) extensions of credit by any Borrower to any other Credit Party; provided, that: (i) if any Credit Party executes and delivers to any Borrower a note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing by such Credit Party to that Borrower, that Intercompany Note shall be pledged and delivered to Working Capital Agent pursuant to the Guaranty and Security Agreement as additional collateral security for the Obligations; (ii) each Borrower shall accurately record all intercompany transactions on its books and records; and (iii) at the time any such intercompany loan or advance is made by any Borrower to any other Credit Party and after giving effect thereto, each such Borrower shall be Solvent;
          (c) Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers; and
          (d) loans and advances to employees (i) for moving, entertainment, travel and other similar expenses in the Ordinary Course of Business, (ii) for any other purpose, in each instance for clause (i) and (ii) with such loans and advances not to exceed $1,000,000 in the aggregate principal amount at any time outstanding;
          (e) amounts held in accounts under deferred compensation plans of the Borrowers where investments are directed by employees;
          (f) trade credit extended on usual and customary terms in the Ordinary Course of Business;
          (g) Investments by any Credit Party in any Subsidiary of BGI which is not a Credit Party or by any Subsidiary of BGI which is not a Credit Party in another Subsidiary of BGI which is not a Credit Party; provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) such Investments or series of related Investments shall not exceed $100,000 in the aggregate;
          (h) [Intentionally Omitted];
          (i) Investments deposits, prepayments and other credits to suppliers or vendors in the Ordinary Course of Business consistent with the past practices of the Borrowers;
          (j) Subject to compliance with Section 4.11, Investments in deposit accounts or securities accounts opened in the Ordinary Course of Business provided such deposit accounts (or the concentration account into which the deposits are swept) or securities accounts are subject to a Control Agreement in form and substance satisfactory to the Agents;
          (k) To the extent not permitted above, Investments existing on the Closing Date and set forth in Schedule 5.4; and
          (l) Other Investments in an amount not to exceed $100,000 in the aggregate any time outstanding; provided that not Default or Event of Default has occurred and is continuing or would result therefrom.
     5.5 Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
          (a) the Obligations;
          (b) Indebtedness consisting of Contingent Obligations described in clause (a) of the definition thereof and permitted pursuant to Section 5.9;
          (c) Indebtedness existing on the Closing Date and set forth in Schedule 5.5;
          (d) Indebtedness not to exceed $5,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations;
          (e) unsecured intercompany Indebtedness permitted pursuant to Section 5.4(b) and approved by the Bankruptcy Court;
          (f) Indebtedness incurred in connection with the acquisition after the Closing Date of any Property, other than Intellectual Property (and in any event not more than thirty (30) days from the date of such acquisition), by such Credit Party or such Subsidiary as contemplated by Section 5.1(h);
          (g) Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time extended by insurance or financing companies (or their agents or brokers) solely for the purpose of financing insurance premiums owing to such parties;
          (h) Indebtedness which may be deemed to exist pursuant to any performance, surety, statutory, appeal or similar obligations incurred in the Ordinary Course of Business and consistent with past practice;
          (i) other unsecured Indebtedness not exceeding $3,000,000 in the aggregate at any time outstanding owing to Persons that are not Affiliates of the Credit Parties.

Notwithstanding the foregoing, and except for the Carve-Out up to the Carve-Out Amount, the Adequate Protection Superpriority Claims and Indebtedness secured by Pre-Petition Perfected Liens, no indebtedness under Sections 5.5(a) through (i) shall be permitted to have an administrative expense claim status under the Bankruptcy Code senior to or pari passu with the superpriority administrative expense claims of Agents and the Lenders as set forth herein and in the Interim Order and Final Order.
     5.6 Employee Loans and Transactions with Affiliates. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of a Borrower or of any such Subsidiary, except:
          (a) as expressly permitted by this Agreement; or
          (b) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of a Borrower or such Subsidiary and which are disclosed in writing to Agents.
All such transactions existing as of the Closing Date are described in Schedule 5.6.
     5.7 Compensation. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party.
     5.8 Margin Stock; Use of Proceeds. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.
     5.9 Contingent Obligations. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:
          (a) endorsements for collection, deposit or negotiation and warranties of products or services in the Ordinary Course of Business;
          (b) Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation with Agents’ prior written consent;
          (c) Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and listed in Schedule 5.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Credit Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;
          (d) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Working Capital Agent title insurance policies;
          (e) guarantees of any obligations of landlords of a Credit Party to the extent that the obligations relate to funds arranged by a Credit Party and used to finance or refinance any stores of a Credit Party and such funds are intended to be repaid through lease payments of a Credit Party;
          (f) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions entered into prior to the date hereof;
          (g) Contingent Obligations arising under guarantees made in the Ordinary Course of Business of obligations of any Credit Party, which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;
          (h) other Contingent Obligations not exceeding $3,000,000 in the aggregate at any time outstanding;
          (i) Contingent Obligations arising with respect to customary indemnification obligations in respect of chargebacks in favor of any credit card issuer or processor under any Credit Card Agreements; and
          (j) Contingent Obligations arising under Letters of Credit.
Notwithstanding the foregoing, and except for the Carve-Out up to the Carve-Out Amount, the Adequate Protection Superpriority Claims and Contingent Obligations secured by Pre-Petition Perfected Liens, no Contingent Obligations under Section 5.9 shall be permitted to have an administrative expense claim status under the Bankruptcy Code senior to or pari passu with the superpriority administrative expense claims of Agents and the Lenders as set forth herein and in the Interim Order and Final Order.
     5.10 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, result in Liabilities in excess of $500,000. No Credit Party shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any ERISA Plan.

     5.11 Restricted Payments.
          (a) Other than as contemplated in the Interim Order (or the Final Order, applicable), no Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except dividends to (a) BGI from any wholly owned Subsidiary of BGI or (b) a Borrower or another Credit Party.
          (b) In addition, Credit Parties shall not make any payment on account of, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value any Pre-Petition Indebtedness, other than prior to the occurrence and during the continuance of an Event of Default and solely in accordance with the Approved Budget, payment of (A) Pre-Petition employee wages, benefits and related employee taxes as of the Petition Date, (B) Pre-Petition sales, use and real property taxes, (C) amounts approved in accordance with other “First Day” orders satisfactory to Agents and (D) the Pre-Petition Facilities.
     5.12 Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any line of business different from those lines of business carried on by it on the date hereof. The Excluded Subsidiaries shall not engage in any business activities or own any Property other than activities and contractual rights incidental to maintenance of their respective corporate existence.
     5.13 Change in Structure. Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make any material changes in its equity capital structure, issue any Stock or Stock Equivalents or amend any of its Organization Documents in any material respect and, in each case, in any respect adverse to Agents or Lenders.
     5.14 Changes in Accounting, Name or Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters or Fiscal Months of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization, in the case of clauses (iii) and (iv), without at least twenty (20) days’ prior written notice to Working Capital Agent (with a copy to Term B Agent) and the acknowledgement of Working Capital Agent that all actions required by Working Capital Agent, including those to continue the perfection of its Liens, have been completed.

     5.15 Amendments to Subordinated Indebtedness. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries directly or indirectly to, change or amend the terms of any Subordinated Indebtedness.
     5.16 No Negative Pledges.
          (a) No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to a Borrower or any Credit Party. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Working Capital Agent, whether now owned or hereafter acquired except in connection with any document or instrument governing Liens permitted pursuant to Sections 5.1(h) or (i), provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Liens.
          (b) No Credit Party shall issue any Stock or Stock Equivalents unless such Stock and Stock Equivalents are pledged to Working Capital Agent, for the benefit of the Secured Parties, as security for the Obligations pursuant to and in accordance with the Guaranty and Security Agreement.
     5.17 OFAC; Patriot Act. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with any of the requirements set forth in Section 3.28.
     5.18 Sale-Leasebacks. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.
     5.19 Hazardous Materials. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate any Environmental Law and cause a Material Environmental Liability.
     5.20 Prepayments of Other Indebtedness. No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than the Obligations.
     5.21 Budget and Availability Compliance Covenants. No Credit Party shall allow (i) Actual Sales Receipts for any Cumulative Four Week Period to be less than 90% of the Budgeted Sales Receipts for any such Cumulative Four Week Period; (ii) Actual Disbursement Amounts for any Cumulative Four Week Period to exceed 110% of the Budgeted Disbursement Amounts for any such Cumulative Four Week Period; or (iii) Availability to be less than $25,000,000.
     5.22 Repayment of Indebtedness. Without limiting any other provision hereof, except pursuant to the Approved Budget, Borrower shall not, without the express prior written consent of Agents and Required Lenders and pursuant to an order of the Bankruptcy Court after notice and hearing, make any payment or transfer with respect to any Lien or Indebtedness incurred or arising prior to the Petition Date that is subject to the automatic stay provisions of the Bankruptcy Code whether by way of “adequate protection” under the Bankruptcy Code or otherwise.
     5.23 Reclamation Claims. No Credit Party shall enter into any agreement to return any of its Inventory to any of its creditors for application against any Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims under Section 546(g) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims based upon any such return pursuant to Section 553(b)(l) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount applied to Pre-Petition Indebtedness, Pre-Petition trade payables and other Pre-Petition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $250,000.
     5.24 Chapter 11 Claims. No Credit Party shall incur, create, assume, suffer to exist or permit any other superpriority administrative claim which is pari passu with or senior to the claims of Agents and Lenders against the Credit Parties, except as set forth in Section 1.13(b).
     5.25 Bankruptcy Actions. The Borrowers will not seek, consent to, or permit to exist, without the prior written consent of Agents, any order granting authority to take any action that is prohibited by the terms of this Agreement or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement or any of the other Loan Documents.
ARTICLE VI.
[INTENTIONALLY OMITTED]
ARTICLE VII.
EVENTS OF DEFAULT
     7.1 Events of Default. Notwithstanding the provisions of Section 362 of the Bankruptcy Code and without notice, application or motion to, hearing before, or order of the Bankruptcy Court or any notice to any Credit Party, and subject to Section 7.2, any of the following shall constitute an “Event of Default”:
          (a) Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligations, (ii) to pay within one (1) Business Days after the same shall become due, any amount of interest on any Loan, or (iii) to pay within three (3) Business Days after the same shall become due, any fee or any other amount payable hereunder or pursuant to any other Loan Document;
          (b) Representation or Warranty. (i) Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other written statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made or (ii) any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (1) inadvertent, immaterial errors not exceeding $300,000 in the aggregate in any Borrowing Base Certificate and (2) errors understating the Borrowing Base);
          (c) Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Sections 4.1, 4.2(c) through (g) and (k), 4.3(a), 4.4(a), 4.6, 4.7, 4.9, 4.10, 4.11, 4.13, 4.15, 4.16, 4.17, 4.18, 9.10(d) or Article V or the Fee Letter;
          (d) Other Defaults. Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of fifteen (15) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower Representative by Agents or Required Lenders;
          (e) Cross-Default. Except for defaults occasioned by the filing of the Chapter 11 Cases and defaults resulting from obligations with respect to which the Bankruptcy Code prohibits any Credit Party from complying or permits any Credit Party not to comply, a default or breach occurs under any other agreement, document or instrument entered into either (x) Pre-Petition and which is affirmed after the Petition Date or is not subject to the automatic stay provisions of Section 362 of the Bankruptcy Code, or (y) Post-Petition, to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party in excess of $3,000,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $3,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded, in each case, regardless of whether such rights are exercised by such holder or trustee;
          (f) Intentionally Omitted;
          (g) Intentionally Omitted;
          (h) Monetary Judgments. Other than proofs of claim filed in connection with the Chapter 11 Cases, and orders pertaining thereto, one or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability of $1,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;
          (i) Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
          (j) Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens;
          (k) Ownership. A Change in Control shall occur;
          (l) Invalidity of Subordination Provisions. The subordination provisions of any agreement or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions; or

          (m) The occurrence of any of the following in the Chapter 11 Cases:
          (i) on or before the date that is sixty (60) days after the Petition Date, the Credit Parties have not obtained an order of the Bankruptcy Court extending the time period of the Credit Parties to assume or reject leases to not less than two hundred and ten (210) days from the Petition Date;
          (ii) on or before fifteen (15) weeks prior to the Lease Rejection Date, the Credit Parties have not distributed bid packages to solicit bids (with separate bids as to furniture, fixtures and equipment, which bids may be included as part of any bid submitted for the Inventory and which may be on a commission basis) from Approved Liquidators with respect to assets located on the properties that are subject to leases to be rejected on the Lease Rejection Date;
          (iii) on or before fourteen (14) weeks prior to the Lease Rejection Date, the Credit Parties have not filed a motion or series of motions seeking authority to establish bidding procedures and to engage an Approved Liquidator to conduct the Affected Asset Sale as the so-called “stalking horse”, which bidding procedures shall be reasonably acceptable to the Agents;
          (iv) on or before thirteen (13) weeks prior to the Lease Rejection Date, the Credit Parties have not entered into a stalking horse bid with an Approved Liquidator pursuant to an Approved Liquidation Agreement with respect to the Affected Asset Sale;
          (v) on or before twelve (12) weeks prior to the Lease Rejection Date, the Credit Parties have not (i) received Bankruptcy Court approval of the Affected Asset Sale or (ii) commenced the Affected Asset Sale;
          (vi) the Credit Parties shall (i) fail to comply with the terms of the stalking horse bid for the Permitted Store Closings and any of the documents or agreements executed in connection therewith, including, without limitation the Approved Liquidation Agreement in any manner which results in a decrease in proceeds from the Permitted Store Closings of more than $500,000, (ii) fail to consummate the Permitted Store Closings strictly in accordance with the terms of such Approved Liquidation Agreement (in each case (i) and (ii) without any waiver or amendment to the Approved Liquidation Agreement unless consented to by Agents) or (iii) take any action to or an event has occurred which could reasonably be expected to adversely affect the value of the stalking horse bid or any Credit Party’s ability to comply with the terms of the Approved Liquidation Agreement;

          (vii) the bringing of a motion, taking of any action or the filing of any plan of reorganization or disclosure statement attendant thereto by any of the Credit Parties in the Chapter 11 Cases: (A) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement; (B) to grant any Lien other than Permitted Encumbrances upon or affecting any Collateral; (C) subject to this Section 7, except as provided in the Interim Order or Final Order, as the case may be, to use cash collateral of Working Capital Agent and the other Secured Parties under Section 363(c) of the Bankruptcy Code without the prior written consent of Agents and the Required Lenders; or (D) any other action or actions adverse to Agents and the Lenders or their rights and remedies hereunder or their interest in the Collateral;
          (viii) (A) the filing of any plan of reorganization or disclosure statement attendant thereto, or any direct or indirect amendment to such plan or disclosure statement, by a Credit Party or any other Person to which Agents and the Required Lenders do not consent or otherwise agree to the treatment of their claims, (B) the entry of any order terminating any Credit Party’s exclusive right to file a plan of reorganization, or (C) the expiration of any Credit Party’s exclusive right to file a plan of reorganization;
          (ix) the entry of an order in any of the Chapter 11 Cases confirming a plan of reorganization that (A) is not acceptable to Agents in their sole discretion or (B) does not contain a provision for termination of the Commitments and repayment in full in cash of all of the Obligations under this Agreement and the Prior Lender Obligations on or before the effective date of such plan or plans;
          (x) the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents or the Interim Order, the Final Order or the Cash Management Order without the written consent of all of the Lenders or the filing of a motion for reconsideration with respect to the Interim Order of the Final Order or the Interim Order, the Final Order or the Cash Management Order shall otherwise not be in full force and effect;
          (xi) the Final Order is not entered immediately following the expiration of the Interim Order, and in any event within 45 days of the Petition Date;
          (xii) the payment of, or application for authority to pay, any Pre-Petition claim without Agents’ and Required Lenders’ prior written consent unless otherwise permitted under this Agreement;

          (xiii) the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against Agents, any Lender or any of the Collateral;
          (xiv) the appointment of an interim or permanent trustee in the Chapter 11 Cases or the appointment of a receiver or an examiner in the Chapter 11 Cases with expanded powers to operate or manage the financial affairs, the business, or reorganization of the Credit Parties; or the sale without Agents’ and Lenders’ consent, of all or substantially all of the Borrower’s assets either through a sale under Section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Chapter 11 Cases, or otherwise that does not provide for payment in full in cash of the Obligations and termination of Lenders’ commitment to make Loans;
          (xv) the dismissal of the Chapter 11 Cases, or the conversion of the Chapter 11 Cases from Chapter 11 to Chapter 7 of the Bankruptcy Code or any Credit Party shall file a motion or other pleading seeking the dismissal of the Chapter 11 Cases under Section 1112 of the Bankruptcy Code or otherwise;
          (xvi) the entry of an order by the Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (x) to allow any creditor to execute upon or enforce a Lien on any Collateral, or (y) with respect to any Lien of or the granting of any Lien on any Collateral to any state or local environmental or regulatory agency or authority, which in either case involves a claim of $500,000 or more;
          (xvii) the commencement of a suit or action against either Agent or any Lender and, as to any suit or action brought by the Creditors’ Committee, the continuation thereof without dismissal for thirty (30) days after service thereof on such Agent or such Lender, whether or not on behalf of a Credit Party;
          (xviii) the entry of an order in the Chapter 11 Cases avoiding or permitting recovery of any portion of the payments made on account of the Obligations owing under this Agreement or the other Loan Documents;
          (xix) the failure of Borrower to perform any of its obligations under the Interim Order, the Final Order, the Cash Management Order or any other order of the Bankruptcy Court; or
          (xx) the entry of an order in the Chapter 11 Cases granting any other super priority administrative claim or Lien equal or superior to that granted to Working Capital Agent, on behalf of itself and the Secured Parties, other than as expressly set forth in the Interim Order (or the Final Order, when applicable).
     7.2 Working Capital Termination Declaration. Subject to Section 7.5, notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court, upon the occurrence and during the continuance of any Event of Default, Working Capital Agent may, and shall at the request of the Required Working Capital Lenders (the declaration of any of the foregoing a “Working Capital Termination Declaration Date”):
          (a) declare all or any portion of the Revolving Commitment of each Revolving Lender to make Loans or each L/C Issuer to issue Letters of Credit to be suspended or terminated, whereupon such Revolving Commitments shall forthwith be suspended or terminated;
          (b) declare all or any portion of the unpaid principal amount of all outstanding Loans under the Working Capital Facility, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; or
          (c) terminate, reduce or restrict any right or ability of the Borrowers to use any cash collateral derived from the proceeds of Collateral (other than as expressly set forth in the Interim Order or the Final Order, as applicable, during the Remedies Notice Period).
With respect to the Revolving Priority Collateral, following the Termination Declaration Date, subject to the Remedies Notice Period, the Working Capital Agent may exercise on behalf of itself and the Working Capital Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law against the Revolving Priority Collateral. Subject to Section 7.9, without limiting the foregoing, the Working Capital Agent may subject to the Remedies Notice Period (i) with respect to a Sales Process Default only, direct any or all of the Credit Parties to comply with the sales procedures set forth in Section 7.9, (ii) enter onto the premises of any Credit Party in connection with an orderly liquidation of the Revolving Priority Collateral; and/or (iii) exercise any rights and remedies provided to Working Capital Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; and pursuant to the Interim Order and the Final Order. Following the termination of the Remedy Standstill Period, subject at all times to Section 1.10 (c)(ii), the Term B Agent may require the Credit Parties to conduct the sale process described in Section 7.9.
     7.3 Term B Termination Declaration. Subject to Section 7.5, notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court, upon the occurrence and during the continuance of any Event of Default, Term B Agent may, and shall at the request of the Required Term B Lenders (the declaration of any of the foregoing a “Term B Termination Declaration Date”):
          (a) declare all or any portion of the unpaid principal amount of all outstanding Loans under Term B Facility, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; or
          (b) terminate, reduce or restrict any right or ability of the Borrowers to use any cash collateral derived from the proceeds of Collateral (other than the use of proceeds of Loans made in the form of Protective Overadvances) (other than as expressly set forth in the Interim Order or the Final Order, as applicable, during the Remedies Notice Period).
With respect to the Term B Priority Collateral, following the Termination Declaration Date, subject to the Remedies Notice Period, the Term B Agent may (and at the request of the Required Term B Lenders shall), on behalf of itself and the Term B Lenders, direct the Working Capital Agent to take all rights and remedies available to it and the Term B Lenders under the Loan Documents or applicable law against the Term B Priority Collateral. Subject to Section 7.5, without limiting the foregoing, upon such direction of the Term B Agent, the Working Capital Agent shall subject to the Remedies Notice Period and the Use Rights (i) with respect to a Sales Process Default only, direct any or all of the Credit Parties to comply with the sales procedures set forth in Section 7.9, (ii) enter onto the premises of any Credit Party in connection with an orderly liquidation of the Term B Priority Collateral; and/or (iii) exercise any rights and remedies provided to Working Capital Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; and pursuant to the Interim Order and the Final Order. Following the termination of the Remedy Standstill Period, subject at all time to Section 1.10(c)(iii), the Working Capital Agent, whether or not it shall have received such direction from Term B Agent may require the Credit Parties to conduct the sale process described in Section 7.9.
     7.4 Use Rights. Without limiting any rights the Working Capital Agent may otherwise have under applicable law or by agreement, and whether or not the Term Agent or any Term B Lender has directed the Working Capital Agent to commence exercising remedies against Term B Priority Collateral, Working Capital Agent or any other Person acting with the consent and on behalf of Working Capital Agent, shall have Use Rights. In the event that any Working Capital Agent has commenced and is continuing the exercise of rights and remedies with respect to any Revolving Priority Collateral or any other sale or liquidation of the Revolving Priority Collateral has been commenced by or with the consent of the Working Capital Agent, the Term B Agent may not and may not direct the Working Capital Agent to, sell, assign or otherwise transfer the related Term B Priority Collateral prior to the expiration of the Use Period, unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions hereof.

     7.5 Restrictions on Remedies. Notwithstanding anything to the contrary contained herein, (a) until repayment in full in cash of the Working Capital Facility and a termination of the Revolving Commitments, (i) without the consent of the Working Capital Agent and the Working Capital Lenders (A) the Agents shall not seek relief from the automatic stay under Section 362 of the Bankruptcy Code or any other stay in the Chapter 11 Cases in respect of the Revolver Priority Collateral and (B) the Agents shall not consent to any release of the liens granted to the Working Capital Agent on the Revolving Priority Collateral; provided, however that, if the Working Capital Agent and the Working Capital Lenders consent to any sale or other disposition of the Revolving Priority Collateral, such sale or other disposition shall be made free and clear of any liens of the Agents on such Revolving Priority Collateral, and (b) until payment in full of the Term B Facility (i) without the consent of the Term B Agent and the Term B Lenders (A) the Agents shall not seek relief from the automatic stay under Section 362 of the Bankruptcy Code or any other stay in the bankruptcy in respect of the Term Loan Priority Collateral and (B) the Agents shall not consent to any release of the liens granted to the Working Capital Agent on the Term Loan Priority Collateral; provided, however that, if the Term B Agent and the Term B Lenders consent to any sale or other disposition of the Term Loan Priority Collateral, such sale or other disposition shall be made free and clear of any liens of the Agents on such Term Loan Priority Collateral. In addition, notwithstanding anything to the contrary contained herein (i) the Working Capital Agent and the Working Capital Lenders shall have the right to object to any sale or disposition of Revolver Priority Collateral and (ii) the Term B Agent and Term B Lenders shall have the right to object to any sale or other disposition of Term B Priority Collateral.
     7.6 Borrowers’ Assistance, Intellectual Property Access. Upon the occurrence and the continuance of an Event of Default and the exercise by Working Capital Agent or Lenders of their rights and remedies under this Agreement and the other Loan Documents, Borrowers shall assist Working Capital Agent and Lenders in effecting a sale or other disposition of the Collateral upon such terms as are reasonably acceptable to Working Capital Agent, Term Agent and Required Lenders and shall assist Working Capital Agent in obtaining, and shall provide Working Capital Agent with, access and the rights to use, at no cost or expense, the Intellectual Property of the Credit Parties and all real property owned or leased by the Credit Parties to the extent necessary, appropriate or reasonably requested in order to sell, lease or otherwise dispose of any of the Collateral.
     7.7 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
     7.8 Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing, this Agreement (or the Aggregate Revolving Commitment) shall be terminated for any reason, or if any Letters of Credit remain outstanding for any reason whatsoever after the Termination Date or if otherwise required by the terms hereof, Working Capital Agent may, and upon request of Required Working Capital Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2), and the Borrowers shall thereupon deliver to Working Capital Agent, to be held for the benefit of the L/C Issuers, Working Capital Agent and the Revolving Lenders entitled thereto, an amount of cash equal to 104% of the amount of L/C Reimbursement Obligations as additional collateral security for such Obligations. Working Capital Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations. The remaining balance of the cash collateral will be returned to the Borrowers when all Letters of Credit have been terminated or discharged, the Aggregate Revolving Commitments have been terminated and all Obligations have been indefeasibly paid in full in cash.
     7.9 Sale Process Default. In addition to the rights and remedies set forth above but expressly subject to Sections 7.5, upon the occurrence of a Sale Process Default, Working Capital Agent may (or shall if requested to do so by the Required Working Capital Lenders) or the Term B Agent may (or shall if requested to do so by the Required Term B Lenders), by written notice to the Borrowers, require the Credit Parties to file a motion or motions seeking to sell, assume, assign, or otherwise dispose of any or all of the applicable Collateral (including without limitation, inventory, leases, and furnishings, fixtures, and equipment) pursuant to Sections 363 and 365 of the Bankruptcy Code, on terms reasonably acceptable to the Agents. The Credit Parties shall file such motion within ten (10) days of the Agent’s notice and shall diligently prosecute such motion. The Credit Parties shall consult with the applicable Agents with respect to such process (which process and any such disposition shall be on terms reasonably acceptable to applicable Agent) and shall provide such information as may be requested by Agents in connection therewith. Without limiting the foregoing, the sale process shall include a motion or series of motions seeking authority to establish bidding procedures and to engage an Approved Liquidator to conduct a chain-wide going out of business sale as the so-called “stalking horse” and going concern bids, which bidding procedures shall be reasonably acceptable to the applicable Agent. Any such store closing sales and any other store liquidations approved by the applicable Agents shall be conducted only on a so-called “equity” basis and not a commission or other basis. Any going concern sale shall be in cash and in an amount to be paid at closing of such sale (subject to the application of proceeds provisions of the Loan Documents) in excess of all Obligations with respect to the Term B Facility, the obligations under the Pre-Petition Facilities (if not repaid), the Working Capital Facility and shall contain no financing or due diligence contingencies. The provisions of this Section 7.9 are expressly made subject to Section 7.5 in all respects.
ARTICLE VIII.
THE AGENT
     8.1 Appointment and Duties.
     (a) Appointment of Agents. Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Working Capital Agent pursuant to Section 8.9) as Working Capital Agent and GA Capital, LLC as Term B Agent (together with any successor Term B Agent pursuant to Section 8.9) and authorizes such Agents to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to such Agent under such Loan Documents and (iii) exercise such powers as are incidental thereto. Without limiting the generality of the foregoing, each Lender hereby authorizes the Agents to consent, on behalf of each Lender, to an Interim Order substantially in the form attached as Exhibit A hereto and a Final Order to be negotiated between the Borrower, Agents and the Committee.
          (b) Duties of Working Capital Agent as Collateral Agent for all Lenders and Disbursing Agent for Working Capital Lenders. Without limiting the generality of clause (a) above, Working Capital Agent shall have the sole and exclusive right and authority (to the exclusion of the Term B Agent, Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agents for the Working Capital Lenders and the L/C Issuers (as applicable) with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding in the Chapter 11 Cases or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Working Capital Lender is hereby authorized to make such payment to Working Capital Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation related to the Working Capital Facility in any proceeding in the Chapter 11 Cases or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Working Capital Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Working Capital Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for Working Capital Agent, Term B Agent, the Lenders and the L/C Issuers for purposes of the perfection of Liens with respect to any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Working Capital Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

          (c) Duties of Term B Agent as Disbursing Agent for Term B Lenders. Without limiting the generality of clause (a) above and subject to Sections 7.2, 7.3, 7.5, and 7.9, Term B Agent shall have the sole and exclusive right and authority (to the exclusion of the Working Capital Agent, Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Term B Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding in the Chapter 11 Cases or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Term B Lender is hereby authorized to make such payment to Term B Agent to the Term B Collection Account, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Term B Lenders with respect to any Obligation related to the Term B Facility in any proceeding in the Chapter 11 Cases or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), and (iii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Term B Lender that has consented in writing to such amendment, consent or waiver.
          (d) Limited Duties. Under the Loan Documents, Agents (i) are acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 1.4(b) with respect to the Registers), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agents”, the terms “agents”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agents, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agents based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.
     8.2 Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agents or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agents in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agents or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Secured Parties.
     8.3 Use of Discretion.
          (a) Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agents are required to exercise as directed in writing by the Required Lenders or the Required Term B Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and
          (b) Agents shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or its Affiliates that is communicated to or obtained by Agents or any of their Affiliates in any capacity.
          (c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Working Capital Agent in accordance with the Loan Documents for the benefit of all the Secured Parties and the L/C Issuer; provided that the foregoing shall not prohibit (i) Working Capital Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Working Capital Agent) hereunder and under the other Loan Documents, (ii) each of the L/C Issuer and the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.11 or (iv) Term B Agent or any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as Working Capital Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to Working Capital Agent pursuant to Section 7.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
     8.4 Delegation of Rights and Duties. Agents may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by Agents.

     8.5 Reliance and Liability.
          (a) Agents may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Registers to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.
          (b) No Agent nor any of such Agent’s Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, each Borrower and each other Credit Party hereby waive and shall not assert (and each of the Borrowers shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of such Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, no Agent:
          (i) shall be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of such Agent, when acting on behalf of Agent);
          (ii) shall be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;
          (iii) make any warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by such Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by such Agent in connection with the Loan Documents; and

          (iv) shall have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower Representative, any other Agent, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case Agents shall promptly give notice of such receipt to all Lenders);
and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer and each Borrower hereby waives and agrees not to assert (and each Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against any Agent based thereon.
          (c) Each Lender and L/C Issuer (i) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and (ii) agrees that it shall not rely on any audit or other report provided by any Agent or any of such Agent’s Related Persons (an “Agent Report”). Each Lender and L/C Issuer further acknowledges that any Agent Report (i) is provided to the Lenders and L/C Issuers solely as a courtesy, without consideration, and based upon the understanding that such Lender or L/C Issuer will not rely on such Agent Report, (ii) was prepared by an Agent or its Related Persons based upon information provided by the Credit Parties solely for such Agent’s own internal use, (iii) may not be complete and may not reflect all information and findings obtained by such Agent or its Related Persons regarding the operations and condition of the Credit Parties. Neither Agents nor any of their Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (iii) the scope or adequacy of either Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation, and (iv) any work performed by either Agent or their Related Persons in connection with or using any Agent Report or any related documentation.
          (d) Neither Agent nor any of such Agent’s Related Persons shall have any duties or obligations in connection with or as a result of any Lender or L/C Issuer receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither Agent nor any of their Related Persons shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Lender’s or L/C Issuer’s purposes, and shall have no duty or responsibility to correct or update any Agent

Report or disclose to any Lender or L/C Issuer any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report. Each Lender and L/C Issuer releases, and agrees that it will not assert, any claim against either Agent or their Related Persons that in any way relates to any Agent Report or arises out of any Lender or L/C Issuer having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Agents and their Related Persons from all claims, liabilities and expenses relating to a breach by any Lender or L/C Issuer arising out of such Lender’s or L/C Issuer’s access to any Agent Report or any discussion of its contents.
     8.6 Agents Individually. Agents and their Affiliates (including any Affiliate that is an Approved Liquidator) may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agents or any of their Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, such Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Lender or as one of the Required Lenders, respectively.
     8.7 Lender Credit Decision.
          (a) Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon Agents, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by an Agent or any of their Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agents to the Lenders or L/C Issuers, Agents shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agents or any of their Related Persons.
          (b) If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agents and/or the Credit Parties will, from time to time, make available syndicate-information

(which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agents and the Credit Parties upon request therefor by Agents or the Credit Parties. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agents, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.
     8.8 Expenses; Indemnities; Withholding.
          (a) (i) Each Revolving Lender and FILO Lender agrees to reimburse the Working Capital Agent and each of Working Capital Agent’s Related Persons and (ii) each Term B Lender agrees to reimburse the Term B Agent and each of Term B Agent’s Related Persons, in each case of clause (i) and (ii), to the extent not reimbursed by any Credit Party, promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal, sales and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by such applicable Agents or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.
          (b) (i) Each Revolving Lender and FILO Lender agrees to reimburse the Working Capital Agent and each of Working Capital Agent’s Related Persons and (ii) each Term B Lender agrees to reimburse the Term B Agent and each of Term B Agent’s Related Persons, in each case of clause (i) and (ii), to the extent not reimbursed by any Credit Party, severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 8.8(c), taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against such applicable Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by such applicable Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to any Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.
          (c) To the extent required by any applicable law, each Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax. If the IRS or any other Governmental Authority asserts a claim that either such Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify Agents or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or such Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by such Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Each Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which such Agent is entitled to indemnification from such Lender under this Section 8.8(c).
     8.9 Resignation of Agent or L/C Issuer.
          (a) Either Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower Representative, effective on the date (the “Effective Resignation Date”) which is the later of (i) thirty (30) days after receipt by the Lenders and the Borrower Representative of such notice and (ii) the date set forth in such notice. If an Agent delivers any such notice, the Required Working Capital Lenders or Required Term B Lenders shall have the right to appoint a successor Working Capital Agent and Term B Agent, respectively. If, within thirty (30) days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Working Capital Lenders or Required Term B Lenders (as applicable) that has accepted such appointment, then the retiring Agent may, on behalf of the applicable Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrowers, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.
          (b) Effective immediately upon the Effective Resignation Date, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Revolving Lenders shall assume and perform all of the duties of Working Capital Agent until a successor Working Capital Agent shall have accepted a valid appointment hereunder, (iii) the Term B Lenders shall assume and perform all of the duties of Term B Agent until a successor Term B Agent shall have accepted a valid appointment hereunder, (iv) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (v) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.
     8.10 Release of Collateral or Guarantors. Each Lender and L/C Issuer hereby consents to the release and hereby directs Working Capital Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:
          (a) any Subsidiary of a Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent); and
          (b) any Lien held by Working Capital Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), (ii) any property subject to a Lien permitted hereunder in reliance upon Section 5.1(h) or 5.1(i) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents and all Obligations arising under Secured Rate Contracts, that Working Capital Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations (or, as an alternative to cash collateral in the case of any Letter of Credit Obligation, receipt by Working Capital Agent of a back-up letter of credit), in amounts and on terms and conditions and with parties satisfactory to Agents and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations (other than L/C Reimbursement Obligations) as to which no claim has been asserted) and (D) to the extent requested by either Agent, receipt by Agents and the Secured Parties of liability releases from the Credit Parties each in form and substance acceptable to Agents.
Each Lender and L/C Issuer hereby directs Working Capital Agent, and Working Capital Agent hereby agrees, upon receipt of at least five (5) Business Days’ advance notice from the Borrower Representative, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.
     8.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Working Capital Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by any Agent, shall confirm such agreement in a writing in form and substance acceptable to Agents) this Article VIII and Sections 9.3, 9.9, 9.10, 9.11, 9.17, 9.24 and 10.1 (and, solely with respect to L/C Issuers, Section 1.1(c)) and the decisions and actions of each Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Working Capital Agent, Term Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.
     8.12 Documentation Agent and Syndication Agent. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Documentation Agent and Syndication Agent shall not have any duties or responsibilities, nor shall the Documentation Agent and Syndication Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Documentation Agent and Syndication Agent. At any time that any Lender serving (or whose Affiliate is serving) as Documentation Agent and/or Syndication Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and the Revolving Commitment, such Lender (or an Affiliate of such Lender acting as Documentation Agent or Syndication Agent) shall be deemed to have concurrently resigned as such Documentation Agent and/or Syndication Agent.

ARTICLE IX.
MISCELLANEOUS
     9.1 Amendments and Waivers.
          (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Working Capital Agent with the consent of the Required Lenders), and the Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by Working Capital Agent with the consent of all the Lenders directly affected thereby), in addition to the Required Lenders (or by Working Capital Agent with the consent of the Required Lenders) and the Borrowers, do any of the following:
         (i) increase or extend the Revolving Commitment of any Revolving Lender (or reinstate any Revolving Commitment terminated pursuant to Section 7.2(a));
         (ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.8 (other than under Section 1.8(a)) may be postponed, delayed, waived or modified with the consent of Required Lenders);
         (iii) reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;
         (iv) Intentionally Omitted;
         (v) amend this Section 9.1 or the definition of Required Lenders, Required Working Capital Lenders or Required Term B Lenders or any provision providing for consent or other action by all Lenders; or
         (vi) discharge any Credit Party from its respective payment Obligations under the Loan Documents, or subject to Section 7, release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;
it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (v) and (vi).
          (b) No amendment, waiver or consent shall, unless in writing and signed by Working Capital Agent, the Swingline Lender or the L/C Issuer, as the case may be, in addition to the Required Working Capital Lenders or all Lenders directly affected thereby, as the case may be (or by Working Capital

Agent with the consent of the Required Working Capital Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Working Capital Agent, the Swingline Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the order of treatment of Obligations arising under Secured Rate Contracts in a manner adverse to any Secured Swap Provider or otherwise resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), shall be effective without the written consent of such Secured Swap Provider or, in the case of a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital.
          (c) No amendment or waiver shall, unless signed by Working Capital Agent and Required Lenders (or by Working Capital Agent with the consent of Required Lenders) in addition to the Required Lenders (or by Working Capital Agent with the consent of the Required Lenders): (i) amend or waive compliance with the conditions precedent to the obligations of FILO Lenders to make the FILO Loan, (ii) amend or waive compliance with the conditions precedent to the obligations of Term B Lenders to make the Term B Loans, (iii) amend or waive compliance with the conditions precedent to the obligations of Revolving Lenders to make any Revolving Loan (or of L/C Issuer to issue any Letter of Credit) in Section 2.2; (iv) amend or waive non-compliance with any provision of Section 1.1(b)(ii); (v) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Revolving Lenders to make any Revolving Loan (or of L/C Issuer to issue any Letter of Credit) in Section 2.2; or (vi) amend or waive this Section 9.1(c) or the definitions of the terms used in this Section 9.1(c) insofar as the definitions affect the substance of this Section 9.1(c).
          (d) No amendment or waiver shall, unless signed by Agents, Required Lenders (or by Working Capital Agent with the consent of Required Lenders) and Term B Lenders (or by Term B Agent with the consent of Term B Lenders) (A) amend and or modify any of the following definitions: Borrowing Base (and any component definitions thereof), Mandatory Reserves, Availability Reserves, Term B Reserve, Minimum Excess Availability Amount, Excluded Cash Management Services, Lease Assumption Reserve Commencement Date, Lease Rejection Date, Carve-Out, Carve-Out Amount, Approved Budget, Variance Report, Interim Order, Final Order or Sale Process Default, (B) amend or waive any provision in Article IV or V, (C) waive any Event of Default or (D) amend this Section 9.1(d). As among the Lenders and the Agents, nothing contained herein shall limit, restrict or impair the discretionary rights and ability of the Working Capital Agent to impose or establish any and all Reserves and to thereafter reduce or eliminate such Reserves (other than Reserves the amount or methodology of calculation of which are expressly set forth pursuant to the terms of this Agreement), or to determine the eligibility of Collateral for inclusion in the calculation of the Borrowing Base, consistent with Working Capital Agent’s usual business practices and in accordance with the terms of this Agreement; provided, that, other than as expressly set forth herein, the Working Capital Agent agrees to impose a methodology no less restrictive than that used as of the date hereof in determining reserves or eligibility.
          (e) Notwithstanding anything to the contrary contained in this Section 9.1, (w) Borrowers may amend Schedules 3.16, 3.19 and 3.21 upon notice to Agents, (x) Borrowers may amend Schedules 3.22, provided that the Borrowers shall have complied with the requirements set forth in Section 4.11, (y) Working Capital Agent may amend Schedules 1.1(a)(ii) or 1.1(b) to reflect Sales entered into pursuant to Section 9.9 and Term B Agent may amend Schedule 1.1(a)(ii) to reflect Sales entered into pursuant to Section 9.9, and (z) Agents and Borrowers may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Credit Parties; provided that no Credit Card Receivables or Inventory of such Person shall be included as Eligible Credit Card Accounts or Eligible Inventory until a field examination (and, if required by Working Capital Agent, an Inventory appraisal) with respect thereto has been completed to the satisfaction of Working Capital Agent, including the establishment of Reserves required in Working Capital Agent’s Permitted Discretion.
     9.2 Notices.
          (a) Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) in the case of notices to Persons other than the Credit Parties, posted to Intralinks® (to the extent such system is available and set up by or at the direction of Working Capital Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to Working Capital Agent prior to such posting, (iii) in the case of notices to Persons other than the Credit Parties, posted to any other E-System approved by or set up by or at the direction of Working Capital Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Agents and the Swingline Lender, to the other parties hereto, (B) in the case of the Credit Parties, to the Agents and (C) in the case of all other parties, to the Borrower Representative and Agents. Transmissions made by electronic mail or E-Fax to Agents shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agents applicable at the time and previously communicated to Borrower Representative, and (z) if receipt of such transmission is acknowledged by Agents.

          (b) Effectiveness. (i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agents pursuant to Article I shall be effective until received by Agents.
               (ii) The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.
          (c) Each Lender shall notify Agents in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as either Agent shall reasonably request.
     9.3 Electronic Transmissions.
          (a) Authorization. Subject to the provisions of Section 9.2(a), each of Working Capital Agent, Term B Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.
          (b) Signatures. Subject to the provisions of Section 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in

Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agents, each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.
          (c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agents and Credit Parties in connection with the use of such E-System.
          (d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENTS, LENDERS OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY EITHER AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of each Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agents have no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
     9.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of either Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, either Agent or any Lender shall be effective to amend, modify or discharge any obligation or provision of this Agreement or any of the other Loan Documents.
     9.5 Costs and Expenses. Borrower shall reimburse (i) each Agent for all fees, costs and expenses (including the reasonable fees and expenses of all of such Agent’s counsel, advisors, consultants and auditors (including without limitation financial advisors and sales consultants)), (ii) Lenders for all reasonable and actual out of pocket costs and expenses (other than Attorneys Costs), and (iii) each Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including sales consultants and advisors, environmental and management consultants and appraisers), incurred in connection with the negotiation and preparation of the Loan Documents, the Interim Order and the Final Order and incurred in connection with:
          (a) the forwarding to any Borrower or any other Person on behalf of any Borrower by any Agent of the proceeds of any Loan;
          (b) any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;
          (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by any Agent, any Lender, any Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case or proceeding commenced by or against any Borrower or any other Person that may be obligated to any Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Agents, such reimbursement shall be limited to one counsel for all Revolving Lenders and one counsel for all Term B Lenders; provided, further, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct (as determined by a final non-appealable judgment);
          (d) any attempt to enforce any remedies of any Agent against any or all of the Credit Parties or any other Person that may be obligated to any Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than

Agents, such reimbursement shall be limited to one counsel for all Revolving Lenders and one counsel for all Term B Lenders;
          (e) any workout or restructuring of the Loans during the pendency of one or more Events of Default;
          (f) the obtaining of approval of the Loan Documents by the Bankruptcy Court;
          (g) the preparation and review of pleadings, documents and reports related to the Chapter 11 Cases and any subsequent case under Chapter 7 of the Bankruptcy Code, attendance at meetings, court hearings or conferences related to the Chapter 11 Cases and any subsequent case under Chapter 7 of the Bankruptcy Code, and general monitoring of the Chapter 11 Cases and any subsequent case under Chapter 7 of the Bankruptcy Code;
          (h) efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral; and
          (i) any lien searches or request for information listing financing statements or liens filed or searches conducted to confirm receipt and due filing of financing statements and security interests in all or a portion of the Collateral;
including, as to each of clauses (a) through (i) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 9.5, all of which shall be payable, on demand, by Borrowers to applicable Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, sales consultants, financial advisors, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.
     9.6 Indemnity.
          (a) Each Credit Party agrees to indemnify, hold harmless and defend each Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) with respect to any act, event or transaction related, contemplated in or attendant to any of the foregoing, any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, subject to the following proviso, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each of each Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.
          (b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any Real Estate of any Credit Party or any Related Person or any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Working Capital Agent or following either Agent or any Lender having become the successor-in-interest to any Credit Party or any

Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.
     9.7 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from a Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.
     9.8 Intentionally Omitted.
     9.9 Assignments and Participations; Binding Effect.
          (a) Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, the other Credit Parties signatory hereto and Agents and when Agents shall have been notified by each Lender and the initial L/C Issuer that such Lender or L/C Issuer has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrowers, the other Credit Parties hereto (in each case except for Article VIII), Agents, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9), none of any Borrower, any other Credit Party, any L/C Issuer or Agents shall have the right to assign any rights or obligations hereunder or any interest herein.
          (b) Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Revolving Commitments, FILO Commitments, Term B Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the applicable Agent and, with respect to Sales of Revolving Commitments, each L/C Issuer that is a Lender and, as long as no Event of Default is continuing, the Borrower Representative (which acceptances of the L/C Issuers and the Borrower Representative shall be deemed to have been given unless an objection is delivered to Agents within five (5) Business Days after written notice of a proposed sale is delivered to such L/C Issuers and Borrower Representative, as applicable); provided, however, that (u) provided, that no assignment may be made to certain pre-agreed competitors of the Borrowers, (v) such Sales do not have to be ratable between the Revolving Loan and FILO Loan but must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans or the FILO Loan, (w) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Revolving Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower Representative (to the extent required) and Agents, (x) such Sales shall be effective only upon the acknowledgement in writing of such Sale by the applicable Agent, (y) interest accrued prior to and through the date of any such Sale may not be assigned, and (z) such Sales by Non-Funding Lenders shall be subject to Working Capital Agent’s prior written consent in all instances. A Sale to a Credit Party, an Affiliate of a Credit Party, a holder of Subordinated Debt or an Affiliate of such a holder shall be at the discretion of the Agents and subject to the imposition of conditions or limitations (including limitations on voting).
          (c) Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the applicable Agent an Assignment via an electronic settlement system designated by such Agent (or, if previously agreed with such Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to such Agent), any tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to such Agent, unless waived or reduced by such Agent; provided, that (i) if a Sale by a Revolving Lender is made to an Affiliate or an Approved Fund of such assigning Revolving Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by such Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of Section 9.9(b), upon such Agent (and the Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, such Agent shall record or cause to be recorded in the Registers the information contained in such Assignment.
          (d) Effectiveness. Subject to the recording of an Assignment by the applicable Agent in the applicable Register pursuant to Section 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such

Assignment, relinquish its rights (except for those surviving the termination of the Revolving Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).
          (e) Grant of Security Interests. In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agents or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agents; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.
          (f) Participants and SPVs. In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to Agents, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agents or the Borrowers, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the FILO Loan, Term B Loans, Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Registers, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 10.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agents by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of Section 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of Section 9.1(a). No party hereto shall institute (and each Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Revolving Commitments and the payment in full of the Obligations.
     9.10 Non-Public Information; Confidentiality.
          (a) Non-Public Information. Agents, each Lender and L/C Issuer acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state security laws and regulations).
          (b) Confidential Information. Each Lender, L/C Issuer and Agents agree to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential, except that such information may be disclosed (i) with the Borrower Representative’s written consent, (ii) to Related Persons of such Lender, L/C Issuer or such Agent, as the case may be, or to any Person that any L/C Issuer causes to issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed (and such Related Persons agree) to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender, L/C Issuer or such Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or such Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.
          (c) Tombstones. Each Credit Party consents to the publication by Agents or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Credit Party’s name, product photographs, logo or trademark. Agents or such Lender shall provide a draft of any advertising material to Borrower Representative for review and comment prior to the publication thereof.
          (d) Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to GE Capital or GA Capital or of any of their Affiliates, the Loan Documents or any transaction contemplated therein to which Agents are party without the prior consent of GE Capital or GA Capital (as applicable) except to the extent required to do so under applicable Requirements of Law and then, only after consulting with GE Capital.
          (e) Distribution of Materials to Lenders and L/C Issuers. The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agents, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System. The Credit Parties authorize Agents to download copies of their logos from its website and post copies thereof on an E-System.
          (f) Material Non-Public Information. The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the U.S., they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of U.S. federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agents, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of U.S. federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or Agents (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C requests, Swingline requests and any similar requests or notices posted on or through an E-System). Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to Agents a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.
     9.11 Set-off; Sharing of Payments.
          (a) Right of Setoff. Each of Agents, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized (notwithstanding the provisions of 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court), without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agents, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrowers or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Agents or Required Lenders. Each of

Agents, each Lender and each L/C Issuer agrees promptly to notify the Borrower Representative and Agents after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agents, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.
          (b) Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 9.9 or Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the applicable Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by the applicable Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Lender or Impacted Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Working Capital Agent in an amount that would satisfy the cash collateral requirements set forth in Section 1.11(b).
     9.12 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.
     9.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     9.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
     9.15 Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.
     9.16 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agents, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agents merely because of Agents’ or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.
     9.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the L/C Issuers party hereto, Agents and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.
     9.18 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA (INCLUDING THE BANKRUPTCY CODE). EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THE BANKRUPTCY COURT MAY HAVE TO BE HEARD BY A COURT OTHER THAN THE BANKRUPTCY COURT; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN

ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN SECTION 9.2 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.
     9.19 WAIVER OF JURY TRIAL. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
     9.20 Entire Agreement; Release; Survival.
          (a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH). IF

ANY PROVISION IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONFLICTS WITH ANY PROVISION IN THE INTERIM ORDER OR FINAL ORDER, THE PROVISION IN THE INTERIM ORDER OR FINAL ORDER SHALL GOVERN AND CONTROL.
          (b) Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of each Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          (c) (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses) and 9.6 (Indemnity) and Articles VIII (Agents) and X (Taxes, Yield Protection and Illegality) and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Revolving Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.
     9.21 Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.
     9.22 Replacement of Lender. Within forty-five days after: (i) receipt by the Borrower Representative of written notice and demand from any Lender that is not an Agent or an Affiliate of an Agent (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6; or (ii) any failure by any Lender (other than either Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrowers may, at their option, notify Agents and such Affected Lender (or such defaulting or non-consenting Lender, as the case may be) of the Borrowers’ intention to obtain, at the Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such defaulting or non-consenting Lender, as the case may be), which Replacement Lender shall be reasonably satisfactory to Agents. In the event the Borrowers obtain a

Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or defaulting or non-consenting Lender, as the case may be) shall sell and assign its Loans and Revolving Commitments to such Replacement Lender, at par, provided that the Borrowers have reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrowers shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrowers, the Replacement Lender and Agents, shall be effective for purposes of this Section 9.22 and Section 9.9. Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, the Borrowers or Working Capital Agent may obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or an Impacted Lender at any time and without prior notice to such Non-Funding Lender or an Impacted Lender and cause its Loans and Revolving Commitments to be sold and assigned at par. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such replaced Lender to indemnification hereunder shall survive.
     9.23 Joint and Several. Each Credit Party is part of a group of affiliated Persons, and each Credit Party expects to receive substantial direct and indirect benefits from the extension of the credit facility established pursuant to this Agreement. In consideration of the foregoing, each Credit Party hereby irrevocably and unconditionally agrees that it is jointly and severally liable for all of the liabilities, obligations, covenants and agreements of the Credit Party hereunder and under the other Loan Documents, whether now or hereafter existing or due or to become due. The obligations of the Credit Parties under the Loan Documents may be enforced by Working Capital Agent, Term Agent and the Lenders pursuant to the terms hereof against any Credit Party in any manner or order selected by Agents or Required Lenders in their sole discretion. Each Credit Party hereby irrevocably waives (i) any rights of subrogation and (ii) any rights of contribution, indemnity or reimbursement, in each case, that it may acquire or that may arise against any other Credit Party due to any payment or performance made under this Agreement, in each case until all Obligations shall have been fully satisfied. Without limiting the foregoing provisions of this Section 9.23, each Borrower acknowledges and agrees that:
          (a) its obligations under this Agreement shall remain enforceable against it even though such obligations may be unenforceable or not allowable against any other Borrower due to the existence of an insolvency proceeding involving any other Borrower;
          (b) its obligations under this Agreement are independent of the obligations of any other Credit Party, and a separate action or actions may be brought and prosecuted against it in respect of such obligations irrespective of whether any action is brought against any other Credit Party or any other Credit Party is joined in any such action or actions;
          (c) it hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
               (i) any lack of validity or enforceability of this Agreement, any other Loan Document or any agreement or instrument relating hereto or thereto in respect of any other Credit Party;
               (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any other Credit Party under or in respect of this Agreement, the other Loan Documents, or any other amendment or waiver of or any consent to departure from this Agreement or any other Loan Document, in respect of any other Credit Party;
               (iii) any change, restructuring or termination of the structure or existence of any other Borrower;
               (iv) the failure of any other Person to execute or deliver any other agreement or the release or reduction of liability of any other Person with respect to any obligations of the Borrowers under this Agreement or any other Loan Document;
               (v) any other circumstance (including any statute of limitations but other than the Obligations having been fully satisfied) or any existence of or reliance on any representation by any other Person that might otherwise constitute a defense available to, or a discharge of, any other Credit Party; or
               (vi) the application of any Loan proceeds to, or the extension of any other credit for the benefit of, any other Borrower, any other Credit Party, or any of their Subsidiaries;
          (d) its obligations under this Agreement and the other Loan Documents shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such obligations is rescinded or must otherwise be returned by any Person upon the insolvency, bankruptcy or reorganization of any other Borrower, all as though such payment had not been made; and
          (e) it hereby unconditionally and irrevocably waives any right to revoke its joint and several liability under the Loan Documents and acknowledges that such liability is continuing in nature and applies to all obligations of the Credit Parties under the Loan Documents, whether existing now or in the future.
     9.24 Creditor-Debtor Relationship. The relationship between Agents, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.
     9.25 Actions in Concert. Notwithstanding anything contained herein to the contrary, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Credit Party arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agents or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agents or Required Lenders, except as set forth in Sections 7.2, 7.3 and 7.9.
ARTICLE X.
TAXES, YIELD PROTECTION AND ILLEGALITY
     10.1 Taxes.
          (a) Except as otherwise provided in this Section 10.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i) and (ii) below, the “Taxes”) other than for (i) taxes measured by overall net income (however denominated, including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party by the jurisdiction (or any political subdivision thereof) in which such Secured Party is organized, maintains its principal office or applicable Lending Office, or is considered to be present or engaged in business (other than solely from the execution or performance of its obligations or receipt of a payment under, or enforcement of, the Loan Documents), (ii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by Agents or any Lender to deliver the documentation required to be delivered pursuant to clause (f) below or (iii) in the case of a Non-U.S. Lender Party, any United States withholding tax that is imposed on amounts payable or on account of a Credit Party pursuant to Section 1471 through 1474 of the Code, provided that such Credit Party shall cooperate to the extent reasonably requested by a Non-U.S. Lender Party in any respect to any documentation required to avoid or reduce the amount of such withholding tax.
          (b) If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Agents an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agents; provided, however, that no such increase shall be made with respect to, and no Credit Party shall be required to indemnify any Secured Party pursuant to clause (d) below for, (x) withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Secured Party” under this Agreement in the capacity under which such Person makes a claim under this clause (b), designates a new Lending Office or experiences a change in circumstances (other than a change in a Requirement of Law), except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 9.22) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, or such Secured Party was entitled at the time of designation of a new Lending Office or change in circumstances, to receive additional amounts under this clause (b), or (y) any United States backup withholding tax required by the Code to be withheld from amounts payable to a Secured Party that is subject to backup withholding due to (A) notified payee underreporting of reportable interest or dividend payments or other reportable payments or (B) the IRS notifying either Agent or Borrower that the furnished taxpayer identification number is incorrect.
          (c) In addition, the Credit Parties agree to pay, and authorize Agents to pay in their name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). The Swingline Lender may, without any need for notice, demand or consent from the Borrowers or the Borrower Representative, by making funds available to the applicable Agent in the amount equal to any such payment, make a Swing Loan to the Borrowers in such amount, the proceeds of which shall be used by the applicable Agent in whole to make such payment. Within 30 days after the date of any payment of Other Taxes by any Credit Party, the Borrowers shall furnish to such Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to such Agent.
          (d) The Borrowers shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agents), each Secured Party for all Taxes and Other Taxes with respect to any payment under any Loan Document (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Secured Party

(or of an Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower Representative with copy to Agents, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Agents and such Secured Party may use any reasonable averaging and attribution methods.
          (e) Any Secured Party claiming any additional amounts payable pursuant to this Section 10.1 shall use its commercially reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce or eliminate any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Secured Party, be otherwise disadvantageous to such Secured Party.
          (f) (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower Representative or Agents (or, in the case of a participant or SPV, the relevant Lender), provide Agents and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Agents that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower Representative and the applicable Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and the applicable Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.
               (ii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower Representative or an Agent (or, in the case of a participant or SPV, the relevant Lender), provide such Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.
               (iii) Each Lender having sold a participation in any of its Obligations or identified an SPV as such to such Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to such Agent.
          (g) The agreements in this Section 10.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder
     10.2 Illegality. If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrowers through the applicable Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified such Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exists.
          (a) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrowers shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.
          (b) If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower Representative may elect, by giving notice to such Lender through the applicable Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

          (c) Before giving any notice to such Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.
     10.3 Increased Costs and Reduction of Return.
          (a) If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or of issuing or maintaining any Letter of Credit, then the Borrowers shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to the applicable Agent), pay to such Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 10.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          (b) If any Lender or L/C Issuer shall have determined that:
          (i) the introduction of any Capital Adequacy Regulation;
          (ii) any change in any Capital Adequacy Regulation;
          (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or
          (iv) compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;
in the case of any of clauses (i) — (iv) subsequent to the date hereof, affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Revolving Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to the applicable Agent), the Borrowers shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     10.4 Funding Losses. The Borrowers agree to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:
          (a) the failure of the Borrowers to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);
          (b) the failure of the Borrowers to borrow, continue or convert a Loan after the Borrower Representative has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;
          (c) the failure of the Borrowers to make any prepayment after the Borrowers have given a notice in accordance with Section 1.7;
          (d) the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or
          (e) the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;
including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified the applicable Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 10.4 and under Section 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.
     10.5 Inability to Determine Rates. If either Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to Section 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, such Agent will forthwith give notice of such determination to the Borrower Representative and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until such Agent revokes such notice in writing. Upon receipt of such notice, the Borrower Representative may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower Representative does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower Representative, in the amount specified in the applicable notice submitted by the Borrower Representative, but such Loans shall be made, converted or continued as Base Rate Loans.
     10.6 Reserves on LIBOR Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower Representative shall have received at least fifteen (15) days’ prior written notice (with a copy to Agents) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.
     10.7 Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower Representative (with a copy to Agents) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.
     10.8 Parties Including Trustees; Bankruptcy Court Proceedings. This Agreement, the other Loan Documents, and all Liens and other rights and privileges created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Credit Party, the estates of the Credit Parties, and any trustee, other estate representative or any successor in interest of the Credit Parties in the Chapter 11 Cases or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of Agents and Lenders and their respective assigns, transferees and endorsees. The Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of the Chapter 11 Cases or any other bankruptcy case of any Credit Party to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of the Chapter 11 Cases or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that Agents file financing statements or otherwise perfect its Liens under applicable law. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agents and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agents and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agents and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.
     10.9 Intercreditor Agreement Superseded. Upon the entry of the Final Order, that certain Intercreditor Agreement dated as of March 31, 2010 relating to the Pre-Petition Facilities is superseded in all respects by the provisions of this Agreement and the Interim Order (or Final Order, as applicable) and the rights and remedies of and as among the Secured Parties with respect to the Collateral, the Term B Priority Collateral and the Revolving Priority Collateral shall be governed by this Agreement and the Interim Order (or Final Order, as applicable).
ARTICLE XI.
DEFINITIONS
     11.1 Defined Terms. The following terms have the following meanings:
     “Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Credit Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party, net of any credits, rebates or offsets owed to such customer.
     “Account Debtor” means the customer of a Credit Party who is obligated on or under an Account.
     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, or (c) a merger or consolidation or any other combination with another Person.

     “Actual Cash Management Exposure” shall mean the obligations due and owing to Bank of America, N.A. with respect to the cash management services (other than Excluded Cash Management Services) from time to time made available to the Credit Parties in the ordinary course of business consistent with past practices through the date that is three (3) Business Days following receipt by Bank of America, N.A. of a Termination Notice.
     “Actual Disbursement Amount” shall mean the actual amount of all disbursements made by the Credit Parties during the relevant Period.
     “Actual Sales Receipts” shall mean the actual amount of all sales receipts received by the Credit Parties during the relevant Period as determined in a manner consistent with the Approved Budget.
     “Adequate Protection Superpriority Claims” has the meaning assigned to the term “Adequate Protection Superpriority Claims” in the Interim Order (or the Final Order, when applicable).
     “Affected Asset Sale” means a liquidation in one or a series of related transactions of the assets located on the property that are subject to leases rejected on the Lease Rejection Date.
     “Affected Lender” has the meaning specified in Section 9.22.
     “Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the Stock (either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to be an Affiliate of the other Person. Notwithstanding the foregoing, neither Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.
     “Agents” means the Working Capital Agent and the Term B Agent, and where the context so requires either of the Working Capital Agent or Term B Agent as to the applicable type of Loan or extension of credit.
     “Agent Report” has the meaning specified in Section 8.5(c).
     “Aggregate Commitment” means, at any time, the combined Aggregate Revolving Commitments, as such amount may be reduced from time to time pursuant to this Agreement plus the Aggregate FILO Commitments.

     “Aggregate Exposure” means, at any time, the Aggregate Revolving Exposure of all the Revolving Lenders at such time plus the Aggregate FILO Exposure of all the FILO Lenders at such time.
     “Aggregate FILO Exposure” means, at any time, the aggregate FILO Exposure of all the FILO Lenders at such time.
     “Aggregate FILO Commitment” means the combined FILO Commitments of all of the FILO Lenders, which shall initially be in the amount of $20,000,000, as such amount may be reduced from time to time pursuant to this Agreement.
     “Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Revolving Lenders at such time.
     “Aggregate Revolving Commitment” means the combined Revolving Commitments of all of the Revolving Lenders, which shall initially be in the amount of $410,000,000, as such amount may be reduced from time to time pursuant to this Agreement.
     “Aggregate Term B Commitment” means the combined Term B Commitments of all of the Term B Lenders, which shall initially be in the amount of $55,000,000, as such amount may be reduced from time to time pursuant to this Agreement.
     “Aggregate Term Exposure” means, at any time, the aggregate Term Exposure of all the Term B Lenders at such time.
     “Approved Budget” shall mean the budget prepared by the Borrowers and furnished to Agents and the Lenders on the Closing Date and which is approved by, and in form and substance satisfactory to, Agents and the Term B Lenders in their reasonable discretion, as the same may be updated, modified or supplemented from time to time as provided in Section 4.16 which shall include a weekly cash budget, including information on a line item basis as to (x) projected cash receipts, (y) projected disbursements (including ordinary course operating expenses, bankruptcy-related expenses (including professional fees), capital expenditures, asset sales and fees and expenses of Agents and Lenders (including counsel therefor) and any other fees and expenses relating to the Loan Documents), and (z) total available liquidity (consisting of Maximum Borrowing Availability and Maximum Revolving Borrowing Availability).
     “Approved Budget Variance Report” shall mean a weekly report provided by the Borrower Representative to Agents (i) showing by line item Actual Sales Receipts, Actual Disbursement Amounts and total available liquidity for the last day of the Prior Week, the Cumulative Four Week Period and the Cumulative Period, noting therein all variances, on a line-item basis, from amounts set forth for such period in the Approved Budget, and shall include explanations for all material variances, and (ii) certified by the chief financial officer of the Borrowers.
     “Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business for such Lender or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.
     “Approved Liquidation Agreement” shall mean an agreement between a Credit Party and an Approved Liquidator for the liquidation on an equity basis of the Inventory of a Store to be closed, such agreement to be in form and substance reasonably satisfactory to Agents.
     “Approved Liquidator” shall mean a nationally recognized liquidator of recognized standing approved by Agents.
     “Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by Agent, in substantially in the form of Exhibit 11.1(a) or any other form approved by Agent.
     “Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.
     “Availability” means, at any time, the amount by which (a) the Maximum Borrowing Availability at such time, exceeds (b) the Aggregate Exposure. Availability shall at all time be calculated based on trade payables being paid currently in accordance with usual and customary standards for the retail industry and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales.
     “Availability Reserves” means (a) the Gift Card and Merchandise Credit Reserve, (b) the Rent Reserve, (c) reserves in respect of Bank Products established by Working Capital Agent in its Permitted Discretion, and (d) those other miscellaneous reserves identified in the initial Approved Budget as “Other Reserves.”
     “Bank Product” shall mean any of the following products, services or facilities extended to any Credit Party or any of its Subsidiaries by GE Capital or any of its Affiliates: (a) any services provided from time to time in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services; (b) commercial credit card and purchasing cards; (c) leases and letters of credit and (d) other banking products or services approved by Agent.
     “Bankruptcy Code” has the meaning assigned to it in the recitals to the Agreement.

     “Bankruptcy Court” has the meaning assigned to it in the recitals to the Agreement.
     “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Chapter 11 Cases.
     “Base Rate” means, for any day, a rate per annum equal to the higher of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by Working Capital Agent) or any similar release by the Federal Reserve Board (as determined by Working Capital Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Federal Funds Rate. With respect to all Term B Loans, the Base Rate shall not be less than 3.75%.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.
     “Borrower” and “Borrowers” has the meaning specified in the preamble to this Agreement.
     “Borrower Materials” has the meaning specified in Section 9.10(e).
     “Borrower Representative” has the meaning specified in Section 1.12.
     “Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrowers on the same day by the Lenders pursuant to Article I.
     “Borrowing Base” means, as of any date of determination by Working Capital Agent, from time to time, an amount equal to the sum at such time of:
          (a) 90% of the book value of Eligible Credit Card Accounts at such time; and
          (b) 90% of the book value of Eligible Inventory valued at the lower of cost or market on a first-in, first-out basis, multiplied by the NOLV Percentage for Inventory;
in each case of clauses (a) and (b), less Availability Reserves established by Working Capital Agent at such time in its Permitted Discretion.

     “Borrowing Base Certificate” means a certificate of the Borrower Representative, on behalf of each Credit Party, in substantially the form of Exhibit 11.1(b) hereto, duly completed as of a date acceptable to Agents in their sole discretion.
     “Budgeted Disbursement Amount” means the line items contained in the Approved Budget under the headings ‘non-operating disbursement subtotal’ and ‘operating disbursements subtotal’ during the relevant Period of determination as set forth in the Approved Budget.
     “Budgeted Sales Receipts” means the line items contained in the Approved Budget under the headings ‘receipts subtotal’ during the relevant Period of determination as set forth in the Approved Budget.
     “Business Day” means any day other than a Saturday, Sunday or other day on which federal reserve banks are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.
     “Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.
     “Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.
     “Capital Lease Obligations” means all monetary obligations of any Credit Party or any Subsidiary of any Credit Party under any Capital Leases.
     “Carve-Out” shall mean, collectively, (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to 28 U.S.C. §1930(a), (ii) upon the delivery of a Carve-Out Trigger Notice, an amount equal to the Carve-Out Amount, which amount may be used subject to the terms of the applicable DIP Order to pay any budgeted fees or expenses incurred by the Borrowers and any statutory committees appointed in the Chapter 11 Cases (each, a “Committee”) that remain unpaid subsequent to the payment of such fees and expenses from available funds remaining in the Credit Parties’ estates for such creditors, in respect of (A) compensation for services rendered or reimbursement of expenses allowed and awarded by the Bankruptcy Court to the Borrowers’ or any Committee’s professionals and (B) the reimbursement of expenses allowed by the Bankruptcy Court incurred by the Committee members in the performance of their duties (but excluding fees and expenses of third party professionals employed by such members) (“Committee Fees”), in each case, incurred after the delivery of a Carve-Out Trigger Notice, (iii) any budgeted and accrued and unpaid fees and expenses of Borrowers’ and the Committee’s professionals incurred prior to the receipt of the Carve-Out Trigger Notice, whether or not such accrued and unpaid fees have yet been invoiced to the Borrowers or submitted for approval to the Bankruptcy Court to the extent allowed; and (iv) any professional fees and documented out-of-pocket expenses of a chapter 7 trustee under section 726(b) of the Bankruptcy Code up to a maximum amount of $100,000 in the aggregate. No portion of the Carve-Out, any cash collateral or proceeds of the Loans may be used for the payment of the fees and expenses of any person incurred in challenging, or in relation to the challenge of the liens or claims of any or all of the Agents or the Lenders, or the initiation or prosecution of any claim or action against any or all of the Agents or the Lenders, including any claim under Chapter 5 of the Bankruptcy Code, in respect of the Pre-Petition Facilities. So long as the Carve-Out Trigger Notice has not been delivered, the Borrowers shall be permitted to pay, as the same may become due and payable, budgeted fees and expenses payable under 11 U.S.C. § 330 and § 331 pursuant to court order, and the same shall not reduce the Carve-Out Amount.
     “Carve-Out Trigger Notice” shall mean a written notice delivered by either Agent to the Borrowers’ lead counsel, the U.S. Trustee, and lead counsel to any Committee which notice may be delivered following the occurrence and during the continuation of an Event of Default, expressly stating that the Carve-Out Amount is invoked.
     “Carve-Out Amount” means $4,000,000.
     “Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.
     “Cash Management L/C Facility” has the meaning specified in the preamble to this Agreement.
     “Cash Management Letter of Credit” means a standby letter of credit issued for the account of the Credit Parties by the Working Capital Agent (as L/C Issuer of the Cash

Management Letter of Credit), for which Working Capital Agent and Revolving Lenders (subject to Section 1.1(c)(viii)) has incurred Letter of Credit Obligations.
     “Cash Management Order” means the Interim Order Pursuant to 11 U.S.C. §§ 105(a), 45(b), 63(b), 363(c), AND 364(a) and Fed. R. Bankr. P. 6003 and 6004 Granting (I) Authority To (A) Continue To Operate The Debtors’ Cash Management System, (B) Honor Certain Prepetition Obligations On Account Of Service Charges Related Thereto, (C) Maintain Existing Bank Accounts and Business Forms, (D) Maintain The Ability to Use Debit, Wire and ACH Payments, And (E) Honor The Continued Use of Certain Corporate Credit Cards; and (II) An Extension of Time To Comply With 11 U.S.C. § 345(b), in form and substance acceptable to Agent.
     “Cash Management Systems” has the meaning ascribed to it in Section 2.1(i).
     “CERCLA” has the meaning specified in Section 3.12.
     “Change of Control” shall mean (a) an event or series of events by which any “person” or “group” of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) (other than any other “person” or “group” that the Agent shall have approved in writing in its sole discretion) shall have acquired “beneficial ownership” (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time or the satisfaction of other conditions and irrespective of the financial and other terms upon which such right may be exercised (such right, an “option right”)), directly or indirectly, of thirty seven and a half percent (37.5%) or more of the voting Stock or Stock Equivalents of BGI that is entitled (or would be entitled upon exercise) to vote for members of the board of directors or equivalent governing body of BGI (and taking into account all such securities that such “person” or “group” and all other “persons” or “groups” have the right to acquire pursuant to any option right); or (b) during any period of twelve consecutive calendar months, individuals who were directors of BGI on the first day of such period (together with any new directors whose election by the Board of Directors of BGI was approved by a vote of sixty-six and two-thirds percent (66 2/3%) of the directors then still in office who were either directors at the beginning of such period or whose election was previously so approved) shall cease to constitute a majority of the board of directors of BGI; or (c) BGI fails to own 100% of the Stock and Stock Equivalents of all other Credit Parties, except as a result of a transaction permitted hereunder.
     “Chapter 11 Cases” has the meaning assigned to it in the recitals to the Agreement.
     “Closing Date” means the date on which all of the conditions precedent set forth in Section 2.1 have been satisfied or waived in writing by the Agents and the initial Loans are made or initial Letters of Credit Issued.

     “Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.
     “Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party, that is at any time subject to a security interest or Lien in favor of Working Capital Agent, on behalf of itself, the Lenders and the other Secured Parties, pursuant to the Guaranty and Security Agreement or any other Collateral Document, in each case, to secure the Obligations, including, without limitation, all collateral described in the Interim Order or the Final Order, as applicable.
     “Collateral Documents” means, collectively, the Guaranty and Security Agreement, the IP Security Agreements, the Interim Order, the Final Order, the Mortgages, each Control Agreement, and all other security agreements, pledge agreements, patent security agreement, trademark security agreements, lease assignments, bailee agreements, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party and any Lender, L/C Issuer or Working Capital Agent for the benefit of Working Capital Agent, the Lenders, L/C Issuers and other Secured Parties now or hereafter delivered to the Lenders or any Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or any Agent for the benefit of Agents, the Lenders, L/C Issuer and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.
     “Commitment”, means (a) for each Revolving Lender, the sum of its Revolving Commitment, (b) for each FILO Lender, the sum of its FILO Commitment, and (c) for each Term B Lender, the sum of its Term B Commitment.
     “Commitment Percentage”, means (a) for each Revolving Lender, such Revolving Lender’s Revolving Commitment Percentage, (b) for each FILO Lender, such FILO Lender’s FILO Commitment Percentage and (c) for each Term B Lender, such Term B Lender’s Term B Commitment Percentage.
     “Committees” shall have the meaning set forth in the definition of “Carve-Out”.
     “Concentration Account” means the Control Account, Account No. 4427082445 held at Bank of America, N.A., or such other Control Account that may be specified by Working Capital Agent in writing.
     “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.
     “Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, license agreement, document or agreement to which such Person is a party or by which it or any of its Property is bound.
     “Control Account” means each deposit account now or hereafter owned by the Credit Parties, other than (i) payroll accounts (so long as each such payroll account is a zero balance account), withholding tax and other fiduciary accounts, (ii) local store operating accounts with cash or cash equivalents not exceeding $3,000,000 at any time in the aggregate for all such local store operating accounts and (iii) deposit accounts not maintained in the United States or Puerto Rico with cash or cash equivalents not exceeding $300,000 at any time in the aggregate for all such accounts.
     “Control Agreement” means a tri-party deposit account, securities account, or commodities account control agreement by and among the applicable Credit Party, Working Capital Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance satisfactory to Agents and in any event providing to Working Capital Agent “control” of such deposit account, securities or commodities account (including, without limitation, any lockbox or similar arrangements) within the meaning of Articles 8 and 9 of the UCC, as applicable.
     “Conversion Date” means any date on which the Borrowers convert a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.
     “Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.
     “Copyright Security Agreement” means the Copyright Security Agreement, dated as of even date herewith, made in favor of Working Capital Agent, for the benefit of the Secured Parties, by each applicable Credit Party, in form and substance reasonably satisfactory to Agents, as the same may be amended from time to time.

     “Credit Card Agreements” shall mean all agreements or notices, each in form and substance reasonably satisfactory to Agents, now or hereafter entered into by applicable Credit Party(ies) with any credit card issuer or any credit card processor, as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; provided, that any such credit card agreement or notice shall provide, among other things, that each such credit card processor shall transfer all proceeds due with respect to credit card charges for sales (net of expenses and chargebacks of the credit card issuer or processor) by applicable Credit Party(ies) received by it (or other amounts payable by such credit card processor) into the Concentration Account on a daily basis, or on such other basis as Agents may agree in writing in the exercise of their Permitted Discretion.
     “Credit Card Receivables” shall mean, collectively, all present and future rights of Borrowers to payment from (a) any major credit card issuer or major credit card processor arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) any major credit card issuer or major credit card processor in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any major credit card issuer or major credit card processor under the Credit Card Agreements or otherwise.
     “Credit Parties” means each Borrower, each Guarantor and each other Person (a) which executes a guaranty of the Obligations, (b) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (c) all of the Stock of which is pledged to Working Capital Agent for the benefit of the Secured Parties. As of the Closing Date, the Credit Parties are Borders Group, Inc., Borders, Inc., Borders Properties Inc., Borders International Services Inc, and Borders Direct LLC.
     “Cumulative Period” means the period from the Petition Date through the most recent week ended.
     “Cumulative Four Week Period” shall mean the four-week period up to and through the Saturday of the most recent week then ended, or if a four-week period has not then elapsed from the Petition Date, such shorter period since the Petition Date through the Saturday of the most recent week then ended.
     “Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
     “DIP Indemnity Account” has the meaning ascribed to such term in the Interim Order (or the Final Order, when applicable).
     “DIP Term Indemnity Account” has the meaning ascribed to such term in the Interim Order (or the Final Order, when applicable).
     “Disposition” means (a) the sale, lease, conveyance or other disposition of Property and (b) the sale or transfer by a Borrower or any Subsidiary of a Borrower of any Stock or Stock Equivalent issued by any Subsidiary of a Borrower and held by such transferor Person.
     “Dollars”, “dollars” and “$” each mean lawful money of the United States of America.
     “Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.
     “Effective Resignation Date” has the meaning specified in Section 8.9.
     “Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service acceptable to Working Capital Agent.
     “Eligible Credit Card Accounts” means all of the Credit Card Receivables (net of fees) of the Credit Parties that arise in the ordinary course of business, which have been earned by performance, that are not excluded as ineligible by virtue of one or more of the criteria set forth below and are reflected in the most recent Borrowing Base Certificate delivered by the Borrower Representative to Agents. None of the following shall be deemed to be Eligible Credit Card Accounts:
     (a) Credit Card Receivables due from major credit card processors that have been outstanding for more than five (5) Business Days from the date of sale;
     (b) Credit Card Receivables due from major credit card processors with respect to which a Borrower or a Guarantor does not have good, valid and marketable title thereto, free and clear of any Lien (other than the offset or chargeback rights of such credit card processors (which shall be governed by clause (d) below);
     (c) Credit Card Receivables due from major credit card processors that are not subject to a first priority perfected security interest in favor of Working Capital Agent, as applicable, for its own benefit and the benefit of the other Secured Parties;
     (d) Credit Card Receivables due from major credit card processors which are disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback);
     (e) Credit Card Receivables due from major credit card processors as to which the credit card processor has the right under certain circumstances to require the Borrowers to repurchase such Accounts from such credit card processor;
     (f) Except as otherwise approved by Working Capital Agent, Credit Card Receivables due from major credit card processors as to which Working

Capital Agent has not received an acceptable Credit Card Agreement (a copy of which has been delivered to Term B Agent);
     (g) Accounts due from major credit card processors (other than Visa, MasterCard, American Express, Diners Club and Discover) which Working Capital Agent determines, in its Permitted Discretion, to be unlikely to be collected;
     (h) Credit Card Receivables due from major credit card processors which are not located in the United States of America; or
     (i) Credit Card Receivables that are not denominated in U.S. dollars.
     “Eligible Inventory” means all of the finished goods Inventory owned by a Credit Party and properly reflected in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agents, except any Inventory to which any of the exclusionary criteria set forth below applies. Eligible Inventory shall not include the following Inventory of a Credit Party:
     (a) Inventory that is excess, obsolete, unsaleable, shopworn, or seconds;
     (b) Inventory that is damaged or unfit for sale;
     (c) Intentionally Omitted
     (d) Inventory that is placed on consignment;
     (e) Inventory that (i) is not located on premises owned, leased or rented by a Borrower or a Guarantor and set forth in Schedule 3.21, (ii) is stored at a leased location, unless (x) a reasonably satisfactory landlord waiver has been delivered to Working Capital Agent, or (y) Reserves reasonably satisfactory to Working Capital Agent have been established with respect thereto or landlord liens and collateral access rights have been addressed Agents’ reasonable satisfaction pursuant to the Final Order, (iii) is stored with a bailee or warehouseman unless (x) a reasonably satisfactory, acknowledged bailee letter has been received by Working Capital Agent with respect thereto or provisions with respect thereto have been addressed to Agents’ reasonable satisfaction pursuant to the Final Order and (y) Reserves reasonably satisfactory to Agents have been established with respect thereto, (iv) is located at an owned location subject to a mortgage in favor of a lender other than an Agent, unless a reasonably satisfactory mortgagee waiver has been delivered to Working Capital Agent (with a copy delivered to Term Agent) or provisions with respect thereto have been addressed to Agents’ reasonable satisfaction pursuant to the Final Order or (v) is located at a closed Store;

     (f) Inventory that is in transit, except for Inventory in transit between domestic locations of the Borrowers and the Guarantors as to which Working Capital Agent’s Liens have been perfected at origin and destination;
     (g) Inventory subject to any licensing, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for the sale or disposition of that Inventory (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies);
     (h) Inventory that consists of samples, labels, bags, packaging, packing or shipping materials, or manufacturing supplies;
     (i) Inventory that consists of tooling or replacement parts;
     (j) Inventory that consists of display items;
     (k) Inventory that consists of goods which to be returned to the vendor;
     (l) Inventory that consists of any costs associated with “freight in charges”;
     (m) Inventory that consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;
     (n) Inventory that is not covered by casualty insurance reasonably acceptable to Agents;
     (o) Inventory that is not owned by a Borrower or a Guarantor or is subject to Liens other than Permitted Liens described in Sections 5.1(b), (c), (d) and (f) (provided that, with respect to Permitted Liens described in Sections 5.1(c), (d) and (f), Reserves reasonably satisfactory to Agents have been established with respect thereto) or rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Credit Party’s performance with respect to that Inventory);
     (p) Inventory that is not subject to a first priority perfected Lien in favor of Working Capital Agent on behalf of itself and the Secured Parties, except for Liens described in Section 5.1(d) (subject to Reserves);
     (q) Inventory that is covered by a negotiable document of title, unless such document has been delivered to Working Capital Agent with all necessary endorsements, free and clear of all Liens except Liens in favor of Working Capital Agent, on behalf of itself and the Secured Parties;

     (r) Inventory (other than raw materials) that is not of a type held for sale in the Ordinary Course of Business of such Borrower or such Guarantor;
     (s) Inventory that is located outside of the United States or Puerto Rico;
     (t) Inventory that consists of raw materials, parts, work-in-process, subassemblies or other unfinished goods;
     (u) Inventory at any Store that is the subject of a Permitted Store Closing; or
     (v) Inventory which has been sold but not yet delivered or as to which any Borrower has accepted a deposit.
     “Environmental Laws” means all present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety (including, human, health and safety in the workplace), the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.
     “Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and the cost of attorney’s fees) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.
     “ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.
     “Event of Default” has the meaning specified in Section 7.1.
     “Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; (b) any pending or threatened institution of any proceedings for the condemnation or similar seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.
     “E-Fax” means any system used to receive or transmit faxes electronically.
     “E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.
     “E-System” means any electronic system approved by Working Capital Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Working Capital Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
     “Excluded Cash Management Services” means obligations of the Credit Parties owing to Bank of America, N.A. relating to purchase card services and credit card processing services.
     “Excluded Inventory” shall mean any Inventory at any locations where the lease has not been assumed by the Lease Assumption Reserve Commencement Date.
     “Excluded Subsidiaries” means each of (a) Borders/JGE Joint Venture LLC, a Michigan limited liability company, (b) Borders Online, Inc., a Colorado corporation, (c)

Walden Online, Inc., a Colorado corporation, (d) Borders Fulfillment, Inc., a Delaware corporation, (e) Borders Online, LLC, a Delaware limited liability company, (f) BGI Franchise PTY Ltd., a limited company organized under the laws of Australia, (g) Borders Bookstore (M) SDN BHD, a limited liability company organized under the laws of Malaysia, (h) BGI (UK), Ltd., a company with limited liability incorporated under the laws of England and Wales, (i) BGP (UK), Ltd., a company with limited liability incorporated under the laws of England and Wales, (j) Borders Superstores (UK) Limited, a company with limited liability incorporated under the laws of England and Wales, and (k) Bookshop Acquisitions Ltd., a company with limited liability incorporated under the laws of England and Wales.
     “Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Working Capital Agent on such day on such transactions as determined by Working Capital Agent in a commercially reasonable manner.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
     “Fee Letter” has the meaning specified in Section 1.9(a).
     “FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.
     “FILO Applicable Margin” means, with respect to the FILO Loans, (a) if a Base Rate Loan, six and three quarters of one percent (6.75%) per annum and (b) if a LIBOR Rate Loan, nine and one half of one percent (9.50%) per annum.
     “FILO Commitment” has the meaning specified in Section 1.1(a)(i).
     “FILO Commitment Percentage” means for each FILO Lender, the percentage equivalent of such FILO Lender’s FILO Commitment divided by the Aggregate FILO Commitment; provided that after the FILO Loan has been funded, FILO Commitment Percentages shall be determined for the FILO Loan by reference to the outstanding principal balance thereof as of any date of determination rather than the Commitments therefor;.

     “FILO Exposure” means, with respect to any FILO Lender at any time, the aggregate outstanding principal amount of such FILO Lender’s FILO Loans.
     “FILO Lenders” means each of the financial institutions from time to time party to this Agreement holding a FILO Loan and individually each a “FILO Lender”.
     “FILO Loan” has the meaning specified in Section 1.1(a)(i).
     “FILO Note” means a promissory note of the Borrowers payable to the order of a FILO Lender in substantially the form of Exhibit 11.1(c) hereto, evidencing Indebtedness of the Borrowers under the FILO Commitment of such FILO Lender.
     “Final Availability Date” means the earlier of the Termination Date and one (1) Business Day prior to the date specified in clause (a) of the definition of Termination Date.
     “Final Order” means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court which order shall be satisfactory in form and substance to Agents, and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied unless each Agent waives such requirement), together with all extensions, modifications and amendments thereto, in form and substance satisfactory to Agents and Required Term B Lenders, which, among other matters but not by way of limitation, authorizes the Credit Parties to obtain credit, incur (or guaranty) Indebtedness, and grant Liens under this Agreement and the other Loan Documents, as the case may be, and provides for the super priority of Agents’ and the Lenders’ claims.
     “FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
     “First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by a Credit Party or indirectly by a Credit Party through one or more Domestic Subsidiaries.
     “Fiscal Month” means each monthly accounting period of Borrowers.
     “Fiscal Quarter” means for the first three Fiscal Quarters of each year, the 13 week period commencing on the day after the last day of the preceding Fiscal Quarter and for the fourth Fiscal Quarter of each year, the period commencing on the day after the last day of the third Fiscal Quarter and ending on the Saturday closest to January 31 of each year.
     “Fiscal Year” means the annual accounting period of Borrowers ending on the Saturday nearest to January 31st in each calendar year.
     “Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines. Flood Insurance

shall be in an amount as reasonably determined by Agents, but in no event in excess of the liquidation value of such Real Estate.
     “Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is a “controlled foreign corporation” under Section 957 of the Code.
     “Funds Flow Memorandum” has the meaning specified in Section 2.1(g).
     “GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination, subject to Section 11.3 hereof.
     “Gift Card and Merchandise Credit Reserve” means, at any time of determination, an amount equal to fifty percent (50%) of the aggregate value at such time of all outstanding merchandise credit and gift certificates and gift cards of the Credit Parties or any of their Subsidiaries issued over the past 24 months entitling the holder thereof to use all or a portion of the value of any such merchandise credit, gift certificate or gift card to pay all or a portion of the purchase price for any Inventory of the Credit Parties.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     “Guarantors” means, collectively, the Subsidiaries of the Borrowers listed on Schedule 3.19 on the Closing Date and each other Subsidiary of the Borrowers that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 4.13(b).
     “Guaranteed Indebtedness” means as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.
     “Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to Agents, by the Borrowers and Guarantors in favor of Working Capital Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time, together with each other guaranty and security agreement executed and delivered by any other Credit Party in favor of Working Capital Agent and the Secured Parties.
     “Hazardous Materials” means any substance, material or waste that is regulated or otherwise gives rise to liability under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) (42 U.S.C. §9601 et seq. (1980)), any contaminant, pollutant, petroleum or any fraction thereof, asbestos, asbestos containing material, polychlorinated biphenyls, mold, and radioactive substances or any other substance that is toxic, ignitable, reactive, corrosive, caustic, or dangerous.
     “Impacted Lender” means any Lender that fails promptly to provide Working Capital Agent, upon Working Capital Agent’s request, satisfactory assurance that such Lender will not become a Non-Funding Lender.
     “Inadvertent Overadvances” shall mean the funding of any loan or advance under the Working Capital Facility or the issuance, renewal or amendment of a Letter of Credit by an L/C Issuer which (i) did not result in an Overadvance when made based upon the most recent Borrowing Base Certificate delivered to the Working Capital Agent prior to such funding or issuance, renewal or amendment but which has become an Overadvance as the result of (a) a decline in the value of the Collateral, (b) errors or fraud on a Borrowing Base Certificate, (c) components of the Borrowing Base on any date thereafter being deemed ineligible, (d) the return of uncollected checks or other items of payment applied to the reduction of Loans or other similar involuntary or unintentional actions, (e) any other circumstance beyond the reasonable control of the Working Capital Agent or the Revolving Lenders that results in the reduction of the realizable value of the Borrowing Base or (f) the occurrence of a Term B Advance Rate Reduction, or (ii) the funding of any loan or advance under the Working Capital Facility or the issuance, renewal or amendment of any Letter of Credit resulting from the Working Capital Lender’s obligation to disgorge, refund or reimburse proceeds received from an Approved Liquidator in connection with a Permitted Store Closing pursuant to a clawback or other similar rights under the relevant Approved Liquidation Agreement.

     “Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued for the account of such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product, or if less, the stipulated loss value, termination value or other equivalent amount; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the scheduled Termination Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (i) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.
Notwithstanding anything to the contrary in this definition of Indebtedness, the obligations (whether for cash, common shares of BGI or otherwise) of BGI and its Subsidiaries to settle the Pershing Square Warrants, any stock appreciation rights issued in lieu thereof or equity instruments issued as a result of or in connection with the deferral of any payment in respect of the Pershing Square Warrants or any settlement, exercise, purchase, redemption, defeasance, retirement, payment, acquisition or otherwise thereof shall not constitute Indebtedness hereunder.
     “Indemnified Matters” has the meaning specified in Section 9.6.
     “Indemnitee” has the meaning specified in Section 9.6.
     “Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
     “Intellectual Property” means, collectively, with respect to any Credit Party, any and all of the rights, title and interests of such Credit Party in and to any and all United States, international or foreign: (a) Trademarks; (b) Patents; (c) Copyrights; (d) confidential and proprietary information, including, without limitation, all Trade Secrets, technology, ideas, know-how, formulae and customer lists; (e) any and all intellectual property rights in computer software and computer software products (including, without limitation, source codes, object codes, data and related documentation); (f) any and all design rights owned or used by such Company; and (g) all other intellectual property rights of every description.
     “Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than Term B Loans), the last day of each Interest Period applicable to such Loan, (b) with respect to Base Rate Loans (including Swing Loans but excluding Term B Loans) the first day of each month and (c) with respect to Term B Loans the first day of each month.
     “Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date seven (7), thirty (30), sixty (60) or ninety (90) days thereafter, as selected by the Borrower Representative in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:
     (a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
     (b) for Interest Periods longer than seven (7) days, any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period for any FILO Loan or Revolving Loan shall extend beyond the Termination Date.
     “Interim Order” means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after an interim hearing (assuming satisfaction of the standards prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), together with all extension, modifications, and amendments thereto, in form and substance satisfactory to Agents and Required Term B Lenders, which, among other matters but not by way of limitation, authorizes, on an interim basis, the Credit

Parties to execute and perform under the terms of this Agreement and the other Loan Documents, substantially in the form of Exhibit A.
     “Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.
     “Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Credit Parties, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Credit Party’s custody or possession, including inventory on the premises of others and items in transit.
     “Inventory Percentage” means (i) from the Closing Date through and including March 25, 2011, 105%, (ii) from March 26, 2011 through and including April 8, 2011, 103%, and (iii) thereafter, 100%, provided that, notwithstanding the foregoing, at any time an Event of Default shall have occurred and be continuing, “Inventory Percentage” shall mean 100% (a “Term B Advance Rate Reduction”).
     “Investments” has the meaning specified in Section 5.4.
     “IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.
     “IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.
     “IP Security Agreements” means, collectively, the Patent Security Agreement, Copyright Security Agreement and Trademark Security Agreement, in each case, made in favor of Working Capital Agent, for the benefit of the Secured Parties, by each applicable Credit Party, as amended from time to time.
     “IRS” means the Internal Revenue Service of the United States and any successor thereto.
     “Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.
     “Landlord Lien State” means the states of Washington, Virginia, Pennsylvania and such other state(s) or jurisdictions in which a landlord’s claim for rent or other obligations has priority over the Lien of Working Capital Agent in any of the Collateral.
     “Large Inventory Location” means any distribution center, warehouse, cross-docking station or storage facility at which Inventory is located.
     “L/C Issuer” means any Revolving Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, reasonably acceptable to Working Capital Agent, in such Person’s capacity as an issuer of Letters of Credit hereunder; provided, however that with respect to the Cash Management Letter of Credit, the L/C Issuer shall be the Working Capital Agent or an affiliate of Working Capital Agent, in such Person’s capacity as an issuer of Cash Management Letter of Credit hereunder.
     “L/C Reimbursement Agreement” has the meaning specified in Section 1.1(c)(i)(C).
     “L/C Reimbursement Date” has the meaning specified in Section 1.1(c)(vi).
     “L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrowers to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit.
     “L/C Request” has the meaning specified in Section 1.1(c)(ii).
     “Lease Assumption Reserve Commencement Date” means the date that is twelve (12) weeks prior to the end of the Lease Rejection Date.
     “Lease Rejection Date” means the last day of the 120 day lease rejection/assumption period, as such period may be extended or shortened by the Bankruptcy Court.
     “Lease Reserve” means, without duplication of Inventory included in the calculation of the Excluded Inventory to the extent Excluded Inventory is deducted from the calculation of Maximum Borrowing Availability and Maximum Revolving Borrowing Availability, a reserve, in an amount established by Working Capital Agent in its Permitted Discretion, in respect of (i) Inventory held at any leased or rented location intended to be closed with respect to which the lease therefor is or is intended to be terminated by the applicable Credit Party (ii) Inventory at leased locations with respect to which the lease has not been assumed commencing on the Lease Assumption Reserve Commencement Date, or (iii) Inventory held at any leased location as to which there has been filed a motion to compel the assumption or rejection of the lease, unless the Working Capital Agent has adequate assurance that if will continue to have access to such location following any determination relating to such motion (as a result of provisions in the Interim Order, Final Order or otherwise).

     “Lenders” means the Revolving Lenders, the Term B Lenders and the FILO Lenders and individually each a “Lender”.
     “Lender-Related Distress Event” means, with respect to any Revolving Lenders or any Person that directly or indirectly controls such Revolving Lender (each a “Distressed Person”), (a) a voluntary or involuntary case with respect to such Distressed Person under the Bankruptcy Code or any similar bankruptcy laws of its jurisdiction of formation, (b) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (c) such Distressed Person is subject to a forced liquidation, merger, sale or other change of majority control supported in whole or in part by guaranties or other support (including, without limitation, the nationalization or assumption of majority ownership or operating control by) the U.S. government or other Governmental Authority, or (d) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of “Affiliate”.
     “Lending Office” means, with respect to any Revolving Lender or FILO Lender and Working Capital Agent and with respect to the Term B Lenders the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower Representative and Term B Agent.
     “Letter of Credit” means documentary or standby letters of credit issued for the account of a Credit Party by L/C Issuers, and bankers’ acceptances issued by a Credit Party, for which Working Capital Agent and Revolving Lenders have incurred Letter of Credit Obligations.
     “Letter of Credit Obligations” means all outstanding obligations incurred by Working Capital Agent and Revolving Lenders at the request of the Borrowers or the Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(c) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Working Capital Agent and/or Revolving Lenders thereupon or pursuant thereto.
     “Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

     “LIBOR” means, for each Interest Period, the higher of (a) the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period or (b) the offered rate per annum for deposits of Dollars for an Interest Period of three (3) months that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day of the applicable Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Working Capital Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Working Capital Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination. With respect to all FILO Loans, LIBOR shall not be less than 1.50% and with respect to all Term B Loans, LIBOR shall not be less than 1.00%.
     “LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.
     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.
     “Lien Waiver” means an agreement, in form and substance satisfactory to Agents, and otherwise which (a) for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Working Capital Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any documents in its possession relating to the Collateral as agent for Working Capital Agent, and agrees to deliver the Collateral to Working Capital Agent upon request; and (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Working Capital Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Working Capital Agent upon request.
     “Loan” means an extension of credit by a Lender to the Borrowers pursuant to Article I, and may be a Base Rate Loan or a LIBOR Rate Loan. Unless the context otherwise requires, references to the outstanding principal balance of the Loans shall include the outstanding balance of Letter of Credit Obligations, Swing Loans, Overadvances, FILO Loans and Revolving Loans.

     “Loan Documents” means this Agreement, the Notes, the Fee Letter, the L/C Reimbursement Agreements, the Approved Budget, the Collateral Documents, the Borrowing Base Certificates and all documents delivered to any Agent and/or any Lender in connection with any of the foregoing, including the Interim Order and the Final Order.
     “Local Deposit Accounts” has the meaning specified in Section 4.11(a).
     “Mandatory Reserves” means (a) the Term B Reserve, (b) the Lease Reserve (without duplication of any amounts deducted in the calculation of the Term B Reserve to the extent Excluded Inventory is deducted from the calculation of Maximum Borrowing Availability and Maximum Revolving Borrowing Availability), (c) the Minimum Excess Availability Amount and (d) a reserve or reserves in the full amount of the Carve-Out Amount as established by Working Capital Agent on the Closing Date and thereafter modified, as and to the extent, Working Capital Agent determines to do so.
     “Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.
     “Material Adverse Effect” means, other than the filing of the Chapter 11 Cases: (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties, condition (financial or otherwise) or prospects of any Borrower or the Credit Parties taken as a whole; (b) a material impairment of the ability of the Credit Parties to perform in any material respect their obligations under any Loan Document; (c) a material impairment of the rights and remedies of any Agent or any Lender under any Loan Document or (d) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, (ii) the perfection or priority of any Lien granted to the Lenders or to Working Capital Agent for the benefit of the Secured Parties under any of the Collateral Documents or (iii) the realizable value of the Collateral. Without limiting the generality of the foregoing, any event or occurrence which results or would reasonably be expected to result in Liabilities to the Credit Parties in excess of $1,000,000 individually or in the aggregate shall be deemed to have a Material Adverse Effect.
     “Material Environmental Liabilities” means Environmental Liabilities exceeding $1,000,000 in the aggregate.
     “Maximum Borrowing Availability” means, at any time, an amount equal to the lesser of (a) the Aggregate Commitment then in effect or, if less, the maximum amount of Loans and Letter of Credit Obligations permitted by the Interim Order or the Final Order, as applicable and (b) the result of (i) the Borrowing Base at such time minus (ii) the Mandatory Reserves at such time or any other Reserves (but without duplication of any Availability Reserves deducted in calculating Maximum Borrowing Availability).
     “Maximum Lawful Rate” has the meaning specified in Section 1.3(d).
     “Maximum Revolving Borrowing Availability” means, at any time, an amount equal to the lesser of (a) the Aggregate Revolving Commitment then in effect or, if less, the maximum amount of Revolving Loans, Swing Loans, Overadvances and Letter of

Credit Obligations (other than with respect to the Cash Management Letter of Credit permitted by the Interim Order or the Final Order, as applicable and (b) the result of (i) the Borrowing Base at such time minus (ii) the Mandatory Reserves or any other Reserves, at such time (but without duplication of any Availability Reserves deducted in calculating Maximum Revolving Borrowing Availability).
     “Minimum Excess Availability Amount” means, at any time, an amount equal to the greater of (i) ten percent (10.00%) of the Borrowing Base (based upon the most recent Borrowing Base Certificate received by Agents prior to the requested funding of Revolving Loans or issuance, renewal or amendment of any Letter of Credit) and (ii) $30,000,000; provided that, if Availability should be less than $25,000,000, the amount in clause (ii) herein shall be increased to an aggregate total of $45,000,000.
     “MNPI” has the meaning specified in Section 9.10(a).
     “Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate.
     “Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.
     “National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.
     “Net Orderly Liquidation Value” means the cash proceeds of Inventory, as applicable, which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent third-party appraisal of such Inventory delivered to Working Capital Agent by an appraiser reasonably acceptable to Working Capital Agent.
     “Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to a Borrower or any Affiliate of a Borrower, (ii) sale, use or other transaction taxes paid or payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a non-avoidable Lien on the asset which is the subject of such Disposition (to the extent such Lien constitutes a Permitted Encumbrance hereunder and is permitted to have priority over Working Capital Agent’s Liens securing the Obligations) and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.
     “Net Term B Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition and insurance proceeds received on account of an Event of Loss, net only of any commissions related to such Disposition.
     “NOLV Percentage” means at any time, the quotient of the Net Orderly Liquidation Value of Inventory divided by the book value of Inventory, as reflected on the most recent appraisal received by Agents; provided that in order to more accurately reflect the dates when a sale of such Inventory might take place, Working Capital Agent may, in Working Capital Agent’s Permitted Discretion, (i) calculate the NOLV Percentage based upon the Net Orderly Liquidation Value of Inventory for the periods occurring after the date on which the Borrowing Base is being calculated or (ii) impose reserves to reflect the likely future sale date of such Inventory. The NOLV Percentage will be increased or reduced promptly upon receipt by Agents of each updated appraisal.
     “Non-Funding Lender” means any Lender (a) that has failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due, (b) that has given verbal or written notice to a Borrower, Working Capital Agent or any Lender or has otherwise publicly announced that such Lender believes it will fail to fund all payments required to be made by it or fund all purchases of participations required to be funded by it under this Agreement and the other Loan Documents, (c) as to which Working Capital Agent has a good faith belief that such Lender or an Affiliate of such Lender has defaulted in fulfilling its obligations (as a lender, agent or letter of credit issuer) under one or more other syndicated credit facilities or (d) with respect to which one or more Lender-Related Distress Events has occurred with respect to such Person or any Person that directly or indirectly controls such Lender and Working Capital Agent has determined that such Lender may become a Non-Funding Lender. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.
     “Non-U.S. Lender Party” means each of Working Capital Agent, each Lender (or any transferee or assignee thereof), each L/C Issuer, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.
     “Note” means any Revolving Note, FILO Note, Term Note or Swingline Note and “Notes” means all such Notes.
     “Notice of Borrowing” means a notice given by the Borrower Representative to Working Capital Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(d) hereto.

     “Notice of Conversion/Continuation” has the meaning specified in Section 1.6(a).
     “Obligations” means (i) all Loans (including Letters of Credit) and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, any Agent, any L/C Issuer, any Secured Swap Provider or any other Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and (ii) all obligations and liabilities in respect of Bank Products owing by any Credit Party or any of its Subsidiaries to GE Capital or any of its Affiliates or any Lender, now existing or hereafter arising and however acquired.
     “Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document, but with respect to any Credit Party, taking into account the filing of the Chapter 11 Cases.
     “Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.
     “Other Taxes” has the meaning specified in Section 10.1(c).
     “Overadvance” has the meaning specified in Section 1.1(b)(ii).
     “Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.
     “Patent Security Agreement” means the Patent Security Agreement, dated as of even date herewith, made in favor of Working Capital Agent, for the benefit of the Secured Parties, by each applicable Credit Party, in form and substance reasonably satisfactory to Agents as the same may be amended from time to time.
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

     “PBGC” means the United States Pension Benefit Guaranty Corporation any successor thereto.
     “Period” shall mean a Prior Week, a Cumulative Four Week Period or a Cumulative Period, as applicable.
     “Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable business judgment (from the perspective of a secured asset-based lender).
     “Permitted Liens” has the meaning specified in Section 5.1.
     “Permitted Overadvance” shall mean (i) Protective Overadvances in an aggregate amount at any one time outstanding not in excess of 5% of the Borrowing Base based upon the most recent Borrowing Base Certificate received by Working Capital Agent prior to the occurrence of such Protective Overadvance (even if such Borrowing Base Certificate proves to be inaccurate based upon, but not limited, to errors, fraud or changes in Collateral value) plus (ii) Inadvertent Overadvances.
     “Permitted Store Closings” means the closure of (i) between 190 and 205 store locations listed on Schedule 11.1 and (ii) up to an additional 75 stores upon consent of, and subject to terms acceptable to, Agents, and in each case, the liquidation of assets related thereto by an Approved Liquidator pursuant to bidding procedures, Approved Liquidation Agreement and all other relevant documents executed in connection therewith, each, as applicable, to be in form and substance reasonably satisfactory to Agents.
     “Pershing Square Warrants” means the warrants to purchase common stock issued by BGI to Pershing Square on April 9, 2008 under the Pershing Square Warrant Transaction, and including any stock appreciation rights and/or derivatives issued in lieu of all or a portion thereof under the Pershing Square Warrant Transaction.
     “Pershing Square Warrant Transaction” means the issuance by BGI to Pershing Square on April 9, 2008 of warrants to purchase BGI common stock pursuant to the Warrant and Registration Rights Agreement, dated as of April 9, 2008, between BGI and Computershare Trust Company N.A., as Warrant Agent.
     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.
     “Petition Date” has the meaning assigned to it in the recitals to this Agreement.

     “Post-Petition” means the time period beginning immediately upon the Petition Date.
     “Post-Petition Indebtedness” means any or all Indebtedness of the Credit Parties incurred after the Petition Date.
     “Pre-Petition” means the time period ending immediately prior to the Petition Date.
     “Pre-Petition Facilities” shall mean the Pre-Petition Revolving Facility and the Pre-Petition Term Facility.
     “Pre-Petition Indebtedness” means all Indebtedness of the Credit Parties outstanding on the Petition Date immediately prior to the Petition Date, including, without limitation the Pre-Petition Facilities.
     “Pre-Petition Perfected Lien” has the meaning assigned to it in the Interim Order (or the Final Order, when applicable).
     “Pre-Petition Revolving Facility” shall mean the credit facility evidenced by that certain Third Amended and Restated Revolving Credit Agreement dated as of March 31, 2010.
     “Pre-Petition Term Facility” shall mean that certain Term Loan Agreement dated as of March 31, 2010 among the Borrowers, the guarantors party thereto, the lenders party thereto and the Term B Agent, as administrative agent.
     “Prior Week” shall mean, as of any date of determination, the immediately preceding week ended on a Saturday and commencing on the prior Sunday.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
     “Protective Overadvances” shall mean an Overadvance which the Working Capital Agent in its Permitted Discretion determines to be necessary or desirable to, directly or indirectly, (i) maintain, protect or preserve the value of the Collateral and/or the Working Capital Agent’s rights therein as determined in the discretion of the Working Capital Agent, including to preserve the Credit Parties’ business assets and infrastructure (such as the payment of insurance premiums, taxes, necessary suppliers, rent and payroll), (ii) commence the enforcement of the Working Capital Agent’s rights and remedies pursuant to Section 7.2, (iii) fund an orderly liquidation or wind-down of the Credit Parties’ assets or business, or (iv) enhance the likelihood, or maximize, the repayment of the Working Capital Facility.
     “Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

     “RCRA” has the meaning specified in Section 3.12.
     “Real Estate” means any real estate owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.
     “Register” has the meaning specified in Section 1.4(b).
     “Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.
     “Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
     “Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.
     “Remedies Notice Period” has the meaning ascribed to it in the Interim Order (or the Final Order when applicable).
     “Remedy Standstill Period” shall mean, (a) with respect to Revolving Priority Collateral, the five (5) Business Day period commenced upon receipt of the Term B Agent’s written notice to Working Capital Agent of its intention to direct the Working Capital Agent to take enforcement action against Revolving Priority Collateral and stating that it is a “remedy standstill notice” and (b) with respect to Term B Priority Collateral, the five (5) Business Day period commenced upon receipt of the Working Capital Agent’s written notice to Term B Agent of its intention to take enforcement action against Term B Priority Collateral and stating that it is a “remedy standstill notice”.
     “Rent Reserve” means an amount equal to $0.
     “Required Lenders” means each of Required Working Capital Lenders and Required Term B Lenders.
     “Required Term B Lenders” means Term B Lenders having or holding at least 51% of the aggregate outstanding Term B Loan.
     “Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
     “Required Working Capital Lenders” means at any time, Working Capital Agent plus (a) (i) at least two Revolving Lenders then holding in the aggregate more than fifty percent (50%) of the sum of the Aggregate Revolving Commitment then in effect plus (ii) at least two FILO Lenders holding in the aggregate more than fifty percent (50%) of the sum of the Aggregate FILO Commitment then in effect, or (b) (i) if the Aggregate Revolving Commitments have terminated, at least two Revolving Lenders then holding in the aggregate more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Revolving Loans (other than Swing Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans plus (ii) at least two FILO Lenders holding in the aggregate more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of the FILO Loans.
     “Replacement Lender” has the meaning specified in Section 9.22.
     “Reserves” means (i) the Availability Reserves, (ii) Mandatory Reserves, and (iii) such additional reserves as the Working Capital Agent may, in its Permitted Discretion, determine to implement.
     “Responsible Officer” means the chief executive officer or the president of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility.
     “Revolving Applicable Margin” means, with respect to the Revolving Loans and Swing Loans, (a) if a Base Rate Loan, one and one quarter of one percent (1.25%) per annum and (b) if a LIBOR Rate Loan, four percent (4.00%) per annum. Notwithstanding anything herein to the contrary, Swing Loans may not be LIBOR Rate Loans.
     “Restricted Payments” has the meaning specified in Section 5.11.
     “Revolving Commitment” has the meaning specified in Section 1.1(b)(i).
     “Revolving Commitment Percentage” means, as to any Revolving Lender, the percentage equivalent of such Revolving Lender’s Revolving Commitment, divided by the Aggregate Revolving Commitment. provided, further, that following acceleration of the Revolving Loans or termination of the Revolving Commitments, such term means, as to any Revolving Lender, the percentage equivalent of the principal amount of the Revolving Loans held by such Revolving Lender, divided by the aggregate principal amount of the Revolving Loans held by all Revolving Lenders.

     “Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of (a) the aggregate outstanding principal amount of such Revolving Lender’s Revolving Loans plus (b) the aggregate outstanding Letter of Credit Obligations (other than with respect to the Cash Management Letter of Credit) of such Revolving Lender plus (c) an amount equal to its Revolving Commitment Percentage of the aggregate principal amount of Overadvances and Swing Loans outstanding at such time.
     “Revolving Lenders” means each of the financial institutions from time to time party to this Agreement holding a Revolving Loan and individually each a “Revolving Lender”.
     “Revolving Loan” has the meaning specified in Section 1.1(b)(i).
     “Revolving Note” means a promissory note of the Borrowers payable to the order of a Revolving Lender in substantially the form of Exhibit 11.1(e) hereto, evidencing Indebtedness of the Borrowers under the Revolving Commitment of such Revolving Lender.
     “Revolving Priority Collateral” means all Collateral that is not Term B Priority Collateral.
     “Sale” has the meaning specified in Section 9.9(b).
     “Sale Process Default” means the occurrence of any of the following events: (a) a failure by the Credit Parties to make any payment as and when due hereunder, (b) any Event of Default under Sections 7.1(m)(i) through (v), or (iii) a failure by the Credit Parties to comply with any of the covenants set forth in Section 5.21.
     “SARA” has the meaning specified in Section 3.12.
     “Secured Party” means each Agent, each Lender, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider.
     “Secured Rate Contract” means any Rate Contract between a Borrower and the counterparty thereto, which (a) has been provided or arranged by GE Capital or an Affiliate of GE Capital, or (b) Working Capital Agent has acknowledged in writing constitutes a “Secured Rate Contract” hereunder after the applicable Lender or Affiliate of a Lender and the applicable Credit Party or Subsidiary have provided written notice to Working Capital Agent of (i) the existence of such Rate Contract, (ii) the maximum dollar amount of obligations arising thereunder, and (iii) the methodology to be used by such parties in determining the Indebtedness owing from time to time with respect thereto.
     “Secured Swap Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with a Borrower, or (ii) a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.

     “Settlement Date” has the meaning specified in Section 1.11(b).
     “Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.
     “Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.
     “SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to applicable Agent.
     “Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.
     “Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.
     “Store” means any retail store operated by the Credit Parties or any of their Subsidiaries.
     “Store Lease” means each lease identified by its address under the subheading “Store Leases” on Schedule 4.18 (as any such lease may be hereinafter amended, modified, restated, extended, supplemented, renewed or consolidated in accordance with the terms hereof), and all other leases which may now or hereinafter be entered into by a Credit Party as lessee, as any such lease may be hereinafter amended, modified, restated, extended, supplemented, renewed or consolidated in accordance with the terms hereof.
     “Subordinated Indebtedness” means any Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Agents.
     “Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting Stock, is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.
     “Swingline Commitment” means $50,000,000.
     “Swingline Lender” means, each in its capacity as Swingline Lender hereunder, GE Capital or, upon the resignation of GE Capital as Working Capital Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Working Capital Agent (or, if there is no such successor Working Capital Agent, the Required Lenders) and the Borrowers, to act as the Swingline Lender hereunder.
     “Swingline Note” means a promissory note of the Borrowers payable to the order of the Swingline Lender, in substantially the form of Exhibit 11.1(f) hereto, evidencing the Indebtedness of the Borrowers to the Swingline Lender resulting from the Swing Loans made to the Borrowers by the Swingline Lender.
     “Swingline Request” has the meaning specified in clause (ii) of Section 1.1(d).
     “Swing Loan” has the meaning specified in clause (i) of Section 1.1(d).
     “Tax Affiliate” means, (a) each Borrower and its Subsidiaries and (b) any Affiliate of a Borrower with which such Borrower files or is required to file tax returns on a consolidated, combined, unitary or similar group basis.
     “Tax Returns” has the meaning specified in Section 3.10.
     “Taxes” has the meaning specified in Section 10.1(a).
     “Term B Advance Rate Reduction” has the meaning specified in the defined term “Inventory Percentage”.
     “Term B Applicable Margin” means (a) if a Base Rate Loan, nine and three quarters of one percent (9.75%) per annum and (b) if a LIBOR Rate Loan, twelve and one half of one percent (12.5%).
     “Term B Borrowing Base” shall mean the sum of (I) $7.5 million (reduced dollar for dollar by any prepayments or repayments from the Disposition of fixed assets), (II) the product of (x) (A) the Inventory Percentage minus (B) 90% multiplied by (y) 100% of Net Orderly Liquidation Value of Eligible Inventory less the Excluded Inventory, and (III) 10% of the face amount of Eligible Credit Card Accounts.
     “Term B Collection Account” means that certain account of Term B Agent, ABA#: 121000248, Account#: 4124907445, Reference: Borders, in the name of Term B

Agent at Wells Fargo Bank, Woodland Hills, CA, or such other account as may be specified in writing by Term B Agent as the “Term B Collection Account.”
     “Term B Commitment” has the meaning specified in Section 1.1(a)(ii).
     “Term B Commitment Percentage” means for each Term B Lender, the percentage equivalent of such Term B Lender’s Term B Commitment divided by the Aggregate Term B Commitment; provided that after the Term Be Loans have been funded, the Term Commitment Percentage shall be determined for the Term B Loans by reference to the outstanding principal balance thereof as of any date of determination rather than the Commitments therefor.
     “Term B Exposure” means, with respect to any Term B Lender at any time, the aggregate outstanding principal amount of such Term B Lender’s Term B Loans.
     “Term B Facility” has the meaning assigned to it in the recitals to the Agreement.
     “Term B Lenders” means each of the financial institutions from time to time party to this Agreement holding a Term B Loan and individually each a “Term B Lender.”
     “Term B Loans” has the meaning specified in Section 1.1(a)(ii)
     “Term B Note” means a promissory note of the Borrowers payable to the order of a Term B Lender in substantially the form of Exhibit 11.1(g) hereto, evidencing Indebtedness of the Borrowers under the Term B Commitment of such Term B Lender.
     “Term B Priority Collateral” means (i) furniture, fixtures and equipment of the Credit Parties, (ii) all stock in Kobo, Inc., a corporation incorporated under the laws of the province of Ontario, Canada, owned by the Credit Parties, (iii) all Intellectual Property of the Credit Parties, (iv) all proceeds of leases of Real Estate, (v) standby letters of credit or Letter-of-Credit Rights associated with such standby letters of credit, in each case relating to Term B Priority Collateral, (vi) Documents relating to the foregoing, (vii) subject to the entry of the Final Order, the proceeds of any avoidance actions brought pursuant to Section 549 of the Bankruptcy Code to recover any postpetition transfer of Term B Priority Collateral, (viii) any accessions thereto and proceeds, substitutions and replacements of the foregoing clauses (i) through (viii). Term B Priority Collateral shall also include: (x) any accounts, or other property received in consideration of, or exchange for, any of the Term B Priority Collateral, and (y) any insurance policies or proceeds in respect of the Term B Priority Collateral.
     “Term B Reserve” means, if at any time the Aggregate Term B Exposure exceeds the Term Borrowing Base, an amount equal to the positive difference between the Aggregate Term B Exposure and the Term Borrowing Base at such time.
     “Termination Date” means the earliest of (a) the first anniversary of the Closing Date, (b) the date of termination of Revolving Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or Lenders’ obligations to permit existing Loans to remain outstanding, (c) the date of indefeasible prepayment in full by Borrowers of the

Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations, and the permanent reduction of all Commitments to zero dollars ($0), (d) five (5) days following the Petition Date if the Interim Order has not been entered by the Bankruptcy Court by such date, (e) forty-five (45) days following the Petition Date if the Final Order has not been entered by the Bankruptcy Court by such date, (f) the date upon which the Interim Order expires, unless the Final Order shall have been entered and become effective by such date, (g) the close of business on the first Business Day after the entry of the Final Order, if by that time Borrower any has not paid Agents the fees required to be paid to Agents, unless Agents and the Lenders agree otherwise, (h) the date of entry of an order of the Bankruptcy Court confirming a plan of reorganization in the Chapter 11 Cases that has not been consented to by the Required Lenders and fails to provide for the payment in full in cash of all Obligations under this Agreement and the other Loan Documents on the effective date of such plan, (i) the date of the closing of a sale of all or substantially all of the Borrower’s assets pursuant to Section 363 of the Bankruptcy Code, a confirmed plan of reorganization or a liquidation pursuant to Chapter 7 of the Bankruptcy Code, and (j) if a plan of reorganization that has been consented to by the Required Lenders or that provides for payment in full in cash of all Obligations under this Agreement and the other Loan Documents has been confirmed by order of the Bankruptcy Court, the earlier of the effective date of such plan of reorganization or the thirtieth day after the date of entry of such confirmation order.
     “Termination Notice” shall mean a notice from Working Capital Agent to Bank of America, N.A. and Term B Agent asserting that an Event of Default has occurred.
     “Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.
     “Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.
     “Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.
     “Trademark Security Agreement” means the Trademark Security Agreement, dated as of even date herewith, made in favor of Working Capital Agent, for the benefit of the Secured Parties, by each applicable Credit Party, in form and substance satisfactory to Agents as the same may be amended from time to time.
     “Transaction Expenses” means all costs and expenses incurred by the Credit Parties prior to the Closing Date with respect to the transactions under the Loan Documents.

     “UCC” shall be as defined in the Guaranty and Security Agreement.
     “United States” and “U.S.” each means the United States of America.
     “Unused Commitment Fee” has the meaning specified in Section 1.9(b).
     “Unused Commitment Fee Rate” means one half of one percent (.50%).
     “U.S. Lender Party” means each of Working Capital Agent, each Lender (or any transferee or assignee thereof), each L/C Issuer, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.
     “Use Rights” means, the right of the Working Capital Agent (i) during normal business hours on any Business Day, to access Revolving Priority Collateral that (x) is stored or located in or on, (y) has become an accession with respect to (within the meaning of Section 9-335 of the Uniform Commercial Code), or (z) has been commingled with (within the meaning of Section 9-336 of the Uniform Commercial Code), Term B Priority Collateral, and (ii) during the Use Period and after reasonable prior notice, shall have the right to use the Term B Priority Collateral (including, without limitation, Equipment, Fixtures, Intellectual Property and Real Property), each of the foregoing in order to assemble, inspect, copy or download information stored on, take actions to perfect its Lien on, complete a production run of Inventory involving, take possession of, move, prepare and advertise for sale, sell (by public auction, private sale or a “store closing”, “going out of business” or similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in Borrowers’ business), store or otherwise deal with the Revolving Priority Collateral, in each case without the involvement of or interference by any Term B Agent or Term B Lenders or liability to any such Person.
     “Use Period” means the period of 120 days commencing on the date that the Working Capital Agent commences the liquidation and sale of the Revolving Priority Collateral, following prior written notice to the Term B Agent of such exercise of remedies. If any stay or order, including with respect to the Remedies Notice Period, that prohibits any of the Working Capital Agent or the other Working Capital Lenders from commencing and continuing the exercise of any right or remedies or liquidating and selling the Revolving Priority Collateral has been entered by a court of competent jurisdiction, such 120-day period shall be tolled during the pendency of any such stay or other order and the Use Period shall be so extended.
     “Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the Stock and Stock Equivalents, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.
     “Working Capital Agent” means GE Capital in its capacity as administrative and collateral agent for the Secured Parties hereunder, and any successor administrative and collateral agent.

     “Working Capital Collection Account” means that certain account of Working Capital Agent, ABA# 021001033, Account #50285681, Reference: CFK 1550 Borders Group, Inc. in the name of Working Capital Agent at Deutsche Bank Trust Company Americas, New York, or such other account as may be specified in writing by Working Capital Agent as the “Working Capital Collection Account.”
     “Working Capital Facility” has the meaning assigned to it in the recitals to the Agreement.
     11.2 Other Interpretive Provisions.
          (a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.
          (b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and Section, subsection, clause, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.
          (c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”
          (d) Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.
          (e) Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.
          (f) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.
          (g) Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     11.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Credit Parties shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrowers, Agents and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.”
     11.4 Payments. Working Capital Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by Working Capital Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Working Capital Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Working Capital Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.
[Signature Pages Follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.
BORROWERS:
BORDERS GROUP, INC.
By: /s/ Scott Henry
Name: Scott Henry
Title: Executive Vice President and Chief
Financial Officer
FEIN: 38-3294588
Name: Scott Henry
Title: Executive Vice President and Chief
Financial Officer
BORDERS, INC
By: /s/ Scott Henry
Name: Scott Henry
Title: Executive Vice President and Chief
Financial Officer and Treasurer
FEIN: 38-2104285
BORROWER REPRESENTATIVE:
BORDERS, INC
By: /s/ Scott Henry
Name: Scott Henry
Title: Executive Vice President and Chief
Financial Officer
FEIN: 38-2104285
Address for notices:
100 Phoenix Drive
Ann Arbor, MI 48108
Attn: Scott Henry
Facsimile:
Address for wire transfers:
100 Phoenix Drive
Ann Arbor, MI 48108
Attn: Scott Henry
Facsimile:
Borders DIP Credit Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.
BORDERS PROPERTIES, INC.
By: /s/ Scott Henry
Name: Scott Henry
Title: Executive Vice President, Chief Financial
Officer and Treasurer
FEIN: 38-3237978
Address for notices:
100 Phoenix Drive
Ann Arbor, MI 48108
Attn: Scott Henry
Facsimile:
BORDERS INTERNATIONAL SERVICES, INC.
By: /s/ Scott Henry
Name: Scott Henry
Title: Executive Vice President, Chief Financial
Officer and Treasurer
FEIN: 20-2025075
Address for notices:
100 Phoenix Drive
Ann Arbor, MI 48108
Attn: Scott Henry
Facsimile:
Borders DIP Credit Agreement

BORDERS DIRECT, LLC
By: /s/ Scott Henry
Name: Scott Henry
Title: Executive Vice President, Chief
Financial Officer and Treasurer
FEIN: 20-899-0084
Address for notices:
100 Phoenix Drive
Ann Arbor, MI 48108
Attn: Scott Henry
Facsimile:
Borders DIP Credit Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.
GENERAL ELECTRIC CAPITAL
CORPORATION, as Working Capital Agent,
Swingline Lender, Revolving Lender
and FILO Lender
By: /s/ Authorized Signatory
Name: Authorized Signatory
Title: Duly Authorized Signatory
Address for Notices:
General Electric Capital Corporation
500 West Monroe Street
10th Floor
Chicago, IL 60661-3679 USA
Attn: Kristina M. Miller
Senior Vice President and Team Lead
Facsimile: 312 441 6817
With a copy to:
General Electric Capital Corporation
201 Merritt 7
PO Box 5201
Norwalk, CT 06851
Attn: Borders/John Pistocchi
Facsimile: 203 956 4002
Address for payments:
ABA# 021001033
Account# 50285681
Deutsche Bank Trust Company Americas
New York, NY
Account Name: GECC/CAF
Reference: Borders Group, Inc.
Borders DIP Credit Agreement

GA CAPITAL, LLC, as Term B Agent
By: /s/ Authorized Signatory
Name: Authorized Signatory
Title: Authorized Signatory
Borders DIP Credit Agreement

SPECIAL VALUE CONTINUATION PARTNERS, LP, as a Term B Lender

By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title: Authorized Signatory :

TENNENBAUM OPPORTUNITIES PARTNERS V, LP, as a Term B Lender

By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:	/s/ Authorized Signatory Name: Authorized Signatory
Title: Authorized Signatory
Borders DIP Credit Agreement

1903 ONSHORE FUNDING, LLP, as a Term B Lender

By:	GB Merchant Partners, LLC
Its:	Investment Manager

By: Name:	/s/ Authorized Signatory Authorized Signatory
Title:	Authorized Signatory

1903 OFFSHORE LOANS SPV LIMITED, as a Term B Lender

By:	GB Merchant Partners, LLC
Its:	Investment Manager

By: Name:	/s/ Authorized Signatory Authorized Signatory
Title:	Authorized Signatory
Borders DIP Credit Agreement

STONE TOWER CREDIT FUNDING I LTD., as a Term B Lender

By:	Stone Tower Fund Management LLC
Its:	Collateral Manager

By: Name:	/s/ Authorized Signatory Authorized Signatory
Title:	Authorized Signatory
Borders DIP Credit Agreement

CIT CAPITAL SECURITIES, LLC, as Syndication Agent and as a Lender

By: Name:	/s/ Authorized Signatory Authorized Signatory
Title:	Authorized Signatory

Address for notices:

Attn:

Facsimile:

Lending office:

Borders DIP Credit Agreement

CRYSTAL FINANCIAL LLC, as a Lender

By: Name:	/s/ Authorized Signatory Authorized Signatory
Title:	Authorized Signatory

Address for notices:

Attn:

Facsimile:

Lending office: